Filed pursuant to Rule 424(b)(4)
Registration Statement No. 333-185470

PROSPECTUS

1,620,000 Shares of Common Stock
Warrants to Purchase 810,000 Shares of Common Stock

We are offering 1,620,000 shares of common stock, $0.001 par value per share and warrants to purchase 810,000 shares of common stock. The warrants will have a per share exercise price of $6.25. The warrants are exercisable immediately and will expire five years from the date of issuance.

Our common stock is presently quoted on OTCQB, a quotation service that displays real-time quotes, last-sale prices, and volume information in over-the-counter equity securities, under the symbol “MICT”.

We have received approval to have the common stock and warrants listed on The NASDAQ Capital Market under the symbols “MICT” and “MICTW”, respectively. We expect that the common stock and warrants will begin trading on The NASDAQ Capital Market on April 24, 2013. On April 23, 2013, the last reported sale price for our common stock was $11.50 per share.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 9 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Per Warrant	Total
Public offering price	$5.00	$0.01	$8,108,100
Underwriting discounts and commissions(1)	$0.35	$0.0007	$567,567
Proceeds to us, before expenses	$4.65	$0.0093	$7,540,533
(1)	The underwriters will receive compensation in addition to the underwriting discounts and commissions. See “Underwriting” for a description of compensation payable to the underwriters.

We have granted the underwriters a 45-day option, exercisable by the underwriters in full or in part at any time and from time to time, to purchase up to an additional 243,000 shares of common stock and/or 121,500 warrants solely to cover over-allotments, if any. If the underwriters exercise the option in full, the total discounts and commissions will be $652,702, and the total proceeds, before expenses, to us will be $8,671,613.

The underwriters expect to deliver our securities to investors in this offering on or about April 29, 2013.

Aegis Capital Corp

The date of this prospectus is April 23, 2013

You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. We are not, and the underwriters are not, making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

For investors outside the United States:  Neither we nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

We obtained statistical data, market data and other industry data and forecasts used throughout this prospectus from market research, publicly available information and industry publications. While we believe that the statistical data, industry data and forecasts and market research are reliable, we have not independently verified the data, and we do not make any representation as to the accuracy of the information.

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PROSPECTUS SUMMARY

This summary highlights material information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making an investment decision. We urge you to read this entire prospectus carefully, including the “Risk Factors” section and condensed consolidated financial statements and related notes appearing elsewhere in this prospectus, before making an investment decision. Unless the context provides otherwise, all references in this prospectus to “Micronet Enertec,” “we,” “us,” “our,” the “Company,” the “Registrant” or similar terms, refer to Micronet Enertec Technologies, Inc. and our wholly-owned subsidiaries and Micronet (as defined below). Unless otherwise noted, (1) all references to “dollars” or “$” are to United States dollars and all references to “NIS” are to New Israeli shekels and (2) all of the information provided on a pro forma basis assumes completion of our acquisition of Micronet on January 1, 2012.

Micronet Enertec Technologies, Inc.

Our Business

We are a Delaware corporation that was formed on January 31, 2002. On March 14, 2013, we changed our corporate name from Lapis Technologies, Inc. to Micronet Enertec Technologies, Inc. We operate through two Israel-based companies, Enertec Systems 2001 Ltd, or Enertec, our wholly-owned subsidiary, and Micronet Ltd, or Micronet, in which we have a controlling interest, which develop, manufacture, integrate and globally market rugged computers, tablets and computer-based systems and instruments for the commercial, defense and aerospace markets. Our products, solutions and services are designed to perform in severe environments and battlefield conditions.

Micronet operates in the growing commercial Mobile Resource Management, or MRM market. Micronet designs, develops, manufactures and sells rugged mobile computing devices that provide fleet operators and field workforces with computing solutions in challenging work environments. Micronet’s vehicle cabin installed and portable tablets increase workforce productivity and enhance corporate efficiency by offering computing power and communication capabilities that provide fleet operators with visibility into vehicle location, fuel usage, speed and mileage. Micronet’s customers consist primarily of application service providers, or ASPs, and solution providers specializing in the MRM market. Currently, Micronet does not sell to end-users. Its customers are generally MRM solution and service providers, such as Trimble Navigation Limited, or Trimble, primarily through its subsidiary PeopleNet Communications Corp., or PeopleNet, and XRS Corporation. These companies sell Micronet’s products as part of their MRM systems and solutions. Micronet has customers in 20 countries. The United States currently constitutes its largest market, representing approximately 92% and 86% of revenue for the years ended December 31, 2012 and 2011, respectively. For the year ended December 31, 2011, Micronet’s largest customer was PeopleNet, which represented approximately 39% of its revenues. The next largest customer represented approximately 16% of its revenues. For the year ended December 31, 2012, Trimble and PeopleNet combined (as a result of the acquisition of PeopleNet by Trimble) represented approximately 79% of Micronet’s revenues. In the year ended December 31, 2012 no other customer accounted for more than 9% of Micronet’s revenue.

We acquired control of Micronet in September 2012 and until January 21, 2013 we owned 50.1% of Micronet. On January 21, 2013, each of Micronet’s Chairman of the board of directors and Chief Executive Officer exercised certain options to purchase Micronet ordinary shares. Collectively, Micronet’s Chairman, its Chief Executive Officer and other executives currently hold options exercisable for approximately 4% of Micronet’s outstanding ordinary shares, and approximately 90% of these options are “in the money”, meaning the exercise price is less than the current market price. In addition, securities convertible into approximately 1.75% of Micronet’s outstanding ordinary shares are outstanding; however, these securities are not currently “in the money.” As a result of the stock option exercises, our ownership of Micronet shares was diluted from 50.1% to 48.06%. Because of Micronet’s current business and future prospects, we intend to control at least a majority of the outstanding Micronet ordinary shares. On March 17, 2013, we entered into a voting agreement with Shlomo Shalev, Micronet’s Chairman who holds approximately 3% of Micronet’s outstanding ordinary shares and options exercisable for approximately 2% of Micronet’s outstanding ordinary shares, pursuant to which we agreed to meet with Mr. Shalev prior to each shareholders meeting of Micronet to coordinate our voting on each matter to be voted upon and, in the event we are not able to reach an agreement with respect to voting, Mr. Shalev will vote all of his Micronet shares in accordance with our instructions. The voting agreement may be terminated by either party upon 90 days’ prior written notice. In addition, we plan to exercise certain options we own to buy additional Micronet ordinary shares and increase our actual percentage ownership of Micronet to at least 50.1%. Currently, the exercise prices of our options are less than the market price of Micronet’s ordinary shares.

Enertec operates in the Defense and Aerospace markets and designs, develops, manufactures and supplies various customized military computer-based systems, simulators, automatic test equipment and electronic instruments. Enertec’s solutions and systems are designed according to major aerospace integrators’ requirements and are integrated by them into critical systems such as command and control, missile fire control, maintenance of military aircraft and missiles for use by the Israeli Air Force and Navy and by foreign defense entities. Approximately 78% and 65% of our revenues for the years ended December 31, 2012 and 2011, respectively, were from independent business units or groups within Israeli Aerospace Industries Ltd., or IAI, the leading Israeli defense system integrator and approximately 11% and 26%, respectively, were from business units of Rafael Advanced Defense Systems Ltd., or Rafael, another Israeli state-owned major defense developer and integrator of critical weapon systems. These distinct units and groups create diversity to our business and revenue streams. The system integrators that are our primary customers market their solutions throughout the world and across the full spectrum of military applications (land, sea and air). Command and control systems represented approximately 75% and 74% of Enertec’s revenues for the years ended December 31, 2012 and 2011, respectively and our automated test equipment represented approximately 22% of Enertec’s revenues for the years ended December 31, 2012 and 2011, respectively.

Management believes that the demand for our products, systems and solutions is not affected significantly by fluctuations in any particular geographic market outside the State of Israel because our products, systems and solutions can be tailored to fit the needs of these different disciplines and are not limited to any specific geography.

Our Market Opportunity

The MRM market, in which we operate through Micronet, is growing and researchers forecast it will continue its double digit growth in the coming years. Clement Driscoll and Mark Licht in Mobile Resource Management Systems Market Overview; Telematics for Fleet Management USA 2012, dated November 13, 2012, or the Driscoll Licht Report, estimated that in 2012 globally there were approximately 13.8 million subscribers to MRM services and forecasted that the number of subscribers will grow to approximately 32 million by 2016. Further, as outlined in the Driscoll Licht Report, in the United States, which historically has been Micronet’s largest market, there are currently approximately 5.7 million mobile data devices in service in MRM systems, which number is projected to grow to approximately 9.0 million by the end of 2015. In 2011, the global penetration rate of MRM systems was approximately 7%. The global penetration rate is forecasted to grow to approximately 14% by 2016. In the United States, which is the most advanced market, the penetration rate was approximately 15% in 2011. According to the Driscoll Licht Report, based on market, technology and regulatory developments in the past several years, the U.S. market penetration rate is projected to reach approximately 27% of all fleets by 2016.

The defense and homeland security market, in which we operate through Enertec, includes the design and manufacturing of electronic systems developed to enhance large-scale military land, airborne and seaborne tactical platforms. These systems include military computer based systems, simulators, automatic test equipment and electronic instruments that are used or integrated in critical weapon systems such as command and control systems, missile fire control systems, support military aircraft systems and other defense systems and equipment such as night visions systems, unmanned aerial vehicle, or UAV, systems, laser products, airborne photography measures, processing and display of data systems and communications systems. In the Israeli defense market, Israeli providers supply a significant portion of their products to the Israeli defense forces specifically in view of the continuing defense needs of the State of Israel. However, the Israeli defense industry is also a well respected exporter of its products to armies and security forces worldwide and such international markets provide for stable demand for military and security products.

Our Strategy

Our strategy focuses on continued internal growth through diligent efforts in our traditional growing markets with new technologies and innovative systems and products, as well as the development of new potential segments and markets. To enhance our growth, we also look for appropriate acquisitions to complement and expand our offerings, support our goals and increase our competitive strengths. We concentrate the majority of our resources, including our marketing and sales efforts, in the United States, Israeli and European markets and the large growing Indian defense market.

In order to sell into the growing Indian defense market, in 2011 we entered into an agreement establishing a new joint venture with Amtek Defense Technologies Limited, or Amtek, a leading Indian industrial group, to market, manufacture and sell systems and solutions in India based on Enertec’s technological and engineering capabilities. Amtek organized and is operating the joint venture entity. However, our investment is subject to the approval of the Indian Foreign Investment Promotion Board, or FIPB. We have submitted all necessary materials to the FIPB and are awaiting its approval of our application to acquire our ownership stake. Management believes that the joint venture will enable us to deliver additional solutions to current and potential customers to satisfy their local procurement obligations in India that derive from their sales to Indian governmental entities. The joint venture also has the potential to create new sales opportunities in India and nearby markets.

Our Risks and Challenges

An investment in our securities involves a high degree of risk including risks related to our business, such as the following:

•	Our revenue is highly dependent on our products and our ability to develop new technologies.
•	Our business relates to developing sophisticated products, applications and new technologies, which entail significant risks and uncertainties.
•	We depend on a few major customers for a significant portion of our revenue.
•	If we are unable to successfully protect our proprietary rights, our competitive position will be harmed.
•	If others claim we infringe on their intellectual property rights, we may be subject to costly and time consuming litigation.
•	We face competition from companies that have greater resources than we do and we may not be able to effectively compete against these companies.
•	Our earnings and margins depend on our ability to perform under our contracts, the availability of raw materials and components and the adequate performance of our subcontractors.
•	Our operations can be negatively impacted by the recent hostilities between the State of Israel and Hamas in Gaza, and by any other political, economic and military instability in Israel.

We are subject to a number of additional risks which you should be aware of before you buy our securities. The risks are discussed more fully in the section entitled “Risk Factors” following this prospectus summary.

Recent Developments

As stated above, in September 2012, we acquired through a wholly owned subsidiary a controlling interest in Micronet. In connection with the acquisition of Micronet we entered into an Amended and Restated Note and Warrant Purchase Agreement, dated as of September 7, 2012, with UTA Capital LLC, a Delaware limited liability company, or UTA, which, among other things, provided for issuance to UTA of a secured promissory note in the principal amount of $3,000,000 in order to assist the company in financing the acquisition of Micronet.

In December 2012, we paid UTA $2,500,000 in partial repayment of our aggregate $6,000,000 debt owed to UTA using the proceeds of a new bank loan we obtained at such time from an Israeli bank on more favorable terms.

In January 2013, we and UTA amended the terms of the Amended and Restated Note and Warrant Purchase Agreement and the related secured promissory notes to provide that any net proceeds of any equity financing by us or any of our subsidiaries will be applied as follows: (x) the first $4,000,000 may be retained by us or applied to reduce other obligations of ours or a subsidiary of ours, and (y) 75% of the excess of such net proceeds over $4,000,000 may be retained by us or applied to reduce other obligations of ours or a subsidiary of ours, and the remaining 25% shall be applied (A) first to the repayment of the First Note (as defined below) held by UTA and (B) second, to the extent any proceeds remain, to the repayment of the Second Note (as defined below). We and UTA also agreed upon the application of our December 2012 prepayment of $2,500,000 owed to UTA and the release of the Enertec Pledge (as defined below). In consideration for the amendments and releases we agreed to pay UTA $480,000 in cash or a combination of cash and shares of our common stock.

On March 8, 2013, UTA fully exercised the warrants it received in connection with the Amended and Restated Note and Warrant Purchase Agreement described above, and we issued an aggregate of 726,746 shares of common stock to UTA upon such exercise, which represents approximately 18.3% of our outstanding common stock as of April 22, 2013. The warrant to purchase 476,113 shares of common stock issued to UTA in September 2011 was exercised for the full amount of such shares at an aggregate exercise price of $476,113 based on an exercise price of $1.00 per share, which exercise price was paid by reducing the $480,000 we owed UTA for the amendments and releases described above. The warrant to purchase 300,000 shares of common stock issued to UTA in September 2012 was exercised for 250,633 shares through a cashless exercise method.

On March 14, 2013, we completed a 1-for-2 reverse split of our then issued and outstanding common stock which, for trading purposes, was effective on March 18, 2013, or the 1-for-2 Reverse Split.

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for additional information on these recent developments.

Our Corporate Information

We were incorporated in Delaware on January 31, 2002. Our executive offices in the United States are located at 70 Kinderkamack Road, Emerson, New Jersey 07630. Our telephone number is (201) 225-0190. Our executive offices in Israel are located at 16 Hacharoshet Street, Or Yehuda 60375, Israel, P.O. Box 1144, 60200. Our telephone number in Israel is 972(3) 533-5126.

The Offering

Securities offered by us
1,620,000 shares of common stock and warrants to purchase 810,000 shares of common stock.
Common stock to be outstanding after this offering
5,588,246 shares of common stock (6,398,246 if the warrants are exercised in full). If the underwriter’s over-allotment option is exercised in full, the total number of shares of common stock outstanding immediately after this offering would be 5,831,246 (6,762,746 if all warrants are exercised in full).
Description of Warrants
The warrants will have a per share exercise price of $6.25. The warrants are exercisable immediately and will expire five years from the date of issuance.
Anti-dilution
The exercise price and the number of shares of common stock purchasable upon the exercise of the warrants are subject to adjustment upon the occurrence of specific events, including stock dividends, stock splits, combinations and reclassifications of our common stock.
Over-allotment option
We have granted to the underwriters an option to purchase up to an additional 243,000 shares of common stock and/or 121,500 warrants, exercisable solely to cover over-allotments, if any, at the applicable public offering price less the underwriting discounts and commissions shown on the cover page of this prospectus. The underwriters may exercise this option in full or in part at any time and from time to time until 45 days after the date of this prospectus.
Use of proceeds
We estimate that our net proceeds from this offering will be approximately $6,740,000, after deducting the underwriting discounts and commissions and estimated offering expenses, or $7,871,000 if the underwriters exercise their over-allotment option in full. We currently intend to use (i) approximately $1.125 million of the net proceeds received from this offering to repay a portion of our debt to UTA, (ii) up to $1.250 million of the net proceeds received from this offering to repay a portion of the debt incurred by our subsidiary, Enertec Electronics Ltd, on December 17, 2012 and (iii) approximately $625,000 to purchase additional Micronet ordinary shares pursuant to our options described above. We intend to use the remainder of the net proceeds received from this offering to expand our sales and marketing efforts, to increase our product offerings, including through potential acquisitions or purchases of relevant licenses, and for working capital and general corporate purposes. Accordingly, we have not allocated the remainder of the proceeds for any specific purpose at this time.
OTCQB trading symbol
MICT
The NASDAQ Capital Market listing symbols
Common Stock — MICT Warrants — MICTW

Risk Factors
Investing in our securities involves a high degree of risk. As an investor, you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 9.

The number of shares of common stock that will be outstanding after this offering set forth above is based on 3,968,246 shares of common stock outstanding as of April 22, 2013, reflects the 1-for-2 Reverse Split and excludes the following:

•	500,000 shares of common stock reserved for issuance under our 2012 Stock Incentive Plan; and
•	81,000 shares of common stock underlying the warrants to be issued to the underwriters in connection with this offering.

Unless specifically stated otherwise, all information in this prospectus:

•	is based on 3,968,246 shares of common stock outstanding as of April 22, 2013;
•	reflects the 1-for-2 Reverse Split; any fractional shares of our common stock resulting from such reverse split shall be paid in cash to our stockholders;
•	excludes 810,000 shares of common stock underlying the warrants to be sold in this offering;
•	assumes no exercise by the underwriters of their option to purchase up to an additional 243,000 shares of common stock and/or 121,500 warrants to cover over-allotments, if any; and
•	excludes 81,000 shares of common stock underlying the warrants to be issued to the underwriters in connection with this offering.

Summary Financial Data

The following summary consolidated statements of operations for the years ended December 31, 2012 and 2011 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The historical financial data presented below is not necessarily indicative of our financial results in future periods. You should read the summary consolidated financial data in conjunction with those financial statements and the accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The pro forma data combines the consolidated historical statement of operations of Micronet Enertec and of the acquired Micronet businesses as if the Micronet acquisition had been completed on January 1, 2012. This pro forma information should be read in conjunction with the respective consolidated historical financial statements, and the related notes, of Micronet Enertec and the acquired Micronet businesses included elsewhere in this prospectus. The pro forma adjustments reflecting the consummation of the Micronet acquisition are based on the purchase method of accounting, available financial information and the estimates and assumptions described in the notes to the “Unaudited Pro Forma Consolidated Combined Financial Information.” Our consolidated financial statements are prepared and presented in accordance with United States generally accepted accounting principles, or U.S. GAAP.

	For the year ended December 31,
	Pro Forma 2012	2012	2011
	(unaudited)
	(in thousands, except share and per share amounts)
Consolidated Statements of Operations Data:
Revenue	$37,492	$17,788	$10,146
Cost of revenue	25,785	13,790	6,297
Gross profit	11,707	3,998	3,849
Operating expenses	7,670	4,323	1,956
Income (loss) from operations	4,037	(325)	1,893
Other (loss) income	266	4,893	(534)
Net income	$4,303	$4,568	$1,359
Net income attributable to Micronet Enertec	$2,840	$5,417	$1,359
Income per share attributable to Micronet Enertec, basic	$0.88	$1.67	$0.42
Weighted average number of common shares outstanding, basic	3,241,500	3,241,500	3,241,500

The following table presents consolidated balance sheet data as of December 31, 2012 on:

•	an actual basis; and
•	a pro forma as adjusted basis, giving effect to the sale of the shares and warrants in this offering at the public offering price of $5.00 per share and $0.01 per warrant, after deducting underwriting discounts and commissions and other estimated offering expenses payable by us, and the effect of the acquisition of Micronet as if it had occurred on January 1, 2012.

	As of December 31, 2012
	Actual	Pro Forma As Adjusted(1)
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$10,611	$14,791
Working capital	19,430	25,545
Total assets	37,931	42,111
Common Stock and additional paid in capital	960	8,178
Total stockholders’ equity	16,868	22,983

(1)	A $1.00 increase or decrease in the public offering price per share would increase or decrease our cash and cash equivalents, working capital, total assets and total stockholders’ equity by approximately $1,490,400, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the underwriting discount and estimated offering expenses payable by us.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the following risk factors, as well as the other information in this prospectus (including our financial statements and the related notes appearing at the end of this prospectus), before deciding whether to invest in our securities. Investment risks can be market-wide as well as unique to a specific industry or company. The market risks faced by an investor in our common stock and warrants are similar to the uncertainties faced by investors in a broad range of industries. There are, however, some risks that apply more specifically to the Company because our business is focused on developing, manufacturing, integrating and marketing globally rugged and military computers, tablets and computer based systems and instruments for the commercial, defense and aerospace markets. These customer relationships involve certain unique risks. Our business is also exposed mainly to common risks, such as the ongoing development of high technology products and the price, availability and quality of commodities and subsystems. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. The occurrence of any of the following risks could harm our business, financial condition, results of operations or growth prospects. In that case, the trading price of our securities could decline, and you may lose all or part of your investment.

Risks Related to Our Business and Industry

Potential political, economic and military instability in Israel could adversely affect our operations.  The principal offices and operating facilities of Enertec and Micronet are located in Israel. Accordingly, political, economic and military conditions in Israel directly affect our operations. Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its Arab neighbors. A state of hostility, varying in degree and intensity, has led to security and economic problems for Israel. Since October 2000, there has been an increase in hostilities between Israel and the Palestinian Arabs, which has adversely affected the peace process and has negatively influenced Israel’s relationship with its Arab citizens and several Arab countries, including the recent Israel-Gaza conflict. Such ongoing hostilities may hinder Israel’s international trade relations and may limit the geographic markets where we can sell our products and solutions. Hostilities involving or threatening Israel, or the interruption or curtailment of trade between Israel and its present trading partners, could materially and adversely affect our operations.

In addition, Israel-based companies and companies doing business with Israel have been the subject of an economic boycott by members of the Arab League and certain other predominantly Muslim countries since Israel’s establishment. Although Israel has entered into various agreements with certain Arab countries and the Palestinian Authority, and various declarations have been signed in connection with efforts to resolve some of the economic and political problems in the Middle East, we cannot predict whether or in what manner these problems will be resolved. Wars and acts of terrorism have resulted in significant damage to the Israeli economy, including reducing the level of foreign and local investment.

Furthermore, certain of our officers and employees may be obligated to perform annual reserve duty in the Israel Defense Forces and are subject to being called up for active military duty at any time. All Israeli male citizens who have served in the army are subject to an obligation to perform reserve duty until they are between 40 and 49 years old, depending upon the nature of their military service.

If we are unable to develop new products and maintain a qualified workforce we may not be able to meet the needs of our customers in the future.  Virtually all of the products that we produce and sell are highly engineered and require sophisticated manufacturing and system-integration techniques and capabilities. The markets and industry in which we operate are characterized by rapidly changing technologies. The products, systems and solutions needs of our customers change and evolve regularly. Accordingly, our future performance depends on our ability to develop and manufacture competitive products and solutions, and bring those products to market quickly at cost-effective prices. In addition, because of the highly specialized nature of our business, we must be able to hire and retain the skilled and qualified personnel necessary to perform the services required by our customers. If we are unable to develop new products that meet customers’ changing needs or successfully attract and retain qualified personnel, our future revenues and earnings may be adversely affected.

We are dependent on the services of our executive officers, whose potential conflicts of interest may not permit us to effectively execute our business strategy.  We currently depend on the continued services and performance of our executive officers, particularly David Lucatz, our Chairman, Chief Executive Officer and President. Mr. Lucatz also serves as the President, Chairman and Chief Executive Officer of D.L. Capital Ltd., or DLC, the primary asset of which is its ownership of shares of our common stock. We have a management and consulting services agreement with DLC. Pursuant to a separate management and consulting services agreement, Mr. Lucatz has agreed to devote 60% of his time to Micronet matters for the three-year term of that agreement. In addition, Tali Dinar, our Chief Financial Officer, has an employment agreement with Micronet pursuant to which she is to devote 80% of her time to its matters for the duration of such agreement. Our business and results of operations may suffer if Mr. Lucatz, or any of our other executive officers or directors, is unable to devote the attention necessary to our overall business strategy and operations.

Developing new technologies entails significant risks and uncertainties that may cause us to incur significant costs and could have a material adverse effect on our operating results, financial condition, and/or cash flows.  A significant portion of our business relates to developing sophisticated products and applications. New technologies may be untested or unproven. In addition, we may incur significant liabilities that are unique to our products and services. While we maintain insurance for some business risks, it is not practicable to obtain coverage to protect against all operational risks and liabilities. In addition, we may seek limitation of potential liability related to the sale and use of our products and systems. We may elect to provide products or services even in instances where we are unable to obtain such indemnification or qualification. Accordingly, we may be forced to bear substantial costs resulting from risks and uncertainties of our products and products under development, which could have a material adverse effect on our operating results, financial condition and/or cash flows.

If we are unable to effectively protect our proprietary technology, our business and competitive position may be harmed.  Our success and ability to compete are dependent on our proprietary technology. The steps each of our operations, Enertec and Micronet, has taken to protect its proprietary rights may not be adequate and we may not be able to prevent others from using our proprietary technology. The methodologies and proprietary technology that constitute the basis of each of Enertec’s and Micronet’s solutions and products are not protected by patents. Existing trade secret, copyright and trademark laws and non-disclosure agreements to which each of Enertec and Micronet is a party offer only limited protection. Therefore, others, including Enertec’s or Micronet’s competitors, may develop and market similar solutions and products, copy or reverse engineer elements of Enertec’s systems or Micronet’s production lines, or engage in the unauthorized use of Enertec’s or Micronet’s intellectual property. Any misappropriation of Enertec’s or Micronet’s proprietary technology or the development of competitive technology may have a significant adverse effect on Enertec’s or Micronet’s ability to compete and may harm our business and financial position.

We may incur substantial costs as a result of a litigation or other proceeding relating to property rights.  Third parties may challenge the validity of Enertec’s or Micronet’s intellectual property rights or bring claims regarding Enertec’s or Micronet’s infringement of a third party’s property rights. This may result in costly litigation or other time-consuming and expensive judicial or administrative proceedings, which could deprive us of valuable rights, cause us to incur substantial expenses and cause a diversion for technical and management personnel. An adverse determination may subject us to significant liabilities or require us to seek licenses that may not be available from third parties on commercially favorable terms, if at all. Further, if such claims are proven valid, through litigation or otherwise, we may be required to pay substantial financial damages or be required to discontinue or significantly delay the development, marketing, sale or licensing of the affected products and intellectual property rights.

Our earnings and margins may be negatively impacted if we are unable to perform under our contracts.  When agreeing to contractual terms, our management makes assumptions and projections about future conditions or events. These projections assess:

•	the productivity and availability of labor;
•	the complexity of the work to be performed;
•	the cost and availability of materials;

•	the impact of delayed performance; and
•	the timing of product deliveries.

If there is a significant change in one or more of these circumstances or estimates, or if we face unexpected contract costs, the profitability of one or more of these contracts may be adversely affected and could affect, among other things, our earnings and margins, due to the fact that our contracts are often made on a fixed-price basis.

Our earnings and margins could be negatively affected by deficient subcontractor performance or unavailable raw materials or components.  We rely on other companies to provide raw materials, major components and subsystems for our products. Subcontractors perform some of the services that we provide to our customers. We depend on these subcontractors and vendors to meet our contractual obligations in full compliance with customer requirements. Occasionally, we rely on only one or two sources of supply that, if disrupted, could have an adverse effect on our ability to meet our commitments to customers. Our ability to perform our obligations as a prime contractor may be adversely affected if one or more of these suppliers is unable to provide the agreed-upon supplies or perform the agreed-upon services in a timely and cost-effective manner. Further, deficiencies in the performance of our subcontractors and vendors could result in a customer terminating a contract for default. A termination for default could expose us to liability and adversely affect our financial performance and our ability to win new contracts.

We depend on major customers for a significant portion of our revenues and our future revenues and earnings could be negatively impacted by the loss or reduction of the demand for our products or services by such customers.  A significant portion of our annual revenues in the past two years were from a few leading customers that are large scale strategic Israeli defense groups (Rafael, IAI). Following the acquisition of Micronet, PeopleNet, a subsidiary of Trimble, which operates in the U.S. market, has been added as a major customer. In view of the above, as of December 31, 2012, we had three customers that combined account for approximately 90% of our accounts receivable. This is in comparison to 2011 during which we had two customers which accounted for 90% of accounts receivable as of December 31, 2011.

Israeli defense spending historically has been driven by perceived threats to the country’s national security. Although Israel has been under a sustained elevated threat level in recent years, we cannot provide any assurance that its defense budget will continue to grow at the pace it has over the past decade. A decrease in Israel’s defense spending or changes in spending allocation could result in one or more of our programs being reduced, delayed or terminated. Reductions in our existing programs could adversely affect our future revenues and earnings. In the MRM market, most of our major customers do not have any obligation to purchase additional products or services from us. Therefore, we cannot provide any assurance that any of our leading customers will continue to purchase solutions, products or services at levels comparable to previous years. A substantial loss or reduction in Micronet’s existing programs could adversely affect our future revenues and earnings.

We operate in a highly competitive and fragmented market and may not be able to maintain our competitive position in the future.  A number of larger competitors have recently entered the MRM market in which Micronet operates. These large companies have far greater development and capital resources than Micronet. Further, there are competitors of Micronet that offer solutions, products and services similar to those offered by Micronet. If they continue, these trends could undermine Micronet’s competitive strength and position and adversely affect our earnings and financial condition.

Micronet may cease to be eligible for, or receive reduced, tax benefits under Israeli law, which could negatively impact our profits in the future.  Micronet currently receives certain tax benefits under the Israeli Law for Encouragement of Capital Investments of 1959, as a result of the designation of its production facility as an “Approved Enterprise.” To maintain its eligibility for these tax benefits, Micronet must continue to meet several conditions including, among others, generating more than 25% of its gross revenues outside the State of Israel and continuing to qualify as an “Industrial Company” under Israeli tax law. An Industrial Company, according to the applicable Israeli law (Law for the Encouragement of Industry (Taxes), 1969), is a company that resides in Israel (either incorporated in Israel or managed and controlled from Israel) that, during the relevant tax year, derives at least 90% of its income from an Industrial Factory. An Industrial

Factory means a factory that is owned by an Industrial Company and where its manufacturing operations constitute a vast majority of the factory’s total operations/business. The tax benefits of qualifying as an Industrial Company include a reduction of the corporate tax from 25% to 15%. In addition, in recent years the Israeli government has reduced the benefits available under this program and has indicated that it may further reduce or eliminate benefits in the future. There is no assurance that Micronet will continue to qualify for these tax benefits or that such tax benefits will continue to be available at their current level, or at all. The termination or reduction of these tax benefits would increase the amount of tax payable by Micronet and, accordingly, reduce its net profit after tax and negatively impact our profits.

Because almost all of our officers and directors are located in non-U.S. jurisdictions, you may have no effective recourse against our management for misconduct.  Currently a majority of our directors and officers are nationals and/or residents of countries other than the United States, and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to enforce within the United States any judgments obtained against such officers or directors, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any U.S. state. Additionally, it may be difficult to enforce civil liabilities under U.S. securities law in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws because Israel is not the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact, which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law.

Our financial results may be negatively affected by foreign exchange rate fluctuations.  Our revenues are mainly denominated in U.S. currency and our costs are mainly denominated in Israeli currency. Where possible, we match sales and purchases in these and other currencies to achieve a natural hedge. Currently, neither Enertec nor Micronet has a policy with respect to the use of derivative instruments for hedging purposes, except that both Enertec and Micronet will consider engaging in such hedging activities on a case by case basis. To the extent we are unable to fully match our sales and purchases in different currencies, our business will be exposed to fluctuations in foreign exchange rates.

If we fail to manage our growth, our business could be disrupted and our profitability could be reduced.  We have experienced rapid growth in recent periods through both the acquisition of Micronet and organic growth. As a result of our acquisition of Micronet, the number of our employees has effectively doubled since September 2012. We expect our growth may significantly strain our management and other operational and financial resources. In particular, growth increases the integration challenges involved in recruiting, training and retaining skilled technical, marketing and management personnel; maintaining high quality standards; preserving our corporate culture, values and entrepreneurial environment; developing and improving our internal administrative infrastructure, particularly our financial, operational, communications and other internal controls; and maintaining high levels of client satisfaction. If we are unable to manage growth effectively, our business, financial condition and results of operations will be materially adversely affected.

Our historical and pro forma condensed consolidated financial information may not be representative of our results as a combined company.  The pro forma condensed consolidated financial information included elsewhere in this prospectus is constructed from the separate financial statements of us and Micronet and may not represent the financial information that would result from operations of the combined companies. In addition, the pro forma condensed consolidated financial information included elsewhere in this prospectus is based in part on certain assumptions that we believe are reasonable. We cannot assure you that our assumptions will prove to be accurate over time. Accordingly, the historical and pro forma condensed consolidated financial information included elsewhere in this prospectus may not reflect what our results of operations and financial condition would have been had we been a combined entity during the periods presented, or what our results of operations and financial condition will be in the future. The challenge of integrating previously independent businesses makes evaluating our business and our future financial prospects difficult. Our potential for future business success and operating profitability must be considered in light of the risks, uncertainties, expenses and difficulties typically encountered by recently combined companies.

Our quarterly revenues may fluctuate as a result of seasonal variation within the Israeli military procurement industry.  Enertec’s revenues experience seasonal variations because Israeli Ministry of Defense project approvals are frequently provided after the start of the fiscal year. Therefore, new orders to the military suppliers, including Enertec, are often delayed until the second half of the year. In addition, some of our customers require deliveries during the fourth quarter of the year in order to fulfill contractual delivery obligations to their own customers. As a result, we often experience an increase in our fourth quarter sales relative to sales in other quarters.

If our beneficial ownership of Micronet’s ordinary shares declines, we may not be able to treat Micronet as our subsidiary, which may adversely affect our financial condition and results of operations. We currently hold 48.06% of Micronet’s outstanding ordinary shares through our subsidiary Enertec Electronics. Micronet’s chairman has agreed to vote all of the shares he currently holds or acquires through stock option exercises according to our voting instructions; therefore, we may be deemed to beneficially own more than a majority of Micronet’s ordinary shares. However, the voting agreement is terminable by either party upon 90 days’ written notice to the other, which would reduce our beneficial ownership of Micronet. In addition, Micronet’s chairman, chief executive officer and others hold outstanding stock options to purchase ordinary shares of Micronet that, in the aggregate, represent approximately 4% of Micronet’s outstanding ordinary shares and securities convertible into approximately 1.75% of Micronet’s outstanding ordinary shares are also outstanding. If these options are exercised or securities are converted, our beneficial ownership may be reduced depending on who exercises these options and whether the voting agreement is in effect at that time. Although we hold certain call options to acquire additional outstanding ordinary shares of Micronet pursuant to the September 2012 purchase agreement described elsewhere in this prospectus, we cannot give any assurance that the exercise price of our call options will be “in the money”. In addition, if Micronet issues additional ordinary shares that dilutes our beneficial ownership, we cannot give any assurance that Enertec Electronics will have the funds necessary to exercise sufficient call options or that financing will be available on commercially reasonable terms or at all. If we are unable to consider Micronet as a consolidated subsidiary, our financial condition and results of operations may be adversely affected and may cause interest in or the market price of our securities to decline.

Risks Related to this Offering and Ownership of our Securities

Your ability to influence corporate decisions may be limited because ownership of our common stock is concentrated.  Our directors and executive officers as a group beneficially owned 2,597,200 shares (approximately 65.4% of our outstanding common stock as of the date of this prospectus). As a result of their ownership of our common stock, our directors and executive officers, collectively, may be able to control matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. Such concentration of ownership may also have the effect of delaying or preventing a change in control of the company, and this may have a material adverse effect on the trading price of our common stock and warrants.

Provisions in our corporate charter documents and under Delaware law could make an acquisition of us, which may be beneficial to our stockholders, more difficult and may prevent attempts by our stockholders to replace or remove our current management.  Provisions in our certificate of incorporation, as amended, and amended and restated bylaws may discourage, delay or prevent a merger, acquisition or other change in control of us that stockholders may consider favorable, including transactions in which you might otherwise receive a premium for your common stock or warrants. These provisions could also limit the price that investors might be willing to pay in the future for our securities, thereby depressing the market price of our securities. In addition, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors. Because our board of directors is responsible for appointing the members of our management team, these provisions could in turn affect any attempt by our stockholders to replace current members of our management team.

Moreover, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the General Corporation Law of the State of Delaware, or the DGCL, which prohibits a person who owns in excess of 15% of our outstanding voting stock from merging or combining with us for a period of three years after the date of the transaction in which the person acquired in excess of 15% of our outstanding voting stock, unless the merger or combination is approved in a prescribed manner. We have not opted out of the restrictions under Section 203.

Our stockholders may experience significant dilution as a result of any additional financing using our equity securities and/or debt securities.  To the extent that we raise additional funds by issuing equity securities or convertible debt securities, our stockholders may experience significant dilution. Sale of additional equity and/or convertible debt securities at prices below certain levels will trigger anti-dilution provisions with respect to certain securities we have previously sold. If additional funds are raised through a credit facility or the issuance of debt securities or preferred stock, lenders under the credit facility or holders of these debt securities or preferred stock would likely have rights that are senior to the rights of holders of our common stock, and any credit facility or additional securities could contain covenants that would restrict our operations.

If the prices of our securities are volatile, purchasers of our securities could incur substantial losses.  The prices of our securities are likely to be volatile. As a result of this volatility, investors may not be able to sell their securities at or above the price paid in this offering. The market prices of our securities may be influenced by many factors, including but not limited to the following:

•	announcements of developments related to our business;
•	quarterly fluctuations in our actual or anticipated operating results;
•	announcements of technological innovations;
•	new products or product enhancements introduced by us or by our competitors;
•	developments in patents and other intellectual property rights and litigation;
•	developments in our relationships with our third party manufacturers and/or strategic partners;
•	developments in our relationships with our customers and/or suppliers;
•	regulatory or legal developments in the United States, Israel and other countries;
•	general conditions in the global economy; and
•	any other factors described in this “Risk Factors” section.

For these reasons and others, you should consider an investment in our securities as risky and invest only if you can withstand a significant loss and wide fluctuations in the value of your investment.

We have broad discretion in the use of the net proceeds from this offering and may use the net proceeds in ways with which you disagree.  Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our securities. You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the net proceeds are being used appropriately. The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business, cause the price of our securities to decline and delay the development of our product candidates. Pending the application of these funds, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.

Investors in this offering will experience immediate and substantial dilution in net tangible book value.  You will incur immediate and substantial dilution as a result of this offering. After giving effect to the sale by us of 1,620,000 shares of common stock and warrants to purchase 810,000 shares of common stock offered in this offering at a public offering price of $5.00 per share and $0.01 per warrant, and after deducting the underwriters’ discounts and commissions and estimated offering expenses payable by us, investors in this offering can expect an immediate dilution of $1.18 per share. To the extent that options or warrants are granted and/or exercised you will experience further dilution. See “Dilution” for a more complete description of how the value of your investment in our common stock will be diluted upon the completion of this offering.

Pursuant to our 2012 Stock Incentive Plan, our board of directors is authorized to award stock options to purchase shares of common stock to our officers, directors, employees and certain others, up to a total of 500,000 shares of common stock, subject to adjustment in the event of a stock split, stock dividend, recapitalization or similar capital change. As of the date of this prospectus, no awards or options had been granted under the 2012 Stock Incentive Plan. Stockholders will experience dilution in the event that shares of common stock are issued pursuant to the 2012 Stock Incentive Plan or any warrants that may be outstanding.

A sale of a substantial number of shares of our common stock or securities convertible into or exercisable for our common stock may cause the price of our common stock and our warrants to decline and may impair our ability to raise capital in the future.  Our common stock is traded on the OTCQB and, despite certain increases of trading volume from time to time, there have been periods when it could be considered “thinly-traded,” meaning that the number of persons interested in purchasing our common stock at or near bid prices at any given time may have been relatively small or non-existent. Finance transactions resulting in a large amount of newly issued securities that become readily tradable, or other events that cause current stockholders to sell shares, could place downward pressure on the trading price of our common stock and warrants. In addition, the lack of a robust resale market may require a stockholder who desires to sell a large number of shares of common stock or warrants to sell those securities in increments over time to mitigate any adverse impact of the sales on the market price of our stock and warrants. If our stockholders sell, or the market perceives that our stockholders intend to sell for various reasons, including the ending of restriction on resale, substantial amounts of our common stock in the public market, including shares issued upon the exercise of outstanding options or warrants, the market price of our common stock and warrants could fall. Sales of a substantial number of shares of our common stock or warrants may make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate. Moreover, we may become involved in securities class action litigation that could divert management’s attention and harm our business.

If securities or industry analysts do not publish research or reports or publish unfavorable research about our business, the price of our common stock and other securities and their trading volume could decline.  The trading market for our common stock and other securities will depend in part on the research and reports that securities or industry analysts publish about us or our business. We do not currently have and may never obtain research coverage by securities and industry analysts. If no securities or industry analysts commence coverage of us, the trading price for our common stock and other securities would be negatively affected. In the event we obtain securities or industry analyst coverage, if one or more of the analysts who covers us downgrades our securities, the price of our securities would likely decline. If one or more of these analysts ceases to cover us or fails to publish regular reports on us, interest in the purchase of our securities could decrease, which could cause the price of our common stock and other securities and their trading volume to decline.

We did not declare or pay cash dividends in either 2012 or 2011 and do not expect to pay dividends for the foreseeable future.  We have no dividends policy and will consider distributing dividends on a year by year basis. The payment of dividends, if any, in the future, rests within the discretion of our board of directors and will depend, among other things, upon our earnings, our capital requirements and our financial condition, as well as other relevant factors. There are no restrictions in our certificate of incorporation, as amended, or amended and restated bylaws that restrict us from declaring dividends. There are no assurances that we will pay dividends in the future.

If our common stock is subject to the Securities and Exchange Commission’s, or the SEC’s, penny stock rules, broker-dealers may experience difficulty in completing customer transactions and trading activity in our securities may be adversely affected.  Subject to certain exceptions such as if we have net tangible assets of $2,000,000 or more or our common stock has a market price per share of $5.00 or more (as calculated pursuant to SEC rules), transactions in our common stock will be subject to the SEC’s “penny stock” rules. If our common stock is subject to the “penny stock” rules promulgated under the Securities

Exchange Act of 1934, as amended, or the Exchange Act, broker-dealers may find it difficult to effectuate customer transactions and trading activity in our securities may be adversely affected. Under these rules, broker-dealers who recommend such securities to persons other than institutional accredited investors must: make a special written suitability determination for the purchaser; receive the purchaser’s written agreement to the transaction prior to sale; provide the purchaser with risk disclosure documents which identify certain risks associated with investing in “penny stocks” and which describe the market for these “penny stocks” as well as a purchaser’s legal remedies; and obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before a transaction in a “penny stock” can be completed. As a result, if our common stock is subject to the penny stock rules, the market price of our securities may be depressed, and you may find it more difficult to sell our securities.

You should be aware that, according to the SEC, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. These could affect low-priced stocks, such as ours, even if they do not qualify as “penny stocks” under the SEC rules. Such patterns include:

•	Control of the market for the security by one or a few broker-dealers,
•	“Boiler room” practices involving high-pressure sales tactics,
•	Manipulation of prices through prearranged matching of purchases and sales,
•	The release of misleading information,
•	Excessive and undisclosed bid-ask differentials and markups by selling broker-dealers, and
•	Dumping of securities by broker-dealers after prices have been manipulated to a desired level which hurts the price of the stock and causes investors to suffer losses.

Our shares of common stock and warrants are not yet listed for trading on a national securities exchange.  The listing of our shares of common stock and warrants on a national exchange is a condition to this offering. Although we have been approved to have our common stock and warrants listed for trading on The NASDAQ Capital Market, currently our common stock only trades on the OTCQB and is not listed for trading on any national securities exchange. In addition, there is no established trading market for the warrants being offered in this offering. Investments in securities trading on the OTCQB are generally less liquid than investments in securities trading on a national securities exchange. The pool of potential investors who may buy and sell on the OTCQB is limited. Many institutional investors have policies which preclude them from doing so. You may not be able to sell your securities at the time desired or at the price desired. The failure of our securities to be listed on a national securities exchange may have the effect of limiting the trading activity of our securities and reducing the liquidity of an investment in our common stock and warrants. The effects of not being able to list our securities on a national exchange include:

•	limited dissemination of the market price of our securities,
•	limited news coverage,
•	limited interest by investors in our securities,
•	volatility of our stock and warrant prices due to low trading volume,
•	increased difficulty in selling our securities in certain states due to “blue sky” restrictions, and
•	limited ability to issue additional securities or to secure additional financing.

There is presently no public market for the warrants to purchase common stock being sold in this offering.  There is presently no established public trading market for the warrants being offered in this offering and we do not expect a market to develop. Without an active market, the liquidity of the warrants will be limited. Further, the existence of the warrants may act to reduce both the trading volume and the trading price of our common stock.

Due to the speculative nature of warrants, there is no guarantee that it will ever be profitable for holders of the warrants to exercise the warrants.  The warrants being offered do not confer any rights of common stock ownership on its holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire shares of common stock at a fixed price for a limited period of time. Specifically, commencing on the date of issuance, holders of the warrants may exercise their right to acquire the common stock and pay an exercise price of $6.25 per share prior to five years from the date of issuance, after which date any unexercised warrants will expire and have no further value. Moreover, following this offering, the market value of the warrants is uncertain and there can be no assurance that the market value of the warrants will equal or exceed their public offering price. There can be no assurance that the market price of the common stock will ever equal or exceed the exercise price of the warrants, and consequently, whether it will ever be profitable for holders of the warrants to exercise the warrants.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, including statements regarding the safety and efficacy of our product candidates, the goals of our development activities, estimates of the potential markets for our product candidates, estimates of the capacity of manufacturing and other facilities to support our products, our expected future revenues, operations and expenditures and projected cash needs. The forward-looking statements are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that could cause our actual results, levels of activity, performance or achievement to differ materially from those expressed or implied by these forward-looking statements. These risks and uncertainties include, among others:

•	our ability to obtain additional funding to develop our products, solutions and services;
•	the need to obtain regulatory approval of our products;
•	our ability to commercialize our products, solutions and services;
•	market acceptance of our products, solutions and services;
•	our ability to establish an effective sales and marketing infrastructure;
•	competition from existing products or new products that may emerge;
•	regulatory difficulties relating to products that have already received regulatory approval;
•	potential product liability claims;
•	our ability to establish or maintain collaborations, licensing or other arrangements;
•	our ability and third parties’ abilities to protect intellectual property rights;
•	compliance with obligations under intellectual property licenses with third parties;
•	our ability to adequately support future growth; and
•	our ability to attract and retain key personnel to manage our business effectively.

Forward-looking statements include all statements that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential,” or the negative of those terms, and similar expressions and comparable terminology intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. These forward-looking statements represent our estimates and assumptions only as of the date of this prospectus and, except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this prospectus.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the common stock and warrants offered pursuant to this prospectus will be approximately $6,740,000, or approximately $7,871,000 if the underwriters exercise in full their option to purchase 243,000 additional shares and 121,500 additional warrants, based upon a public offering price of $5.00 per share and $0.01 per warrant, and after deducting the underwriting discounts and commissions and the estimated offering expenses that are payable by us.

We currently intend to use (i) approximately $625,000 to purchase additional ordinary shares of Micronet pursuant to two call options that are described in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, (ii) approximately $1.125 million to repay a portion of our debt to UTA, which matures on March 1, 2014 and has an interest rate of 8% per annum and (iii) up to $1.250 million of the net proceeds received from this offering to repay a portion of the debt incurred by our subsidiary, Enertec Electronics Ltd, on December 17, 2012. Approximately $2.370 million of this debt is a five-year term loan and bears an initial interest rate of prime plus 2.75% per annum and approximately $1.315 million is a short-term credit line with an initial interest rate of prime plus 2% per annum. Both of these interest rates are adjustable in accordance with the terms of the loan documents. The proceeds of this indebtedness were used to repay $2.500 million of our debt to UTA and to pay for the purchase of additional ordinary shares of Micronet and for working capital purposes.

We intend to use the remainder of the net proceeds received from this offering to expand our sales and marketing efforts, to increase our product offerings, including through potential acquisitions or purchases of relevant licenses, and for working capital and general corporate purposes. Our management has significant flexibility and broad discretion in applying the net proceeds received in this offering. The amount and timing of our actual expenditures will depend on numerous factors, including the status of our development efforts, sales and marketing activities and the amount of cash generated or used by our operations. Accordingly, we have not allocated the remainder of the proceeds for any specific purpose at this time. Further, we have no present agreement regarding any material acquisitions. Pending use of the net proceeds, we intend to invest in a combination of short-term bank deposits, interest-bearing, investment-grade securities.

DIVIDEND POLICY

We did not declare or pay cash dividends in either 2012 or 2011 and currently do not plan to declare dividends on shares of our common stock in the foreseeable future. We have no dividends policy and will consider distributing dividends on a year by year basis. We expect to retain our future earnings, if any, for use in the operation and expansion of our business. Subject to the foregoing, the payment of cash dividends in the future, if any, will be at the discretion of our board of directors and will depend upon such factors as earnings levels, capital requirements, our overall financial condition and any other factors deemed relevant by our board of directors.

CAPITALIZATION

The following table sets forth our cash and our capitalization as of December 31, 2012:

•	on an actual basis;
•	a pro forma as adjusted basis, giving effect to the sale of the shares and warrants in this offering at the public offering price of $5.00 per share and $0.01 per warrant, after deducting underwriting discounts and commissions and other estimated offering expenses payable by us.

You should read this table together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited and unaudited financial statements and the related notes appearing elsewhere in this prospectus.

	As of December 31, 2012
	Actual	Pro Forma As Adjusted
	(in thousands, except per share amounts)
Cash and cash equivalents	10,611	14,791
Total indebtedness (including current maturities)	11,671	9,736
Preferred stock; $.001 par value, 5,000,000 shares authorized, none issued and outstanding	—	—
Common stock; $.001 par value, 100,000,000 shares authorized, 3,241,500 (pro forma 5,588,246) shares issued and outstanding	3	5
Additional paid-in capital	957	8,178
Accumulated other comprehensive income	233	233
Retained earnings	8,918	8,438
Stockholders’ equity in Micronet Enertec	10,111	16,854
Non-controlling interest in subsidiary	6,757	6,129
Total stockholders’ equity	16,868	22,983
Total capitalization	28,539	32,719

DILUTION

If you invest in our securities, your interest will be immediately and substantially diluted to the extent of the difference between the public offering price per share of our common stock and the pro forma net tangible book value per share of our common stock after giving effect to this offering.

Our pro forma net tangible book value as of December 31, 2012 was $15,233,000 or $3.84 per share of common stock, based upon 3,968,246 shares outstanding. After giving effect to the sale of the shares and warrants in this offering at the public offering price of $5.00 per share and $0.01 per warrant, at December 31, 2012, after deducting underwriting discounts and commissions and other estimated offering expenses payable by us, our pro forma as adjusted net tangible book value at December 31, 2012 would have been approximately $21,348,000, or $3.82 per share. This represents an immediate decrease in pro forma net tangible book value of approximately $0.02 per share to our existing stockholders, and an immediate dilution of $1.18 per share to investors purchasing shares in the offering.

Dilution in pro forma net tangible book value per share represents the difference between the amount per share paid by purchasers of our common stock and warrants in this offering and the pro forma net tangible book value per share of our common stock immediately after this offering.

The following table illustrates the per share dilution to investors purchasing securities in the offering:

Public offering price per share		$5.00
Pro forma net tangible book value per share as of December 31, 2012	$3.84
Decrease in net tangible book value per share attributable to this offering	$0.02
Pro forma as adjusted net tangible book value per share after this offering		$3.82
Dilution in pro forma net tangible book value per share to new investors		$1.18

The information above assumes that the underwriters do not exercise their over-allotment option. If the underwriters exercise their over-allotment option in full, the pro forma as adjusted net tangible book value will increase to $3.87 per share, representing an immediate increase to existing stockholders of $0.03 per share and an immediate dilution of $1.13 per share to new investors. If any shares are issued upon exercise of outstanding options or warrants, new investors will experience further dilution.

The following table sets forth, on a pro forma as adjusted basis as of December 31, 2012, the number of shares of our common stock purchased from or issued by us, the total cash consideration paid for these shares and the average price per share paid by existing stockholders and the new investors in this offering (based upon, in the case of new investors, a public offering price of $5.00 per share) before deducting underwriting discounts and commissions and our estimated offering expenses:

	Shares Purchased		Total Consideration		Average Price per Share
	Number	Percent	Amount	Percent
Existing stockholders	3,968,246	71.0%	$1,440,000	15.1%	$0.36
New stockholders	1,620,000	29.0	8,100,000	84.9	5.00
Total	5,588,246	100.0%	9,540,000	100.0%

UNAUDITED PRO FORMA CONSOLIDATED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma consolidated combined financial information gives pro forma effect to the acquisition as of September 7, 2012 of Micronet, combining our consolidated historical statement of operations with the acquired Micronet businesses as if the Micronet acquisition had been completed on January 1, 2012. This pro forma information should be read in conjunction with the respective consolidated historical financial statements, and the related notes, of Micronet Enertec and the acquired Micronet businesses included elsewhere in this prospectus. The pro forma adjustments reflecting the consummation of the Micronet acquisition are based on the purchase method of accounting, available financial information and the estimates and assumptions described in the notes below. For purposes of preparing our consolidated financial statements, we have established a new basis for the assets and liabilities of the acquired Micronet businesses based upon their fair values and our purchase price for them, including the costs of the Micronet acquisition. The unaudited pro forma consolidated combined financial information reflects our best estimates; however, the results of operations may differ significantly from the pro forma amounts reflected in this prospectus due to various factors, including, without limitation, access to additional information and changes in value. The pro forma adjustments do not reflect any operating efficiencies or cost savings that may be achievable with respect to the combined businesses. The following information is not necessarily indicative of the future operating results of the combined businesses or results of operations of the combined businesses had the Micronet acquisition actually been completed on January 1, 2012.

	Micronet Enertec Historical	Year ended December 31, 2012
		Micronet(1)	Adjustments		Pro Forma(2)
	(in thousands, except per share data)
Statement of Operations Data:
Revenues	$17,788	$19,704	$—		$37,492
Cost of revenues	13,790	11,995	—		25,785
Gross profit	3,998	7,709	—		11,707
Operating expenses:
Selling and marketing	752	415	—		1,167
General and administrative	2,243	1,348	—		3,591
Research and development, net	777	1,051	—		1,828
Amortization of intangible assets	551	—	533	(2)	1,084
Total operating expenses	4,323	2,814	533		7,670
Income (loss) from operations	(325)	4,895	(533)		4,037
Financial income, net	93	242	—		335
Gain on bargain purchase	4,623	—	(4,623	)(2)	—
Provision (benefit) for income taxes	(136)	326	(80)		110
Equity in net earnings of affiliated company	41	—	—		41
Income from discontinued operation	—	—	—		—
Net income	4,568	4,811	(5,076)		4,303
Net loss attributable to noncontrolling interests	(849)	—	2,312		1,463
Net income attributable to Micronet Enertec	$5,417	$4,811	$(7,388)		$2,840
Earnings per share attributable to Micronet Enertec, basic	$1.67				$0.88
Earnings per share attributable to Micronet Enertec, diluted	$1.54				$0.82
Shares used in computing:
Basic net earnings per share
Diluted net earnings per share
Weighted average common shares outstanding:
Basic	3,241,500				3,241,500
Diluted	3,594,872				3,594,872

(1)	Data reflects period from January 1, 2012 to August 31, 2012, as if the Micronet acquisition had been completed on January 1, 2012.
(2)	Data includes $533 of intangible assets amortization to reflect full year of amortization and also includes elimination of the gain on bargain purchase amounted to $4,623.

SELECTED CONSOLIDATED FINANCIAL DATA

The following table summarizes our historical consolidated financial data for the periods presented. The selected consolidated statements of operations data for the years ended December 31, 2012 and 2011 and the consolidated balance sheets data as of December 31, 2012 and 2011 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results that may be expected in the future. You should read the selected consolidated financial data in conjunction with those financial statements and the accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Our consolidated financial statements are prepared and presented in accordance with U.S. GAAP.

	For the year ended December 31,
	2012	2011
	(in thousands, except share and per share amounts)
Statements of Operations Data:
Revenue	$17,788	$10,146
Cost of revenue	13,790	6,297
Gross profit	3,998	3,849
Operating expenses	4,323	1,956
Income (loss) from operations	(325)	1,893
Other income (expense)	4,893	(534)
Net income	$4,568	$1,359
Net income attributable to Micronet Enertec	$5,417	$1,359
Income per share attributable to Micronet Enertec, basic	$1.67	$0.42
Weighted average number of common shares outstanding, basic	3,241,500	3,241,500

	For the year ended December 31,
	2012	2011
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$10,611	$940
Total assets	37,931	12,578
Total liabilities	21,063	8,966
Total stockholders’ equity	16,868	3,612
Total liabilities and stockholders’ equity	37,931	12,578

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis together with our financial statements and the notes to those statements included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. As a result of many factors, such as those set forth under “Risk Factors” and elsewhere in this prospectus, our actual results may differ materially from those anticipated in these forward-looking statements.

Overview

We are a Delaware corporation that was formed on January 31, 2002. On March 14, 2013, we changed our corporate name from Lapis Technologies, Inc. to Micronet Enertec Technologies, Inc. We operate through two Israel-based companies, Enertec, our wholly-owned subsidiary, and Micronet, in which we have a controlling interest, which develop, manufacture, integrate and globally market rugged computers, tablets and computer-based systems and instruments for the commercial, defense and aerospace markets. Our products, solutions and services are designed to perform in severe environments and battlefield conditions.

Micronet operates in the growing commercial MRM market. Micronet designs, develops, manufactures and sells rugged mobile computing devices that provide fleet operators and field workforces with computing solutions in challenging work environments. Micronet’s vehicle cabin installed and portable tablets increase workforce productivity and enhance corporate efficiency by offering computing power and communication capabilities that provide fleet operators with visibility into vehicle location, fuel usage, speed and mileage. Micronet’s customers consist primarily of ASPs and solution providers specializing in the MRM market. Currently, Micronet does not sell to end-users. Its customers are generally MRM solution and service providers, such as PeopleNet and XRS Corporation. These companies sell Micronet’s products as part of their MRM systems and solutions. Micronet has customers in 20 countries. The United States currently constitutes its largest market, representing approximately 86% of revenue for the year ended December 31, 2011 and 92% for the year ended December 31, 2012. For the year ended December 31, 2011, Micronet’s largest customer was PeopleNet, which represented approximately 39% of its revenues. The next largest customer represented approximately 16% of its revenues. For the year ended December 31, 2012, Trimble and PeopleNet combined (as a result of the acquisition of PeopleNet by Trimble) represented approximately 79% of Micronet’s revenues. In the year ended December 31, 2012 no other customer accounted for more than 9% of Micronet’s revenue.

We acquired control of Micronet in September 2012 and until January 21, 2013 we owned 50.1% of Micronet. On January 21, 2013, each of Micronet’s Chairman of the board of directors and Chief Executive Officer exercised certain options to purchase Micronet ordinary shares. Collectively, Micronet’s Chairman, its Chief Executive Officer and other executives currently hold options exercisable for approximately 4% of Micronet’s outstanding ordinary shares, and approximately 90% of these options are “in the money”, meaning the exercise price is less than the current market price. In addition, securities convertible into approximately 1.75% of Micronet’s outstanding ordinary shares are oustanding; however, these securities are not currently “in the money.” As a result of the stock option exercises, our ownership of Micronet shares was diluted from 50.1% to 48.06%. Because of Micronet’s current business and future prospects, we intend to control at least a majority of the outstanding Micronet ordinary shares. On March 17, 2013, we entered into a voting agreement with Shlomo Shalev, Micronet’s Chairman who holds approximately 3% of Micronet’s outstanding ordinary shares and options exercisable for approximately 2% of Micronet’s outstanding ordinary shares, pursuant to which we agreed to meet with Mr. Shalev prior to each shareholders meeting of Micronet to coordinate our voting on each matter to be voted upon and, in the event we are not able to reach an agreement with respect to voting, Mr. Shalev will vote all of his Micronet shares in accordance with our instructions. The voting agreement may be terminated by either party upon 90 days’ prior written notice. In addition, we plan to exercise certain options we own to buy additional Micronet ordinary shares and increase our actual percentage ownership of Micronet to at least 50.1%. Currently, the exercise prices of our options are less than the market price of Micronet’s ordinary shares.

Enertec operates in the Defense and Aerospace markets and designs, develops, manufactures and supplies various customized military computer-based systems, simulators, automatic test equipment and electronic instruments. Enertec’s solutions and systems are designed according to major aerospace integrators’ requirements and are integrated by them into critical systems such as command and control, missile fire control, maintenance of military aircraft and missiles for use by the Israeli Air Force and Navy and by foreign defense entities. Approximately 65% of our revenues for the year ended December 31, 2011 were from independent business units or groups within IAI, the leading Israeli defense system integrator, and approximately 26% were from business units of Rafael, another Israeli state-owned major defense developer and integrator of critical weapon systems. For the year ended December 31, 2012, IAI represented approximately 78% and Rafael represented approximately 11% of Enertec’s revenues, respectively. These distinct units and groups create diversity to our business and revenue streams. The system integrators that are our primary customers market their solutions throughout the world and across the full spectrum of military applications (land, sea and air). Command and control systems represented approximately 74% of Enertec’s revenues for the year ended December 31, 2011 and 75% for the year ended December 31, 2012 and our automated test equipment represented approximately 22% of Enertec’s revenues for the years ended December 31, 2011 and 2012.

Management believes that the demand for our products, systems and solutions is not affected significantly by fluctuations in any particular geographic market outside the State of Israel because our products, systems and solutions can be tailored to fit the needs of these different disciplines and are not limited to any specific geography.

Our strategy focuses on continued internal growth through diligent efforts in our traditional growing markets with new technologies and innovative systems and products, as well as the development of new potential segments and markets. To enhance our growth, we also look for appropriate acquisitions to complement and expand our offerings, support our goals and increase our competitive strengths. We concentrate the majority of our resources, including our marketing and sales efforts, in the United States, Israeli and European markets and the large growing Indian defense market.

In order to sell into the growing Indian defense market, in 2011 we entered into an agreement establishing a new joint venture with Amtek, a leading Indian industrial group, to market, manufacture and sell systems and solutions in India based on Enertec’s technological and engineering capabilities. Amtek organized and is operating the joint venture entity. However, our investment is subject to the approval of the FIPB. We have submitted all necessary application materials and are awaiting the FIPB’s approval of our application to acquire our ownership stake. Management believes that the joint venture will enable us to deliver additional solutions to current and potential customers to satisfy their local procurement obligations in India that derive from their sales to Indian governmental entities. The joint venture also has the potential to create new sales opportunities in India and nearby markets.

Liquidity and Capital Resources

On September 7, 2012, we, through our wholly-owned subsidiary Enertec Electronics Ltd., an Israeli corporation, or Enertec Electronics, acquired from three Israeli individuals who collectively were the former controlling shareholders, or the Sellers, 47.5% of the issued and outstanding shares of Micronet pursuant to a stock purchase agreement, or the Agreement. As a result of the transaction, we became the largest shareholder of Micronet.

Pursuant to the terms of the Agreement, the Company acquired from the Sellers 8,256,000 ordinary shares of Micronet for approximately 17,300,000 NIS (approximately $4,300,000), divided pro rata among the Sellers. The Agreement also includes two call options granted to the Company and a put option granted to the Sellers. Pursuant to the initial call option, the Company is entitled to purchase from the Sellers, during the period beginning on the closing of the transaction and for 11 months thereafter, up to an additional 996,000 ordinary shares of Micronet (5.49% of Micronet’s issued and outstanding shares) for a price of 2.1 NIS (currently reflecting $0.563) per share as adjusted based on the Israeli customers index. Under the second call option, the Company is entitled to purchase from the Sellers, during the period beginning 12 months from the closing of the transaction and expiring 21 months from the closing of the transaction, up to an additional 1,200,000 ordinary shares of Micronet (6.62% of Micronet’s issued and outstanding shares) for a price of 2.1 NIS (currently reflecting $0.563) per share as adjusted based on the Israeli customers index plus 25% of Micronet’s 2012 gross profit per share based on Micronet’s issued and outstanding shares as of December 31,

2012, up to a maximum of 18,850,000 shares, but in any event such price per share shall not exceed 3 NIS (currently reflecting $0.80). Pursuant to the put option granted to Sellers, the Sellers can cause the sale of up to an additional 333,334 ordinary shares per Seller (and a total of up to 1,000,002 shares constituting 5.52% of Micronet’s issued and outstanding shares) for a price of 2.2 NIS (currently reflecting $0.59) per share as adjusted based on the Israeli customers index. The put option is in effect for the period that begins on the one-year anniversary of the closing of the transaction and ends on the 22-month anniversary of the closing of the transaction. On November 14, 2012, we, via Enertec Electronics, partially exercised its right pursuant to the initial call option granted under the Agreement and acquired an additional 2.6% of the then issued and outstanding shares of Micronet for a consideration of approximately $246,000 (based on the NIS/dollar exchange rate at that time), increasing our ownership to 50.1% of the issued and outstanding shares of Micronet.

As of April 22, 2013 there are 543,000 ordinary shares remaining under the initial call option constituting 2.99% of Micronet’s issued and outstanding shares and there are an additional 1,200,000 ordinary shares under the second call option constituting 6.62% of Micronet’s issued and outstanding shares.

In connection with the acquisition of Micronet stock pursuant to the Agreement, or the Acquisition, we entered into an Amended and Restated Note and Warrant Purchase Agreement, dated as of September 7, 2012, with UTA. The Amended and Restated Note and Warrant Purchase Agreement amended the Note and Warrant Purchase Agreement, dated July 12, 2011, as amended by that certain letter agreement dated as of August 16, 2011, and as further amended by that certain Second Amendment to Note and Warrant Purchase Agreement dated as of August 31, 2011 and that certain Third Amendment to Note and Warrant Purchase Agreement dated as of November 24, 2011 with UTA, or the Original Agreement. We had initially entered into the Original Agreement with UTA to raise capital that would help support our growth strategy through potential acquisitions of target companies with synergetic businesses to allow us to enlarge the variety of our solutions to the market and increase our competitiveness. In connection therewith, on September, 1, 2011, we issued to UTA a secured promissory note in the principal amount of $3,000,000 that matures on March 1, 2014 and bears interest at a rate of 8% per annum, or the First Note, and a warrant to purchase up to 476,113 shares of our common stock, or the First Warrant, which UTA exercised in full on March 8, 2013. In connection with the First Note, we entered into a Pledge and Security Agreement under which we pledged, as security in favor of UTA for the obligations of the Company under the First Note and then contemplated Second Note (as defined below), among other things, all of the shares of capital stock of Enertec Electronics and granted, as additional security in favor of UTA, a security interest in and lien on any and all accounts receivable, contracts, chattel paper, equipment and all other assets of the Company. Also on September 1, 2011, Enertec Electronics and Enertec Management entered into a Pledge and Security Agreement under which they guaranteed all of the Company’s obligations to UTA and agreed not to transfer, pledge or encumber any shares of Enertec Management and Enertec without the prior written consent of UTA unless such transfer, pledge or encumbrance was previously contemplated. Enertec Electronics also granted UTA, as security in favor of UTA for the obligations of the Company under the transaction documents, a security interest in and lien on all of the shares of Enertec Management and Enertec Management granted UTA, as security in favor of UTA for the obligations of the Company under the transaction documents, a security interest in and lien on all of the shares of capital stock of Enertec.

Pursuant to, and in connection with, the Amended and Restated Note and Warrant Purchase Agreement, we and UTA revised the Original Agreement and First Note to provide, among other things, (i) for the consummation of the Second Closing, as described below, to assist the Company in financing the Acquisition although the time period in which the Second Closing could occur had expired under the terms of the Original Agreement, (ii) that Enertec pledge to UTA the shares acquired in the Acquisition, or the Enertec Pledge, (iii) that DLC, our controlling stockholder, enter into a pledge agreement with UTA to pledge 500,000 shares of our common stock owned by DLC, (iv) that the Secured Promissory Note made by the Company payable to UTA, dated September 1, 2011 in the principal amount of $3,000,000 be amended to provide that the principal payments be paid in three equal principal payments of $1,000,000 each, the first on December 31, 2012, and the second on September 1, 2013, with the remaining principal balance due at the maturity on March 1, 2014, and (v) that we satisfy within four months of September 7, 2012 the corporate governance requirements, or the NASDAQ Requirements, under the NASDAQ Stock Market, or the NASDAQ,

Marketplace Rule 5605 (relating to Board and Board committee composition, process and decision-making), Rule 5610 (relating to codes of conduct) and Rule 5630 (relating to the review and approval of related-party transactions) as if our common stock were listed on the NASDAQ.

On September 7, 2012, the date of the Second Closing, the Company issued to UTA pursuant to the Amended and Restated Note and Warrant Purchase Agreement (i) a secured promissory note in the principal amount of $3,000,000, with an initial interest rate equal to 8% per annum, $1,500,000 of such amount payable on May 15, 2013, and the remaining balance due at the Maturity Date of April 1, 2014, or the Second Note, and (ii) a warrant entitling UTA to purchase from the Company up to a total of 300,000 shares of our common stock at an exercise price initially equal to $1.30 per share, subject to adjustment in certain circumstances, or the Second Warrant, which UTA exercised in full on March 8, 2013.

On November 6, 2012, we and UTA amended the terms of the First and Second Warrants, or the Warrants, to provide that, subject to certain terms and conditions, (i) we will not issue Additional Shares of Common Stock (or Common Stock Equivalents), as such terms are defined in the Warrants, at a price per share of less than $1.00 without UTA’s prior written consent for so long as any warrant remains unexercised, (ii) UTA waives its right to certain anti-dilution protections of each Warrant as a result of our issuance of additional shares of Common Stock or Common Stock Equivalents for consideration per share less than the applicable exercise price at the issuance date, subject to certain adjustments, and (iii) we waive certain upward exercise price adjustments with respect to one-third of the warrant issued under the Original Agreement and agree that the exercise price with respect to such entire warrant shall remain the same exercise price at the issuance date, subject to certain adjustments, regardless of our 2012 after-tax consolidated net income.

On January 28, 2013, we and UTA amended the terms of the Amended and Restated Note and Warrant Purchase Agreement and the First Note and Second Note to provide that any net proceeds of any equity financing by us or any of our subsidiaries will be applied as follows: (x) the first $4,000,000 may be retained by us or applied to reduce other obligations of ours or a subsidiary of ours, and (y) 75% of the excess of such net proceeds over $4,000,000 may be retained by us or applied to reduce other obligations of ours or a subsidiary of ours, and the remaining 25% shall be applied (A) first to the repayment of the First Note and (B) second, to the extent any proceeds remain, to the repayment of the Second Note. We and UTA also agreed (i) to waive the NASDAQ Requirements during the pendency of this offering, and (ii) upon the application of our December 17, 2012 prepayment of $2,500,000 owed to UTA and the release of the Enertec Pledge. In consideration for the amendments and releases we agreed to pay UTA $480,000 in cash or a combination of cash and shares of our common stock. The prepayment of $2,500,000 was applied as follows: (i) an amount of $1,000,000 was applied to reduce the principal amount of the First Note (due on December 31, 2012); (ii) an amount of $1,000,000 was applied to reduce the principal amount of the Second Note (due on May 15, 2013); and an amount of $500,000 was applied to reduce the principal amount of the First Note (due on September 1, 2013). Following this prepayment, the principal amounts under the First Note and Second Note were $1,500,000 and $2,000,000, respectively.

On March 8, 2013, UTA fully exercised the Warrants described above, and we issued an aggregate of 726,746 shares of common stock to UTA upon such exercise, which represents approximately 18.3% of our outstanding common stock as of April 22, 2013. The First Warrant was exercised for the full amount of 476,113 shares of common stock at an aggregate exercise price of $476,113, based on an exercise price of $1.00 per share, which exercise price was paid by reducing the $480,000 we owed UTA for the amendments and releases described above. The Second Warrant was exercised for 250,633 shares through a cashless exercise method.

As of December 31, 2012, our total cash and cash equivalents balance was $10,611,000 and marketable securities amounted to $3,183,000. These balances, as compared to $940,000 and $0, respectively, as of December 31, 2011, reflect a significant increase of $9,671,000 in cash and cash equivalents and of $3,183,000 in marketable securities, attributable mainly to the Acquisition, which Micronet accounted for $6,885,000 and $3,183,000, respectively. The remaining $2,786,000 increase in our cash balance as of December 31, 2012 as compared with December 31, 2011 is due to increased collection of the accounts receivable of Enertec and as a result of our entry into a $1,000,000 forward contract to hedge against

USD/NIS currency fluctuations. This forward contract was financed by bank debt and increased our cash balance by $1,000,000 as of December 31, 2012.

As of December 31, 2012, our total current assets were $33,984,000 as compared to $12,074,000 at December 31, 2011. This significant increase in the current assets is attributable primarily to the increase of $12,854,000 in cash and cash equivalents and marketable securities (see above), an increase of $3,198,000 in accounts receivable, the $945,000 in fair value of a call option and an increase in inventory of $4,913,000. The increase of the inventory is attributable to the inventory of Micronet (amounting to $5,709,000), which increase was slightly offset by the reduction of $796,000 in the inventory of Enertec.

Our accounts receivable at December 31, 2012 were $9,914,000 as compared to $7,947,000 at December 31, 2011. This increase in accounts receivables is due to the consolidation of Micronet’s accounts receivable total of $2,962,000 which was offset by a reduction of $995,000 in the accounts receivable of Enertec due to collection as mentioned above.

As of December 31, 2012, our working capital was $19,430,000 as compared to $7,963,000 at December 31, 2011. The increase in the working capital is due primarily to the Acquisition as described above.

As of December 31, 2012, our total bank debt was $8,630,000 as compared to $3,271,000 at December 31, 2011. Our bank debt is composed of short-term loans amounting to $4,689,000 as of December 31, 2012 compared to $766,000 at December 31, 2011, and long-term loans amounting to $3,941,000 as of December 31, 2012 compared to $2,505,000 at December 31, 2011. The short-term loans have maturity dates between January 2013 and September 2013 and have interest rates between Israeli prime (currently 3.25%) to prime plus 2%. The long-term loans have maturity dates between May 2014 and January 2018 and have interest rates between Israeli prime plus 0.5% to 2.75%.

The current portion of long-term loans from others and a convertible debenture at December 31, 2012 was $1,671,000 as compared to $1,000,000 at December 31, 2011. The increase in current portion of long-term loans is due to the consolidation of Micronet’s liabilities.

As of April 22, 2013, we were in compliance with all of the terms of our bank debt.

On December 17, 2012, our wholly-owned subsidiary Enertec Electronics entered into a loan agreement with an Israeli bank, pursuant to which Enertec Electronics obtained a loan for 14,000,000 NIS (approximately $3,685,000), 9,000,000 NIS (approximately $2,370,000) of which is a long term loan that is to be repaid within five years and 5,000,000 NIS (approximately $1,315,000) is a short-term credit line. Approximately $2,500,000 of the proceeds of this loan were used to repay certain of our debt to UTA under that certain Amended and Restated Note and Warrant Purchase Agreement described above. The long-term loan initially bears annual interest at a rate of prime plus 2.75% per annum, and the credit line will initially bear interest at a rate of prime plus 2% per annum. Both of these interest rates are adjustable in accordance with the terms of the loan documents. The loan is primarily secured by a pledge of the Micronet shares we hold through Enertec, which were previously pledged to UTA but were released in connection with the partial repayment. In addition, our other subsidiaries provided a guarantee of Enertec Electronic’s obligations under the loan documents.

Enertec has covenanted under certain bank loans, amongst other things, that (i) its shareholders’ equity according to its financial statements will not be below 18,000,000 NIS, and (ii) its shareholders’ equity will not be lower than 30% of the total liabilities on its balance sheet. Enertec Electronics has also covenanted under a certain bank loan, amongst other things, that (i) Micronet’s equity will not be lower than 25,000,000 NIS (approximately $6,500,000), (ii) Micronet’s cash level will not be lower than 5,000,000 NIS (approximately $1,300,000), and (iii) Micronet will maintain a financial debt to EBITDA ratio not to exceed 2:1. Enertec and Micronet have met all of their bank covenants. As of December 31, 2012, the shareholders’ equity of Enertec was 22,807,000 NIS which constitutes 47.8% of the total liabilities on its balance sheet. As of December 31, 2012 (i) the shareholders’ equity of Micronet was 52,934,000 NIS which constitutes 66.1% of the total liabilities on its balance sheet, (ii) Micronet’s cash and marketable securities was 37,583,000 NIS (approximately $10,068,000) and (iii) Micronet’s financial debt to EBITDA ratio was approximately 1:4.

Financing Needs

Although we currently do not have any material commitments for capital expenditures, we expect our capital requirements to increase over the next several years as we continue to support the organic and non-organic growth of our business. Among other activities, we plan to develop, manufacture and market larger-scale solutions, support our growing manufacturing and finance needs, continue the development and testing of our suite of products and systems, increase management, marketing and administration infrastructure, and embark on developing in-house business capabilities and facilities. Our future liquidity and capital funding requirements will depend on numerous factors, including, but not limited to (i) the levels and costs of our research and development initiatives, (ii) the cost of hiring and training additional highly skilled professionals (mainly engineers and technicians), qualified stronger management, and sales and marketing personnel to promote our products, and (iii) the cost and timing of the expansion of our development, manufacturing and marketing efforts.

Based on our current business plan, we anticipate that our cash balances, including the net proceeds from this offering and cash generated from future sales will be sufficient to permit us to conduct our operations and to carry out our contemplated business plans for the next twelve months. However, this offering is intended to better enable the Company to grow and meet its future operating and capital requirements. Currently, the only external sources of liquidity are our banks, and we may seek additional financing from them or through securities offerings to expand our operations, using new capital to develop new products, enhance existing products or respond to competitive pressures.

Results of Operations

Year Ended December 31, 2012 Compared to Year Ended December 31, 2011

Revenues

Revenues for the year ended December 31, 2012 were $17,788,000 as compared to $10,146,000 for the year ended December 31, 2011. This represents an increase of $7,642,000, or 75%, for the year ended December 31, 2012. The increase in revenue is primarily due to consolidating Micronet’s financial results following the Acquisition in September 2012. Micronet contributed $7,341,000 to our consolidated revenues for the four months from September until December 31, 2012 while Enertec accounted for an increase in revenues of $301,000 for the year ended December 31, 2012.

During 2011, Micronet launched a new line of products (the CE500 series) and commenced sales to strategic customers, significantly increasing its revenues in 2011 and 2012. During the year ended December 31, 2012, Micronet sold 69,000 devices, compared to 37,000 devices during the year ended December 31, 2011. Its total revenue for the year ended December 31, 2012 increased by approximately $16 million or 133%, as compared to the year ended December 31, 2011. U.S. revenue was approximately 92% of the total revenue in the year ended December 31, 2012 as compared to approximately 86% of the total revenue in the year ended December 31, 2011. The increase in U.S. revenue from fiscal year 2011 to 2012 was primarily attributable to orders from our largest customer in the United States, PeopleNet. The increase in revenue from fiscal 2011 to 2012 is also partially attributable to upgrades and optimization of the manufacturing and delivery capabilities of Micronet which enabled us to recognize revenues upon delivery on an expedited basis.

Gross profit increased by $149,000, to $3,998,000 for the year ended December 31, 2012 as compared to $3,849,000 for the year ended December 31, 2011. The actual increase in gross profit was $1,320,000 which was reduced by $1,171,000 due to a one-time depreciation of fair value of inventory in connection with the Acquisition.

Gross profit as a percentage of sales was 22% for the year ended December 31, 2012 compared to 38% for the year ended December 31, 2011. As explained above, the decrease in gross profit as a percentage of sales is primarily attributable to the depreciation of fair value of inventory in connection with the Acquisition.

Selling and marketing

Selling and marketing costs are part of operating expenses. Selling and marketing costs for the year ended December 31, 2012 were $752,000, as compared to $350,000 for the year ended December 31, 2011. The increase is primarily due to operations of Micronet which accounted for $373,000 of the increase in selling and marketing costs for the four months from the Acquisition through December 31, 2012.

General and administrative

General and administrative costs are part of operating expenses. General and administrative costs for the year ended December 31, 2012 were $2,243,000 as compared with $1,366,000 for the year ended December 31, 2011. The increase in the general and administrative costs is primarily due to the operations of Micronet which accounted for $537,000 of the increase in the general and administrative costs for the four months from the Acquisition through December 31, 2012.

Research and development costs

Research and development costs are part of operating expenses. Research and development costs for the year ended December 31, 2012 were $777,000 compared to $240,000 for the year ended December 31, 2011. The increase in research and development is primarily due to the operations of Micronet, which accounted for $559,000 of the increase in research and development costs for the four months from the Acquisition through December 31, 2012. Since Micronet invests a larger portion of its income in research and development as compared to Enertec, management believes that there will be an increase in the research and development costs and portion of revenue in the near future.

Operating expenses

For the year ended December 31, 2012, operating expenses totaled $4,323,000 which represents an increase of $2,367,000 from the year ended December 31, 2011. The increase in operating expenses as explained above is the result of consolidating Micronet’s operating expenses following the Acquisition.

Interest expense, net

Interest income, net for the year ended December 31, 2012 was $89,000 compared to interest expenses of $567,000, for the year ended December 31, 2011. The increase in interest income is due to the change in fair value of the First Warrant that resulted in a gain of $567,000 and also due to the change in fair value of the Micronet put and call options that resulted in an income of $719,000 for the year ended December 31, 2012.

Gain on bargain purchase

Following the Acquisition, we performed an independent valuation and as a result we determined that there was a gain on bargain purchase in connection with the Acquisition. We determined that the fair values of assets acquired pursuant to the Acquisition exceeded the purchase price by approximately $4,623,000, which was recorded as a bargain purchase gain, and is shown as a separate component of non-operating income. The gain is not a taxable income event for tax purposes. Management’s determination that a gain should be recorded was based largely on the following:

•	Micronet is a publicly-traded company on the Tel Aviv Stock Exchange, or TASE. The purchase price takes into consideration the average price per Micronet share for the 12 month period prior to the Closing Date. The average price per Micronet share for the 12 month period prior to the Closing Date was approximately 2.2 NIS, whereas the purchase price was 2.1 NIS.
•	In addition to the cash consideration paid in the transaction as aforementioned, additional consideration for the Sellers is attributable to their expectation that the new controlling shareholders of Micronet together with the management team, will be able to use their experience, abilities and expertise to increase Micronet’s value and thereby increase the value of the remaining shares held by the Sellers. Accordingly, the transaction was structured so that the Sellers continue to be stockholders of Micronet. The Sellers hold approximately 30% of the company’s outstanding share capital following the Acquisition.

Our net income attributable to the Company was $5,417,000 in the year ended December 31, 2012, compared to net income attributable to the Company of $1,359,000 in the year ended December 31, 2011. This represents an increase in net income of $4,058,000. The increase was primarily the result of gain on bargain purchase of Micronet pursuant to the Acquisition. This gain is not taxable income.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect that is material to investors on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Critical Accounting Policies

Principles of consolidation.  The consolidated financial statements comprise the Company and its subsidiaries. Control is the power to govern the financial and operating policies of an entity so as to obtain benefits from its operating activities. In assessing control legal and contractual rights are taken into account. The consolidated financial statements of subsidiaries are included in the consolidated financial statements from the date that control commences until the date that control ceases. Intercompany transactions and balances are eliminated upon consolidation.

Accounts receivable and allowances for doubtful accounts.  Our trade receivables include amounts due from customers. We perform ongoing credit evaluations of our customers’ financial condition and we require collateral as deemed necessary. We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make payments. In judging the adequacy of the allowance for doubtful accounts, we consider multiple factors including the aging of our receivables, historical bad debt experience and the general economic environment. Management applies considerable judgment in assessing the realization of receivables, including assessing the probability of collection and the current creditworthiness of each customer. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

Impairment of long-lived assets.  In accordance with ASC 360-10, “Accounting for the Impairment or Disposal of Long-lived Assets,” long-lived assets, such as property, plant and equipment and purchased intangibles subject to amortization are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying value of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying value of an asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying value of the asset exceeds the fair value of the asset.

Revenue recognition.  The Company enters into long-term fixed-price contracts with customers to manufacture test systems, simulators, and airborne applications. Revenue on these long-term fixed-price contracts is recognized under the percentage-of-completion method. In using the percentage of completion method, revenues are recorded based on the percentage of completion incurred to date on a contract relative to the estimated total expected contract completion. Management uses historical experience, project plans and an assessment of the risks and uncertainties inherent in the arrangement to establish the total estimated costs. The percentage of completion is established by the costs incurred to date as a percentage of the estimated total costs of each contract (cost-to-cost method). Contract costs include all direct material and labor costs and those indirect costs related to contract performance. The Company begins recognizing revenue on a project when persuasive evidence of an arrangement exists, recoverability is probable, and project costs are incurred. The Company recognizes contract losses, if any, in the period in which they first became evident.

Revenues from the sales of MRM products are recognized when persuasive evidence of an arrangement exists, delivery has occurred, the fee payable by the customer is fixed and determinable; and collection of the resulting receivable is reasonably assured. The title and risk of loss passes to the customer, delivery has occurred and acceptance is satisfied once the product leaves the Company premises.

Income taxes.  The application of tax laws and regulations is subject to legal and factual interpretation, judgment and uncertainty. Accounting for uncertainty in income taxes requires that tax benefits recognized in the financial statements must be at least more likely than not of being sustained based on technical merits. The amount of benefits recorded for these positions is measured as the largest benefit more likely than not to be sustained. Significant judgment is required in making these determinations. As of December 31, 2012, there are no unrecognized tax benefits. Deferred taxes and liabilities are determined utilizing the “asset and liability” method, whereby deferred tax asset and liability account balances are determined based on differences between financial reporting and the tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. We provide a valuation allowance, when it is more likely than not that deferred tax assets will not be realized in the foreseeable future. In calculating our deferred taxes and liabilities we are taking into account various estimates, which are examined and if necessary adjusted on a quarterly basis, regarding our future utilization of future carry forward losses.

Intangible assets.  Intangible assets have been recorded as a result of Micronet's acquisition. Intangible assets that are not considered to have an indefinite useful life are amortized using the straight-line basis over their estimated useful lives of between 3 to 5 years. The carrying amount of these assets is reviewed whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. Recoverability of these assets is measured by comparison of the carrying amount of the asset to the future undiscounted cash flows the asset is expected to generate. If the asset is considered to be impaired, the amount of any impairment is measured as the difference between the carrying value and the fair value of the impaired asset.

Recent Accounting Pronouncements

In July 2012, the Financial Accounting Standards Board, or FASB, issued Accounting Standard Update 2012-02, “Intangibles — Goodwill and Other (Topic 350): Testing Indefinite Intangibles Assets for Impairment,” which amended the guidance in ASC 350-30 on testing indefinite-lived intangible assets, other than goodwill, for impairment allowing an entity to perform a qualitative impairment assessment. If the entity determines that it is not more likely than not that the fair value of the reporting unit is less than the carrying amount, further testing of indefinite-lived intangible assets for impairment is not required and the entity would not need to calculate the fair value of the asset and perform a quantitative impairment test. In addition, the standard did not amend the requirement to test these assets for impairment between annual tests if there is a change in events or circumstances; however, it revised the examples of events and circumstances that an entity should consider in interim periods, which are identical to those assessed in the annual qualitative assessment described above. ASU 2012-02 was effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012, with early adoption being permitted. The Company believes that the adoption of this standard will not have a material impact on its consolidated financial statements.

In December 2011, the FASB issued Accounting Standard Update No. 2011-11, “Balance Sheet (210): Disclosures about Offsetting Assets and Liabilities,” which requires additional disclosures about the nature of an entity’s rights of setoff and related arrangements associated with its financial instruments and derivative instruments. The disclosure requirements are effective for annual reporting periods beginning on or after January 1, 2013, and interim periods therein, with retrospective application required. In January 2013, the FASB issued Accounting Standard Update No. 2013-01, “Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities.” The Company believes that the adoption of both the standard and the update will not have a material impact on its consolidated financial statements.

BUSINESS

We are a Delaware corporation that was formed on January 31, 2002. We operate through two Israel-based companies, Enertec, our wholly-owned subsidiary, and Micronet, in which we have a controlling interest, which develop, manufacture, integrate and globally market rugged computers, tablets and computer-based systems and instruments for the commercial, defense and aerospace markets. Our products, solutions and services are designed to perform in severe environments and battlefield conditions.

Micronet operates in the growing commercial MRM market. Micronet designs, develops, manufactures and sells rugged mobile computing devices that provide fleet operators and field workforces with computing solutions in challenging work environments. Micronet’s vehicle cabin installed and portable tablets increase workforce productivity and enhance corporate efficiency by offering computing power and communication capabilities that provide fleet operators with visibility into vehicle location, fuel usage, speed and mileage. Micronet’s customers consist primarily of ASPs and solution providers specializing in the MRM market. Currently, Micronet does not sell to end-users. Its customers are generally MRM solution and service providers, such as Trimble, primarily through its subsidiary PeopleNet, and XRS Corporation. These companies sell Micronet’s products as part of their MRM systems and solutions. Micronet has customers in 20 countries. The United States currently constitutes its largest market, representing approximately 86% of revenue for the year ended December 31, 2011 and 92% for the year ended December 31, 2012. For the year ended December 31, 2011, Micronet’s largest customer was PeopleNet, which represented approximately 39% of its revenues. The next largest customer represented approximately 16% of its revenues. For the year ended December 31, 2012, Trimble and PeopleNet combined (as a result of the acquisition of PeopleNet by Trimble), represented approximately 79% of Micronet’s revenues. In the year ended December 31, 2012 no other customer accounted for more than 9% of Micronet’s revenue.

We acquired control of Micronet in September 2012 and until January 21, 2013 we owned 50.1% of Micronet. On January 21, 2013, each of Micronet’s Chairman of the board of directors and Chief Executive Officer exercised certain options to purchase Micronet ordinary shares. Collectively, Micronet’s Chairman, its Chief Executive Officer and other executives currently hold options exercisable for approximately 4% of Micronet’s outstanding ordinary shares, and approximately 90% of these options are “in the money”, meaning the exercise price is less than the current market price. In addition, securities convertible into approximately 1.75% of Micronet’s outstanding ordinary shares are outstanding; however, these securities are not currently “in the money.” As a result of the stock option exercises, our ownership of Micronet shares was diluted from 50.1% to 48.06%. Because of Micronet’s current business and future prospects, we intend to control at least a majority of the outstanding Micronet ordinary shares. On March 17, 2013, we entered into a voting agreement with Shlomo Shalev, Micronet’s Chairman who holds approximately 3% of Micronet’s outstanding ordinary shares and options exercisable for approximately 2% of Micronet’s outstanding ordinary shares, pursuant to which we agreed to meet with Mr. Shalev prior to each shareholders meeting of Micronet to coordinate our voting on each matter to be voted upon and, in the event we are not able to reach an agreement with respect to voting, Mr. Shalev will vote all of his Micronet shares in accordance with our instructions. The voting agreement may be terminated by either party upon 90 days’ prior written notice. In addition, we plan to exercise certain options we own to buy additional Micronet ordinary shares and increase our actual percentage ownership of Micronet to at least 50.1%. Currently, the exercise prices of our options are less than the market price of Micronet’s ordinary shares.

Enertec operates in the Defense and Aerospace markets and designs, develops, manufactures and supplies various customized military computer-based systems, simulators, automatic test equipment and electronic instruments. Enertec’s solutions and systems are designed according to major aerospace integrators’ requirements and are integrated by them into critical systems such as command and control, missile fire control, maintenance of military aircraft and missiles for use by the Israeli Air Force and Navy and by foreign defense entities. Approximately 65% of our revenues for the year ended December 31, 2011 were from independent business units or groups within IAI, the leading Israeli defense system integrator, and approximately 26% were from business units of Rafael, another Israeli state-owned major defense developer and integrator of critical weapon systems. For the year ended December 31, 2012, IAI represented approximately 78% and Rafael represented approximately 11% of Enertec’s revenues, respectively. These distinct units and groups create diversity to our business and revenue streams. The system integrators that are our primary customers market their solutions throughout the world and across the full spectrum of military applications (land, sea and air). Command and control systems represented approximately 74% of Enertec’s revenues for the year ended December 31, 2011 and 75% for the year ended December 31, 2012 and our automated test equipment represented 22% of Enertec’s revenues for the years ended December 31, 2011 and 2012.

Management believes that the demand for our products, systems and solutions is not affected significantly by fluctuations in any particular geographic market outside the State of Israel because our products, systems and solutions can be tailored to fit the needs of these different disciplines and are not limited to any specific geography.

Our strategy focuses on continued internal growth through diligent efforts in our traditional growing markets with new technologies and innovative systems and products, as well as the development of new potential segments and markets. To enhance our growth, we also look for appropriate acquisitions to complement and expand our offerings, support our goals and increase our competitive strengths. We concentrate the majority of our resources, including our marketing and sales efforts, in the United States, Israeli and European markets and the large growing Indian defense market.

In order to sell into the growing Indian defense market, in 2011, we entered into an agreement establishing a new joint venture with Amtek, a leading Indian industrial group, to market, manufacture and sell systems and solutions in India based on Enertec’s technological and engineering capabilities. Amtek organized and is operating the joint venture entity. However, our investment is subject to the approval of FIPB. We have submitted all necessary application materials and are awaiting the FIPB’s approval of our application to acquire our ownership stake. Management believes that the joint venture will enable us to deliver additional solutions to current and potential customers to satisfy their local procurement obligations in India that derive from their sales to Indian governmental entities. The joint venture also has the potential to create new sales opportunities in India and nearby markets.

Subsidiaries

We have three subsidiaries and a controlling interest in Micronet. The Company is the sole owner of Enertec Electronics, which, on October 17, 2010, in line with its strategy to focus on its main business, sold all of its assets and business in the field of marketing and distribution of civil power supplies, related third party power products, power supply testing equipment for an aggregate consideration of 1,020,000 NIS (approximately $278,000) and consequently became a holding company.

Enertec Electronics, directly and indirectly, is the holder of our current business operations as follows:

•	Enertec, which in March 2011 became a wholly-owned subsidiary of Enertec Management Ltd., a private Israeli company wholly owned by Enertec Electronics.
•	Micronet, an Israel-based manufacturer and developer of rugged computers, tablets and computer based systems whose shares are traded on the TASE, in which we acquired a controlling interest in September 2012 through Enertec Electronics’ acquisition of the controlling interest of Micronet. We currently own 48.06% of its outstanding common shares.

Enertec

Enertec designs, develops and manufactures computer based instruments and electronic solutions designed to perform in severe environments and battlefield conditions, primarily for military use on land, air and sea. Enertec’s products are grouped into two material product lines: computer-based command and control systems and automatic test equipment. These product lines generate approximately 90% of Enertec’s annual revenues. The command and control systems are integrated in air defense missiles and other weapon systems and are designed to operate in severe environments. The automatic test equipment line includes a variety of test systems and simulators that test and assure combat readiness of aircraft and missiles. Enertec’s solutions and systems are tailored to customers’ specifications and are, or are integrated into, critical weapon systems. Among our main solutions are:

•	ruggedized portable command and control systems
•	command and control stations

•	fire control systems for missiles
•	military aircraft support systems
•	missile simulators

Enertec holds high security clearance in Israel for the most sensitive defense programs. Our solutions and systems are used by the Israeli Air Force and Navy and by other foreign defense entities served by our customers.

Enertec’s quality control systems are ISO9000:2008 compliant. ISO9000:2008 is the international standard for quality assurance and quality design. This standard is important to customers that order custom-made products and is made up of a combination of quality system requirements.

Enertec generates revenue mostly through funded development, which involves the development of a small number of products for evaluation and anticipated production, and through direct sales from the mass production of its developed product. Enertec generates additional revenue from the customization and upgrades to its products.

New products

In addition to our traditional systems and products, we have been developing new systems, solutions and products in the following areas: (i) operationally resilient computers integrated into various weapon systems, (ii) missile launch platforms, (iii) command and control systems, and (iv) missile communications systems. These systems utilize advanced know-how developed by Enertec’s trained and highly-skilled technical personnel. Management believes that Enertec’s know-how and expertise will enable us to further increase our offerings to existing and other customers’ strategic projects in land, air and sea.

Market conditions

The defense and homeland security market, in which we operate through Enertec, includes the design and manufacturing of electronic systems developed to enhance large-scale military land, airborne and seaborne tactical platforms. These systems include military computer based systems, simulators, automatic test equipment and electronic instruments that are used or integrated in critical weapon systems such as command and control systems, missile fire control systems, support military aircraft systems and other defense systems and equipment such as night visions systems, UAV systems, laser products, airborne photography measures, processing and display of data systems and communications systems. In the Israeli defense market, Israeli providers supply a significant portion of their products to the Israeli defense forces specifically in view of the continuing defense needs of the State of Israel. However, the Israeli defense industry is also a well respected exporter of its products to armies and security forces worldwide and such international markets provide for stable demand for military and security products.

Marketing strategies

Our sales and marketing efforts focus on developing new business opportunities as well as generating follow-on sales from our existing customers. Our sales efforts are generated primarily through our internal sales team, although we also retain third-party selling agents from time to time. Various members of our senior management also serve as effective sales representatives who contribute to the generation of military and corporate business due to their long-standing customer relationships and knowledge of our customers’ mission-critical requirements. We continue to explore various Israeli and international business partnerships to increase our sales and market penetration. We actively participate in trade shows involving technology and electronics defense operations. Recently we entered into an agreement to establish a new joint venture in India which will be used as a marketing, manufacturing and sales platform for our products, systems and solutions in India, Asia and other parts of the world. Additionally, our business development efforts include our website, preparation and distribution of marketing materials, advertising directed toward the defense and homeland security market and product demonstrations.

Our strategy is to anticipate the needs of our clients, to make investments in research and development and initiate development of those products and solutions that we believe will meet their needs. By doing so, we shorten our time to market and gain an edge on our competition. Furthermore, we have been able to identify those current and potential clients that we believe are likely to place large orders, and we focus our attention on developing our relationship with them. When successful, we are in an excellent position to offer both basic and advanced, sophisticated products enabling us to expand our relationship with these clients and resulting in additional revenue streams. In these cases, deepening our relationship with our clients creates the opportunity to incorporate our solutions into our customers’ core components and critical systems. By continuously diversifying into new and more complex products and fully scaled systems, we have been able to set Enertec apart from its competition. We also continue to increase our suite of custom products based on our proprietary designs and technologies. These products are core components of several long-term military programs spearheaded by our customers, which historically have expected purchase lifecycles over periods of up to 10 years.

Customers

Enertec’s customers are primarily leading Israeli defense system integrators. The system integrators’ customers are various defense ministries of Israel and other countries worldwide. The balance of our sales is made directly to the Israeli Ministry of Defense and armed forces that place direct orders.

Approximately 90% of our annual revenues in the past two years were from independent business units or groups within Rafael and the IAI, the two leading Israeli defense system integrators. These distinct units and group create diversity to our business and revenue streams.

The system integrators that are our primary customers market their solutions throughout the world and across the full spectrum of military applications (land, sea and air). Management believes that the demand for our products, systems and solutions is not affected significantly by fluctuations in any particular geographic market outside the State of Israel because our products, systems and solutions can be tailored to fit the needs of these different disciplines and are not limited to any specific geography.

Backlog

As of December 31, 2012, Enertec had a backlog of orders for our systems, products and services in the amount of approximately $10.1 million (including $0.6 million in framework orders, which are orders that can be exercised from time to time but are an obligation of ours for the entire amount). As of December 31, 2011, Enertec had a backlog of orders for our systems, products and services in the amount of approximately $11.5 million (including $2.8 million in framework orders).

Competition

The defense market in which we operate through Enertec is fractured and our main competition comes from customers’ internal development and manufacturing divisions and a number of relatively small Israeli companies that specialize in electronic systems.

Suppliers

Our suppliers are diversified, and we are not dependent upon a limited number of suppliers for essential raw materials, components, services or other items. In order for us to maintain the standards required by our customers, we require that our suppliers be well-established, with facilities and manufacturing abilities that comply with our relevant standards. Although we are not dependent on any one supplier, disruptions in normal business arrangements due to the loss of one or a few suppliers could adversely affect us. Disruptions also may be experienced if our existing suppliers are no longer able to meet our requirements or if there is an industry shortage of electronic or mechanical components. Not only could these disruptions limit our production capacity, but also, if there is a shortage of components, such disruption could result in higher costs. The raw materials we use are either electronic components purchased from suppliers, or mechanical components primarily manufactured by local subcontractors.

Employees

As of December 31, 2012, we had approximately 82 full-time employees at Enertec. Of these employees, 62% are employed in engineering and manufacturing positions, and the remainder are employed in sales, management and administrative positions. Our employees are not represented by any collective bargaining agreement, and we have never experienced a work stoppage. We believe we have good relations with our employees.

Israeli labor laws and regulations apply to all employees based in Israel. The laws principally concern matters such as paid vacation, paid sick days, length of the workday, payment for overtime and severance payments upon the retirement or death of an employee or termination of employment under specified circumstances. The severance payments may be funded, in whole or in part, through a managers’ insurance fund or a pension fund. The payments to the managers’ insurance fund or pension fund toward severance amount to 8.3% of wages. Furthermore, Israeli employees and employers are required to pay predetermined sums to the National Insurance Institute of Israel. Since January 1, 1995, these amounts also include payments for health insurance. The payments to the National Insurance Institute amount to approximately 14.5% of wages, of which the employee contributes 66% and the employer contributes 34%.

Research and development expenditures

Research and development costs totaled approximately $218,000 and $240,000 for the years ended December 31, 2012 and 2011, respectively, which equates to approximately 2% of revenues for each period. These expenditures have adequately satisfied our research and development requirements. We are using our engineering resources to research and design new technologies that we expect to implement into the new projects and large military programs of our core customers.

Seasonal aspects of our business

The sales of military products experience seasonal variations because the Israeli Ministry of Defense frequently delays project approvals until near the end of the fiscal year. Therefore, new orders to the military suppliers, including Enertec, are delayed until the second half of the year. In addition, some of our customers require increased deliveries during the last weeks of the year in order to fulfill contractual delivery obligations to their own customers. As a result, we often experience an increase in our fourth quarter sales relative to sales in other quarters.

Intellectual property

Although we are not dependent on patents or trademark protection with regard to Enertec’s business and do not expect to be at any time in the future, proprietary rights are important to Enertec’s business because its ability to remain competitive in the market is dependent to a significant degree on its proprietary solutions and the technologies on which they are based. Enertec develops systems for its clients on a “work for hire” basis. Although, Enertec does not claim any rights in the products or services that it provides, its proprietary modules and subsystems play an integral and significant part in the development of the products and services that it ultimately delivers. To protect its proprietary rights in these modules and subsystems, Enertec primarily relies on a combination of copyright and trade secret laws, internal know-how, technological innovations and agreements with third parties, such as license agreements. In addition, Enertec employs internal controls such as the use of confidentiality and non-disclosure agreements. Enertec believes its proprietary technology incorporates processes, know-how, methods, algorithms, hardware and software that are the result of more than ten years of experience resulting in in-house expertise and thus are not easily copied. Further, most of the production process is performed in-house with the exception of certain components that are manufactured by subcontractors. This limited outsourcing process allows Enertec to maintain the majority of its proprietary information and know-how within the company and lowers its exposure to the risk of its technology solutions being copied or used by any third parties.

Enertec’s management, together with its research and development team, closely and continuously monitor the technological developments in the market. Enertec considers and evaluates on an ad hoc basis whether technology and proprietary assets should be acquired through independent in-house development or through the purchase of patent or other technology licenses.

Regulation

Enertec’s electronic products must comply with the UL standards of the United States and CE standards of Europe to be eligible for sale in the respective countries subject to these standards. Each system must be tested, qualified and labeled under the relevant standards. This is a complicated and expensive process and once completed, the approved product may not be altered for sale.

Properties

Enertec’s properties consist of leased combined office and manufacturing facilities used for sales, support, research and development, manufacturing, and our headquarters (management and administrative personnel). Enertec’s offices and facilities currently consist of approximately 25,000 square feet located in Karmiel, in the north of Israel leased at approximately $200,000 per year for the remaining lease duration. The lease term expires in June 2021, subject to two five-year extension options and early termination provision after five years, which we hold. We believe that Enertec’s present facilities are suitable for its existing and projected operations for the near future.

Legal proceedings

Enertec is not subject to any legal proceedings that have materially affected, or are reasonably likely to materially affect, our business or financial position.

Micronet

Micronet is based in Azor, Israel, near Tel Aviv and is engaged in the design, development, manufacture and global marketing of rugged, automotive-grade, mobile computing devices for fleet and workforce management solutions. Micronet operates in the MRM market. Micronet’s vehicle cabin installed and portable tablets increase workforce productivity and enhance corporate efficiency by offering computing power and communication capabilities that provide fleet operators with visibility into vehicle location, fuel usage, speed and mileage.

Micronet conducts its sales and support activities through its Israeli facilities in conjunction with sales offices in the United States and the United Kingdom. Micronet’s customers are leading international MRM solution and service providers. The company maintains an in-house research and development staff and operates an ISO 9001-2008 certified manufacturing facility. With the exception of certain components purchased from subcontractors, Micronet manufactures its products and solutions using its own facilities, capabilities and resources, which enables it to control and manage the manufacturing process. Micronet combines more than 20 years of experience in the industry with strong technical capabilities to provide a broad range of products and solutions that have met the rigorous standards of our clients.

Micronet’s ruggedized mobile computing devices are designed and manufactured to fit the special requirements of the MRM market, enabling customers to operate in challenging work environments, such as extreme temperatures, repeated vibrations or dirty and wet or dusty conditions. Micronet’s products, in conjunction with available third-party mobile applications solutions, provide fleet operators with real-time visibility into vehicle location, fuel usage, speed and mileage, as well as other insights into their mobile workface, reducing operating and capital costs while increasing revenue. Micronet’s products are used in a wide range of MRM industry sectors, including:

•	haulage and distribution, which includes short- and long- haul trucking and distribution servicing of urban retail and wholesale needs, such as delivery of packages, parts and similar items;
•	public transport, which refers mainly to buses, para-transit, taxis and limousine services;
•	construction, which refers to vehicle fleets that are involved in the construction industry such as cement trucks and heavy equipment;
•	service industries, which include insurance companies, rental car companies and other companies operating large mobile service force of technicians, installers and similar personnel;
•	municipalities, which include waste management and field workers such as public works; and
•	public safety services, which includes fire departments, ambulances, police and forestry.

Micronet’s products are fully programmable and provide customers with the operational flexibility to customize such products for their ongoing needs via a comprehensive development tool kit package that enables them to develop independently and support their own industry-specific applications and solutions.

Micronet’s strategy is to continue to leverage its market position in the U.S. and European markets, to become a market leader for MRM products and services.

Recent developments

During 2011, Micronet launched a new line of products (the CE500 series) and commenced sales to strategic customers, which significantly increased its revenues in the years ended December 31, 2011 and 2012. Micronet believes that awareness and demand for MRM solutions is significantly increasing as customers seek to optimize their mobile asset utilization of commercial vehicle fleets and enhance workforce productivity and customer satisfaction.

During the year ended December 31, 2012, Micronet sold 69,000 devices, compared to 37,000 devices during the year ended December 31, 2011. Its total revenue for the year ended December 31, 2012 increased by approximately $16 million or 133%, as compared to the year ended December 31, 2011. U.S. revenue was approximately 92% of the total revenue in the year ended December 31, 2012 as compared to approximately 86% of the total revenue in the year ended December 31, 2011. The increase in U.S. revenue from fiscal year 2011 to 2012 was primarily attributable to orders from our largest customer in the U.S.

Micronet’s key initiatives for future revenue growth include the following:

•	Expanding sales activities in the North American and European markets.
•	Establishing strong relationships with new European and U.S. tier 1 customers and partners.
•	Upgrading and enhancing current products and engaging in new product development based on input from clients and partners.
•	Partnering with major truck manufacturers to develop a built-in, fit-to-purpose original equipment manufacturer, or OEM, platform.

Developments in the communication market in recent years have enabled Micronet to integrate its products into new standard technologies, which have reduced communication costs and extended availability, thereby increasing the demand for Micronet’s products and solutions. Micronet has made significant investments in its facilities, infrastructures and manufacturing capabilities and has made product enhancements and strengthened functionality.

Micronet is at the pre-release stage of a new product, the CE300, which is designed to satisfy the needs of certain strategic customers using its current CE500 models. The CE300 aims to provide customers with enhanced features and capabilities, optimized for their specific requirements, at a lower cost than the CE500.

Market opportunity

Management believes that Micronet is well positioned to pursue a substantial market opportunity. The MRM market, in which we operate through Micronet, is growing and researchers forecast it will continue its double digit growth in the coming years. The Driscoll Licht Report estimated that in 2012 globally there were approximately 13.8 million subscribers to MRM services and forecasted that the number of subscribers will grow to approximately 32 million by 2016.

Further, as outlined in the Driscoll Licht Report, in the United States, which historically has been Micronet’s largest market, there are currently approximately 5.7 million mobile data devices in service in MRM systems, which number is projected to grow to approximately 9.0 million by the end of 2015. In 2011, the global penetration rate of MRM systems was approximately 7%. The global penetration rate is forecasted to grow to approximately 14% by 2016. In the United States, which is the most advanced market, the penetration rate was approximately 15% in 2011. According to the Driscoll Licht Report, based on market, technology and regulatory developments in the past several years, the U.S. market penetration rate is projected to reach approximately 27% of all fleets by 2016.

Products and Services

Micronet currently offers mobile computing devices grouped in three broad categories: Entry Level, Mid-Range and Advanced, that range from basic display products for two-way messaging communication to the CE-500 series, available in a variety of product configurations with greater functionality. For the year ended December 31, 2012, its Advanced products represented approximately 90% of its revenues.

Advanced products (covers our premier tablet computers that have higher level of capability and functionality and are offered at high-end prices)

•	CE500 series. Micronet’s latest product line was launched in 2011. It is a Microsoft WinCE based mobile computing platform, specifically designed for vehicle cabin mounted rugged computer and portable MRM applications. It offers either 7-inch (CE-507) or 4.3-inch (CE-504) touch color screens, fixed or portable. The platform features Microsoft Windows Embedded CE 6 operating system, supporting Compact Framework 3.5, and offers a comprehensive development environment for independent application programming and system integration. Its original layered architecture makes the CE-series highly modular and scalable, allowing for variable factory-set configurations by using plug-in modules. This cost effective design simplifies maintenance tasks, significantly extends product life expectancy and lowers total cost of ownership.
•	CE300 series. Novel layered architecture enables OEMs, and telematics services providers, to remotely track the location and movements of vehicles and other assets, with a rugged, versatile, vehicle-centric and fixed-mount or portable mobile-computing platform for a variety of MRM applications.

Both models feature multiple, integrated wireless options: Quad band GPRS modem, GPS, Wi-Fi, and Bluetooth. All wireless options come with internal antennae. Physical interface options on these models include: USB, Serial RS-232 ports, dedicated interface for Dallas ID button reader, analog inputs, multiple digital inputs and outputs, and control signals for vehicle connectivity. Micronet sells a development package for independent application development for the CE500 series. The first of the Micronet CE300 series items are in production and Micronet is currently in the process of the CE300 commercial launch.

Development Tool Kit.  Micronet’s development package, also called Development Tool Kit, or DTK, is intended for customers who wish to develop their own applications and to support automatic vehicle location, or AVL/fleet management. The development package provides all the tools required for application development quick-start, product testing and product evaluation. ASPs, Value Added Resellers, Solution Providers and System Integrators, specializing in MRM, Asset Control, and Real Time Vehicle Data Monitoring rely on Micronet’s flexible and cost-effective systems to supplement their AVL/fleet management, and Computer Aided Dispatching hardware and software solutions.

Enhanced Technical Support and Professional Services.  Micronet provides enhanced technical support and expert development services, designed to facilitate its customers’ development work in connection with Micronet’s systems and reduce time to market. Technical and support services are offered in three levels of service:

•	DTK Support: Standard support, offered at no extra charge, to customers that purchase Micronet’s DTKs.
•	Developer Support Services: Consultation by engineers on application development and integration tasks. The service is offered on a retainer basis and includes code review, debugging and software and hardware engineering consultation.
•	Professional Services — Custom Development: Custom software application development and integration services, that are quoted based on specific customer requirements, and managed by a Micronet project manager. Includes application design and system analysis, programming and integration, documentation and maintenance.

Mid-Range products (covers our products with mid-range level of capability and functionality that are offered at mid-range market prices):

•	Net-960CE-S. Micronet’s Net-960CE-S product family features an advanced WinCE.NET (supporting compact framework) development environment. Standard product configurations support an extended range of optional features and functions. These include wireless interfaces like GPS, GPRS, Wi-Fi, Disk on Chip and Bluetooth, as well as multiple vehicle I/O interfaces, communications and connectivity ports (USB, RS-232, J1708, CANBus) and support of peripheral devices, including an external, independent, 3rd party colored screen. The Net-960CE-S models are offered with a comprehensive DTK and software development packages for independent application development, backed by our technical support team.
•	Net-960CE-X. Micronet’s Net-960CE-X product family is a low-budget WinCE-based platform, utilizing C, C++, and Win32 API. It is designed as a rugged fixed-mount enclosure platform with advanced electronics. The Net-960CE-X platform features various interfaces, supporting peripheral devices, vehicle I/Os and wireless communication options, including built-in GPS and GPRS. The Net-960CE-X models are offered with a comprehensive Net-960CE-X DTK and software development kit, or SDK, for independent application development, supported by our technical support team.

Entry Level products (covers our more economical products with lower level of capability and functionality and offered at lower prices):

•	M Series (M100 and M200/M201). Micronet’s M-Series is a powerful, yet highly economical line of products, designed to enable versatile vehicle cabin-mounted rugged computer MRM applications. The M-Series is based on ThreadX, an advanced embedded, multithreading real time operating system. In the framework of the M-Series, Micronet offers two standard configurations: fixed mounted and detachable. A DTK and SDK are available, for independent integration and application development.
•	Net-960CE. The Net-960E, based on Microsoft Windows CE, includes a range of features, rugged fixed-mount enclosure, advanced electronics and an open Microsoft-standards-based development environment that is highly versatile and scalable. The Net-960E is used for a variety of applications: driver log, interactive messaging, dispatch, status and form based reports. It offers connectivity through 2 RS-232 ports and I/Os to vehicle sensors. It also supports external peripherals, such as driver ID touch button, swipe card, bar-code wand and PS/2 keyboard interface. The Net-960E model has been superseded by the M-Series.

Micronet generates revenues primarily through the sale of its hardware products to service providers who sell those to end users. Micronet does not typically enter into service or maintenance contracts with respect to its products. Micronet customarily provides its customers with a 12-month warranty, with an option to extend such warranty, subject to the payment of applicable fees. Micronet’s technical support and DTK support services generate the balance of Micronet’s revenues.

Strategy

Micronet’s strategy includes targeting potentially larger scale transactions that we expect could result in higher revenue as well as increased gross margin and overall profitability. Micronet’s continuously analyzes the needs of the various vertical markets in which it operates in order to best serve its customers’ needs. Micronet’s strategy is driven by, and focused on, both continued internal growth of its business through the development of new potential markets, new technologies and innovative systems and products as well as through acquisitions.

Key elements of Micronet’s strategy include:

•	Continuing to focus on specific vertical markets, major accounts and OEM relationships to achieve broad penetration of its products.
•	Continuing to invest efforts in its technology and product development, through collaborations with its partners.
•	Launching in the near future the economical CE300 product to broaden its current offerings.
•	Penetrating and developing the truck OEM market.
•	Partnering with and/or acquiring complementary technology to broaden and deepen its offerings.

Micronet believes that one of its core competitive strengths is the breadth of its expertise in mobile data technologies, particularly in MRM technologies for the management of vehicle fleets and mobile workforces.

Micronet intends to enhance its existing products and develop new products by continuing to make significant investments in research and development. Micronet further intends to continue its strategy of internally developing products in order to enter new market segments by collaborating closely with its strategic customers to outline and develop next generation platforms.

Micronet is increasingly pursuing international opportunities. For example, Micronet is seeking to expand and continue penetration into the European market, primarily through its relationship with its exclusive distributor in the United Kingdom.

Sales and Marketing

Micronet’s customers consist primarily of ASPs, and solution providers specializing in the fleet and MRM markets. Currently, Micronet does not sell to end-users. Its customers are generally leading service providers of commercial solutions that integrate a wide range of positioning technologies and computing fleet communications in the MRM market, such as PeopleNet, which is a subsidiary of Trimble, and XRS Corporation, that have large-scale organizations and significant resources and in turn sell Micronet’s products to end-users.

Micronet has customers in 20 countries. Micronet’s main target markets are currently the U.S. and European markets. The United States currently constitutes its largest market, representing approximately 86% of revenue for the year ended December 31, 2011 and 92% for the year ended December 31, 2012. In any given year, a single customer may account for a significant portion of Micronet’s revenue. In the year ended December 31, 2011, Micronet’s largest customer, PeopleNet, located in the United States, represented approximately 39% of its revenues. The next largest customer represented approximately 16% of its revenues. For the year ended December 31, 2012, Trimble and PeopleNet (as a result of the acquisition of PeopleNet by Trimble) represented approximately 79% of Micronet’s revenues. No other customer accounted for more than 9% of Micronet’s revenue.

In September 2011, Micronet signed an exclusive distribution agreement with a United Kingdom distributor for the marketing of its systems to the European market. The objective of this relationship is to expand and continue penetration into the European market. Micronet’s products are sold under the exclusive distribution agreement by way of direct sales to customers referred by the distributor in exchange for a commission payable to the distributor.

As of December 31, 2012, in addition to its European distributor as described above, Micronet maintained a sales team composed of three individuals who work closely with the engineering, development and purchase teams of Micronet’s customers on the specification, testing, field tests, adaptations and customizations of the products according to customers’ needs.

Research and Development

Micronet believes that one of its core competitive strengths is the breadth of its expertise in mobile data technologies, particularly in MRM technologies for the management of vehicle fleets and mobile workforces. Micronet has developed this expertise over a period of 30 years. It has an experienced engineering and product development team. In order to keep up with the rapid technology evolution and the changing needs of the markets in which it operates, Micronet intends to enhance its existing products and to develop new products, by continuing to make significant investments in research and development.

Micronet upgrades and enhances its existing products on an on-going basis, including based on input from its clients and partners and from other sources. Enhancements include the addition of capabilities, improvement of product functionality and performance, and adding features to the existing hardware in order to offer customers a variety of solutions. Micronet is in the pre-release phase of the CE300 series, a new, improved model of the CE500 series that is intended to provide its customers with enhanced features and capabilities, optimized for their specific requirements, at a lower cost.

Micronet seeks to design and manage product life cycles through a controlled and structured process. It involves customers and industry experts from its target markets in the definition and refinement of its product development. Product development emphasis is placed on meeting industry standards, ease of integration, cost reduction, design-for manufacturability, versatility and innovation, and quality and reliability.

During the fiscal years ended December 31, 2012 and 2011, Micronet spent NIS 6.2 million (approximately $1.6 million) and NIS 5.2 million (approximately $1.4 million), respectively, on research and development activities. Micronet uses its own resources to finances its research and development activities and none of the cost of such activities is borne by its customers.

Competition

Micronet operates in a highly competitive industry. Further, during the last few years, competition in the field of mobile computers has significantly increased with the mass entrance and introduction to the market of smartphones, tablets, and laptops, as well as various GPS-based hand-held devices featuring additional functionalities.

Micronet’s current business is focused on customers that are implementing “tailor made” solutions characterized by highly professional, mission critical and complex technological solutions. These solutions based on Micronet’s products must sustain and maintain performance under extreme, challenging field conditions for extended periods of time.

Micronet believes it has approximately six direct competitors operating in Micronet’s main markets. Most of these competitors are private companies or companies that do not disclose their sales or other financial information, making it difficult to estimate Micronet’s market share and position in the market. Micronet believes that its most significant competitors include: Beijer Electronics, Inc., Morey Corporation (U.S.A.), Mobile Devices Corporation, MOTIA Co. Ltd, Advantech Co., Ltd. and Garmin USA, Inc.

This intensely competitive industry is characterized by rapidly changing technologies, evolving industry standards, frequent new product introductions and changes in customer requirements. In order to maintain its competitive strength, Micronet must continue to develop and introduce on a timely and cost-effective basis, new products and product features which are in line with the technological developments and emerging industry standards and address the increasingly sophisticated needs of its customers.

Micronet’s management believes its strongest competitive advantages are the durability of its products and reputation in the industry. Its competitive strengths include the following:

•	30 years of field-proven experience, including engineering and manufacturing know-how;
•	ability to deliver solutions and products to organizations and customers that are leaders in their respective industries;
•	ability to integrate advanced technological capabilities to develop new solutions and products with its own manufacturing infrastructures and facilities, with full control over the end-to-end production process and cost-efficiencies;
•	short “food chain” professional and direct marketing methodology focused on main target customers;
•	reputation as a leading supplier in relevant markets;
•	lasting working relationships with customers;
•	an experienced, dedicated and competent management team; and
•	proprietary technology and know-how that allows rapid configuration and implementation of new solutions to meet the special customer needs.

Manufacturing

With the exception of certain components purchased from subcontractors, Micronet manufactures its products and solutions using its own facilities, capabilities and resources, which enables it to control and manage the manufacturing process and ensure timely delivery. The manufacturing process includes development of electronic cards, assembly of microchips on the electronic cards and the assembly thereof within the unit, final testing and quality tests. On a case by case basis, subcontractors specializing in certain development or manufacturing aspects may be retained to achieve improvement, efficiency or reduction of costs of development and/or manufacturing processes.

Following certain enhancements in its manufacturing and production capabilities in the last two years, Micronet has excess manufacturing capacity and has the ability to meet current or foreseeable manufacturing needs without making any significant investments. Implemented enhancements include:

•	upgraded production and assembly line and purchased new machinery with significant higher component implementation scale;
•	increased factory facilities and upgraded various infrastructures;
•	entered into an agreement with a leading subcontractor in the field that operates two additional manufacturing facilities, has significant procurement and manufacturing capabilities and resources outside Israel that are available to Micronet;
•	certified subcontractors to perform manufacturing process to ensure flexible manufacturing infrastructures and deployment that can be used for disaster recovery scenarios or rapid increase in production needs.

If additional manufacturing resources are needed to meet increased demand for Micronet’s products, manufacturing capacity can be enhanced by outsourcing manufacturing processes, recruiting and training additional employees, adding shifts to the labor cycle and purchasing additional manufacturing equipment and machinery or other required infrastructures.

Intellectual Property

Proprietary rights are important to Micronet’s business because its ability to remain competitive in the market is dependent to a significant degree on its proprietary solutions and products and the technology on which they are based. To protect its proprietary rights, Micronet primarily relies on a combination of copyright and trade secret laws, internal know-how, and agreements with third parties, such as license agreements. In addition, Micronet employs internal controls such as the use of confidentiality and non-disclosure agreements. Micronet believes its proprietary technology incorporates processes, know-how, methods, algorithms, hardware and software that are the result of more than 20 years of experience and in-house expertise and thus are not easily copied. Further, most of the production process is performed in house with the exception of certain specific components that are manufactured by a subcontractor. This limited outsourcing process allows Micronet to maintain the majority of its proprietary information and know-how within the company and lowers its exposure to the risk of its products or solution being copied or used by any third parties.

There is a significant amount of litigation with respect to intellectual property in the industry in which Micronet operates. Micronet has not, to date, been the subject of any claims or proceedings with regards to infringement of third party’s proprietary rights and it believes that its products, solutions and services do not violate or infringe any third party’s intellectual property rights.

Micronet’s management, together with its research and development team, monitor closely and continuously all technological developments in the market. Micronet considers and evaluates on an ad hoc basis whether technology and proprietary assets should be acquired through independent in-house development or through the purchase of patent or other technological licenses. Where the purchase of third party proprietary technology, solution or products is required and can be of advantage to its business, Micronet would purchase a license and pay appropriate royalties or license fees. Micronet currently has all third-party licenses that it believes are necessary to maintain and develop its business.

Government Regulation

Micronet’s business is subject to certain international standards such as FCC Part 15B, FCC ID, CE, and RoHS which define compatibility of interface and telecommunications standards to those implemented in Europe by the European Commission and in the U.S. by the Federal Communications Commission. Its solutions and products also comply with the E-Mark European standard, which is the standard that defines the compatibility of interface and telecommunications to all appliances installed in and around an automobile.

Employees

As of December 31, 2012, we had approximately 98 full-time employees at Micronet. Of these employees, 65% are employed in engineering and manufacturing positions, and the remainder are employed in sales, development, management and administrative positions. Our employees are not represented by any collective bargaining agreement, and we have never experienced a work stoppage. We believe we have good and sustainable relations with our employees.

Israeli labor laws and regulations apply to all employees based in Israel. The laws principally concern matters such as paid vacation, paid sick days, length of the workday, payment for overtime and severance payments upon the retirement or death of an employee or termination of employment under specified circumstances. The severance payments may be funded, in whole or in part, through a managers’ insurance fund or a pension fund. The payments to the managers’ insurance fund or pension fund toward severance amount to 8.3% of wages. Furthermore, Israeli employees and employers are required to pay predetermined sums to the National Insurance Institute of Israel. Since January 1, 1995, these amounts also include payments for health insurance. The payments to the National Insurance Institute amount to approximately 14.5% of wages, of which the employee contributes 66% and the employer contributes 34%.

Properties

Micronet currently maintains two facilities in adjacent buildings in Azor, Israel. One of these facilities is leased, or the Lease, and the other facility is under a long-term lease, or the Long Term Lease, under which Micronet has purchased “like ownership” rights from the Israeli Land Administration. The facility subject to the Long Term Lease is used as Micronet’s headquarters and the facility subject to the Lease is an industrial building which houses its factory. Micronet’s executive offices occupy approximately 9,688 square feet and house the corporate functions, sales support, marketing, finance, engineering and operating groups. The Long Term Lease expires in April 2028, subject to our option to extend the term by another 49 years. We do not pay rent with respect to this facility because we have purchased the lease rights. The factory facility occupies approximately 11,840 square feet and is used for the manufacturing and logistic support of the business, including warehouse. The Lease expires in June 2013, subject to our option to extend the term for two additional years until June 2015, and has a current annual base rent, including property management fees, of approximately $130,000 per year. Micronet believes that its present facilities are suitable for its existing and projected operations for the near future.

Legal Proceedings

Micronet is not subject to any legal proceedings that have materially affected, or are reasonably likely to materially affect, its business or financial position.

MANAGEMENT

Executive Officers and Directors

The members of our board of directors and our executive officers, together with their respective ages and certain biographical information are set forth below. Mr. Lucatz receives no compensation for his services as a board member but is entitled to management services fees paid to a company under his control. Directors hold office until the next annual meeting of our stockholders and until their successors have been duly elected and qualified. Our executive officers are elected by, and serve at the designation and appointment of, the board of directors.

Name	Age	Position
David Lucatz	56	Chairman of the Board, Chief Executive Officer and President
Tali Dinar	41	Chief Financial Officer and Secretary
Chezy Ofir(1)(2)	61	Director
Jeffrey P. Bialos(3)	57	Director
Jacob Berman(1)(3)	64	Director
Miki Balin(1)(2)	42	Director

(1)	Member of the Audit Committee.
(2)	Member of the Compensation Committee.
(3)	Member of the Corporate Governance/Nominating Committee.

The following is a brief account of the business experience of each of our directors and executive officers during the past five years or more.

David Lucatz was elected to our board of directors and appointed as our President and Chief Executive Officer in May 2010 and as a director of Micronet in September 2012. Since May 2010, Mr. Lucatz has been serving as the President of Enertec. Since 2006, he has been the Chairman of the Board, President and Chief Executive Officer of DLC, a boutique investment holding company based in Israel specializing in investment banking, deal structuring, business development and public/private fund raising with a strong focus in the defense and homeland security markets. From 2001 until 2006, he was part of the controlling shareholder group and served as a Deputy President and chief financial officer of I.T.L. Optronics Ltd., a publicly-traded company listed on the TASE engaged in the development, production and marketing of advanced electronic systems and solutions for the defense and security industries. From 1998 to 2001, he was the Chief Executive Officer of Talipalast, a leading manufacturer of Plastic products. Previously, Mr. Lucatz has been an executive vice president of Securitas, a public finance investments group. The board of directors believes that Mr. Lucatz’s experience over the last 25 years in management, operations, finance and business development in corporate turnaround, roll-up and M&A situations and experience in the electronics defense and homeland security sectors provides us with the comprehensive and valuable perspective and judgment necessary to guide our strategies and monitor their execution. Mr. Lucatz holds a B.Sc. in Agriculture Economics and Management from the Hebrew University of Jerusalem and a M.Sc. in Industrial and Systems Engineering from The Ohio State University.

Tali Dinar has served as our Chief Financial Officer since May 2010, the Chief Financial Officer of Enertec since November 2009 and the Chief Financial Officer of Micronet since November 2012. Since October 2009, Mrs. Dinar has served as vice president, finance of DLC, where she serves as key advisor to the company’s management and is responsible for implementing internal controls driving major strategic financial issues. From 2007 until 2009, she served as chief controller of the Global Consortium on Security Transformation, a global homeland security organization. From 2002 until 2007, she was the chief controller of I.T.L. Optronics Ltd.Mrs. Dinar holds a B.A. in Accounting and Business Management from The College of Management Academic Studies and earned her CPA certificate in 1999.

Professor Chezy Ofir became a director upon effectiveness of this offering. He was appointed as a director of Micronet in September 2012. Professor Ofir has over 20 years of experience in business consulting and corporate management. During this period, Professor Ofir has served as a chairman and member of the boards of directors of a large number of companies in various sectors. Professor Ofir has been a director and

Chairman of the Financial Reporting Committee of Makhteshim Agam, a leading manufacturer and distributor of crop protection products, has served as a director and member of all board committees of I.T.L. Optronics Ltd., a company which develops and markets advanced systems and solutions for the defense, warfare and security industries, and as a member of the board of directors, Chairman of the Audit Committee and member of all board committees of Shufersal, is the largest food and non-food retail chain in Israel. He served as a member of the Executive Export Trade and Marketing Committee of the Industry and Trade Ministry where he evaluated company programs and formulated and recommended funding to the committee. Professor Ofir has been a faculty member at the Hebrew University for more than 20 years. Professor Ofir founded an Executive MBA program for CEOs, which is the first and only program of its kind in Israel. Additionally, Professor Ofir has been the Chairman of the Marketing Department at the Hebrew University Business School since 1988. Professor Ofir has been invited as a lecturer or research partner to many top universities, including Stanford University, University of California Berkeley, New York University and Georgetown University. Professor Ofir’s publications have been covered in media and leading international business magazines and papers, including The Financial Times, MIT Sloan Management Review and Stanford Business. The board of directors believes that Professor Ofir’s extensive experience in consulting companies on strategic processes, international business development, business and marketing strategy, establishing control systems, products and new product strategies and pricing strategy will enable him to provide effective oversight as a member of our board of directors. Professor Ofir holds a B.Sc. and M.Sc. in Engineering and doctorate and master’s degrees in Business Administration from Columbia University.

Jeffrey P. Bialos became a director upon effectiveness of this offering. Mr. Bialos has broad ranging domestic and international legal experience spanning 22 years in private practice in Washington, D.C. with two large national law firms (currently, Sutherland, Asbill & Brennan LLP and, previously, Weil, Gotshal & Manges). He has represented a wide range of domestic and foreign firms (including large multinational corporations and leading defense and aerospace firms), foreign governments, development institutions such as the European Bank for Reconstruction and Development and the International Finance Corporation, private equity funds, public-private partnerships and other entities, in a diverse range of corporate and commercial, adjudicatory, regulatory, policy and interdisciplinary matters. He has considerable experience in Europe, the Middle East and Asia. The board of directors believes that his broad and intimate familiarity with the aerospace, defense, information technology, space and homeland security industries and the depth and breadth of his professional experience as a practicing lawyer will enable him to provide effective oversight as a member of our board of directors. Mr. Bialos holds a JD from the University of Chicago Law School, a MPP from the Kennedy School of Government at Harvard University and an AB from Cornell University.

Jacob Berman became a director upon effectiveness of this offering. Mr. Berman has extensive experience in the finance, banking, and real estate industries. Since 2002, Mr. Berman has been advising corporate clients and high net worth individuals in the entry and financing of credit and real estate related transactions as President of JB Advisors, Inc. His past experience includes acting as President of Thor Funding, LLC, an arm of Thor Equities, from 2004 to 2005, where Mr. Berman was responsible for business development and investor relations. Prior to his role with Thor Funding, LLC, and most notably, Mr. Berman founded and presided at Commercial Bank of New York, a bank which he grew from 12 employees and $15 million in capital to a NASDAQ listed company with 14 branches in Manhattan alone, 350 employees and $2.3 billion in total client assets. From 2008 to 2010, Mr. Berman also served as President of GoldCrest Funding, a financial services firm that specializes in trade financing, factoring and asset-based lending. The board of directors believes that his significant experience in the finance and banking industry and his dual U.S. and Israeli citizenship will enable him to provide effective oversight as a member of our board of directors. Mr. Berman holds an MBA from the University of Chicago and a BA in Economics and Accounting from Queens College.

Miki Balin became a director upon effectiveness of this offering. Mr. Balin is the CEO and founder of WinBuyer. WinBuyer, which he founded in 2004, develops products for e-retailers. Mr. Balin has devoted much of his career to managing marketing-related ventures. Prior to establishing Conversion Methods and WinBuyer, he founded Balin, Adatto & Cohen, a leading healthcare consulting and advertising firm in Israel. He also managed a family-owned food distribution company, and served as general manager of the Rina Shinfeld Ballet Theatre, where he still serves as a director today. In 2011, WinBuyer was awarded the “Best

Product at eCommerce Expo” for its product Winbuyer 2.0. The board of directors believes that his experience as a business executive and in marketing will enable him to provide effective oversight as a member of our board of directors.

Key Employees and Members of Management

The following is a brief description of the business experience of our key employees who are not executive officers:

Shlomo Spokone Shalev, age 50, has been Chairman of the Board of Micronet since 2011. Prior to joining Micronet, he served as Active Chairman of the Board of NetromX, an enterprise software company. Prior to that, Mr. Shalev held various senior managerial positions in private and publicly traded companies. Mr. Shalev holds a B.A. in Economics from Ben Gurion University and an MBA from the University of San Francisco.

Zvi Avni, age 51, has been a director and CEO of Enertec since January 1, 2002. Mr. Avni has 28 years of experience with command and control systems and automatic test equipment, or ATE, for the military market. He has worked at Elbit Systems for 12 years as an ATE group leader. Mr. Avni received a Practical Electronics Engineering degree from Haifa Technion Institute of Technology in 1982.

Refael Katz, age 55, joined Micronet in 2002 to lead its sales team and has been CEO since 2005. Prior to joining Micronet, Mr. Katz was co-founder and CEO of CT Motion, a cellular location-based services company.

There are no arrangements or understandings with major stockholders, customers, suppliers or others pursuant to which any of our directors or members of senior management were selected as such. In addition, there are no family relationships among our executive officers and directors.

Our future success depends, in significant part, on the continued service of certain key executive officers, managers, and sales and technical personnel, who possess extensive expertise in various aspects of our business. We may not be able to find an appropriate replacement for any of our key personnel. Any loss or interruption of our key personnel’s services could adversely affect our ability to implement our business plan. It could also result in our failure to create and maintain relationships with strategic partners that are critical to our success. We do not presently maintain key-man life insurance policies on any of our officers.

Corporate Governance

Mr. Lucatz, our President and Chief Executive Officer, is not independent as that term is defined under the NASDAQ Listing Rules. Each of Professor Ofir and Messrs. Bialos, Berman and Balin qualify as “independent” under the NASDAQ Listing Rules (even though we are not currently listed on such exchange), federal securities laws and SEC rules with respect to members of boards of directors.

Director Independence

Our board of directors has determined that a majority of the board consists of members who are “independent” as that term is defined under current listing standards of NASDAQ. The board of directors considers Professor Ofir and Messrs. Bialos, Berman and Balin to be “independent.”

Audit Committee

The Audit Committee’s responsibilities include: (i) reviewing the independence, qualifications, services, fees, and performance of the independent registered public accountants, (ii) appointing, replacing and discharging the independent auditors, (iii) pre-approving the professional services provided by the independent auditors, (iv) reviewing the scope of the annual audit and reports and recommendations submitted by the independent auditors, and (v) reviewing our financial reporting and accounting policies, including any significant changes, with management and the independent auditors. The Audit Committee will also prepare the Audit Committee report that is required pursuant to the rules of the SEC.

The Audit Committee consists of Professor Chezy Ofir, Jacob Berman and Miki Balin. Our board of directors has determined that each of Professor Ofir, Mr. Berman and Mr. Balin is “independent” as that term is defined under applicable SEC and NASDAQ rules. Mr. Berman is our audit committee financial expert. The board of directors has adopted a written charter setting forth the authority and responsibilities of the Audit Committee, which we intend to post to our website.

Compensation Committee

The Compensation Committee is responsible for assisting the board of directors in, among other things, evaluating and making recommendations regarding the compensation of the executive officers and directors of our company; assuring that the executive officers are compensated effectively in a manner consistent with our stated compensation strategy; producing an annual report on executive compensation in accordance with the rules and regulations promulgated by the SEC; administering our equity incentive plans; periodically evaluating the terms and administration of our incentive plans and benefit programs and monitoring of compliance with the legal prohibition on loans to our directors and executive officers.

The Compensation Committee consists of Professor Chezy Ofir and Miki Balin. Our board of directors has determined that each of the members is “independent” as that term is defined under applicable SEC and NASDAQ rules. The board of directors has adopted a written charter setting forth the authority and responsibilities of the Compensation Committee, which we intend to post to our website.

Compensation Committee Interlocks and Insider Participation

Neither of Professor Chezy Ofir or Miki Balin is an officer or employee of our company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Corporate Governance/Nominating Committee

The Corporate Governance/Nominating Committee is responsible for assisting the board of directors in, among other things, effecting board organization, membership and function including identifying qualified board nominees; effecting the organization, membership and function of board committees including composition and recommendation of qualified candidates; establishment of and subsequent periodic evaluation of successor planning for the chief executive officer and other executive officers; development and evaluation of criteria for Board membership such as overall qualifications, term limits, age limits and independence; and oversight of compliance with the Corporate Governance Guidelines. The Corporate Governance/Nominating Committee shall identify and evaluate the qualifications of all candidates for nomination for election as directors. Potential nominees will be identified by the board of directors based on the criteria, skills and qualifications that will be recognized by the Corporate Governance/Nominating Committee. While our nomination and corporate governance policy may not prescribe specific diversity standards, the Corporate Governance/Nominating Committee and its independent members will seek to identify nominees who have a variety of perspectives, professional experience, education, difference in viewpoints and skills, and personal qualities that will result in a well-rounded board of directors.

The Corporate Governance/Nominating Committee consists of Jacob Berman and Jeffrey Bialos. The board of directors has determined that each of the members is “independent” as that term is defined under applicable SEC and NASDAQ rules. The board of directors have adopted a written charter setting forth the authority and responsibilities of the Corporate Governance/Nominating Committee, which we intend to post to our website.

Code of Ethics

We have adopted a Code of Ethics and Business Conduct for Officers, Directors and Employees that applies to all of our officers, directors and employees, including our chief executive officer and chief financial officer. It is filed as an exhibit to the registration statement of which this prospectus forms a part.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following information is furnished for the year ended December 31, 2012 for our named executive officers.

Name and Principal Position	Year	Salary(1)	All Other Compensation(2)		Total
David Lucatz Chief Executive Officer and President(1)(3)	2012	$214,153	$37,655	(4)	$251,808
Tali Dinar CFO and Secretary(1)	2012	$80,871	$82,938	(5)	$163,809

(1)	Salary paid in NIS. The amounts are converted according to the average foreign exchange rate U.S. dollar/NIS for 2012.
(2)	Includes the following: pay-out of unused vacation days, personal use of company car (including tax gross up), personal use of company cell phone, contributions to manager’s insurance (retirement and severance components), contributions to advanced study fund, recreational allowance, premiums for disability insurance and contributions to pension plan.
(3)	This amount is paid through a consulting agreement effective as of August 2009, and amended as of October 2011, that we entered into with DLC (our controlling shareholder which is controlled by Mr. Lucatz). Under the consulting agreement, we paid DLC through September 2011 management fees of NIS 50,000 (approximately $14,000) on a monthly basis, and from October 2011 through October 2012, covered other expenses in a sum of NIS 10,000 (approximately $3,000) per month. As of October 1, 2011, the costs of the consulting fee and/or salary were adjusted and increased by NIS 10,000 so the monthly salary/consulting fee management fee was NIS 60,000 (approximately $17,000). In November 2012, we entered into new consulting and management services agreements with DLC that superseded the prior consulting agreement, the terms of which are discussed below under “Certain Relationships and Related Transactions.”
(4)	Also includes secretarial and office services provided by DLC team.
(5)	Also includes a three-month notice obligation allocated due to her employment termination from Enertec Electronics on October 31, 2012.

Employment Agreements

None of our employees is subject to a collective bargaining agreement.

On November 7, 2012, Ms. Dinar entered into an employment agreement with Micronet whereby she shall devote 80% of her time to Micronet. Ms. Dinar’s monthly base salary is currently 25,600 NIS (approximately $6,400). Ms. Dinar may be deemed to be an employee-at-will, since her agreement does not specify a term of employment, however, we may terminate the agreement at any time by providing Ms. Dinar with 90 days’ prior notice and Ms. Dinar may terminate the agreement at any time by providing us with 90 days’ prior notice. Upon termination, Ms. Dinar will be entitled to her base salary through the date of termination and to all amounts deposited in her favor in pension funds, including payments made for severance pay unless such rights are denied as a matter of applicable law. However, if Ms. Dinar is terminated due to her committing a crime bearing moral turpitude or causing us substantial harm resulting from a material breach of her duties to us, Ms. Dinar will not be entitled to receive any prior notice, prior notice payment, in lieu thereof in connection with a termination initiated by Micronet, and severance pay may be denied. The agreement also contains customary confidentiality, non-competition and non-solicitation provisions. Upon entering into her employment agreement with Micronet, her employment agreement with Enertec was terminated.

Pursuant to Ms. Dinar’s employment agreement with Enertec Electronics dated October 1, 2011, which was terminated as described above, she served as the vice president of finance and received a monthly base salary of 26,000 NIS (approximately $6,500). Ms. Dinar would have been deemed an employee-at-will, since her agreement did not specify a term of employment, however, each of Enertec Electronics and Ms. Dinar had the right to terminate the agreement at any time by providing the other party with two months’ prior notice. Upon termination of the agreement, Ms. Dinar was entitled to her base salary through the date of termination and to all amounts deposited in her favor in pension funds, including payments made for severance pay, unless such rights are denied as a matter of applicable law. However, if Ms. Dinar had been terminated due to her committing a crime bearing moral turpitude or causing us substantial harm resulting from a material breach of her duties to us, Ms. Dinar would not have been entitled to receive any prior notice, prior notice payment, in lieu thereof in connection with a termination initiated by Enertec Electronics, and severance pay could have been denied. The agreement contained customary confidentiality, non-competition and non-solicitation provisions.

On August 12, 2009, Mr. Harry Mund, our former president and chief executive officer, entered into an employment agreement with Enertec, pursuant to which Mr. Mund is employed as a special advisor to the board of directors of Enertec, for two days per week, for a term of three years, for a salary of 25,000 NIS (approximately $6,500) per month. Following an agreed extension, the Agreement was terminated on December 1, 2012.

Director Compensation

During 2011 and 2012, our director did not receive any compensation for serving on our board of directors.

We compensate our independent directors who serve on our board of directors and any committees thereof for participation at meetings of the board and committees. Independent directors receive $12,000 plus applicable taxes for each year of service as a director. In addition, independent directors receive $250 (or $100 if the director participates via telephone or video conference) for each meeting in excess of three meetings in any month. Each independent director is entitled to receive an annual grant of options to purchase 5,000 shares of our common stock pursuant to the 2012 Stock Incentive Plan. These options will vest three years following the date of grant.

Upon the closing of this offering, each independent director will receive a grant of options to purchase 5,000 shares of our common stock pursuant to the 2012 Stock Incentive Plan.

Outstanding Equity Awards

We did not have any equity awards outstanding as of December 31, 2012 and the date of this prospectus.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our management believes the terms of each of the below transactions are at least as favorable as could be obtained from unrelated third parties.

In December 2009, our subsidiary Enertec borrowed 4,000,000 NIS (approximately $1,127,000) from DLC. The loan had an annual interest of prime plus 0.1%. and was to mature on December 31, 2010 but was extended subject to DLC’s right to declare its maturity upon three business days’ notice. Between January 2011 and April 2011, this loan was repaid in full.

On March 2, 2011, Mr. Mund, who, in addition to being our former President and Chief Executive Officer, was our majority stockholder, sold to DLC the remaining 721,835 shares of our common stock held by him in consideration for NIS 600,000 (approximately $150,000). Immediately following such sale by Mr. Mund, DLC beneficially owned approximately 73.27% of the outstanding shares of our common stock.

On March 2, 2011, Mr. Mund sold to Enertec Management Ltd., an indirect, wholly-owned subsidiary of the Company, or Enertec Management, 27% of outstanding shares of Enertec not held by Enertec Management in consideration for approximately NIS 5.3 million (approximately $1.5 million). Following the transaction, Enertec is now our indirect, wholly-owned subsidiary.

Mr. Lucatz was paid through a consulting agreement effective as of August 2009, and amended as of October 2011, that we entered into with DLC (our controlling shareholder which is controlled by Mr. Lucatz). Under the consulting agreement, we paid DLC through September 2011 management fees of NIS 50,000 (approximately $14,000) on a monthly basis, and from October 2011 through October 2012 covered other expenses in a sum of NIS 10,000 (approximately $3,000) per month. As of October 1, 2011, the costs of the consulting fee and/or salary were adjusted and increased by NIS 10,000 so the monthly salary/consulting management fee was NIS 60,000 (approximately $17,000).

In November 2012, entities controlled by Mr. Lucatz reached agreements with each of Micronet and the Company for the provision of management and consulting services to Micronet and the Company, respectively. On November 7, 2012, the board of directors and the audit committee of the board of Micronet approved the entry into a management and consulting services agreement with DLC, which provides that effective November 1, 2012 Mr. Lucatz will devote 60% of his time to Micronet matters for the three year term of the agreement and that Micronet will pay the entities controlled by Mr. Lucatz management fees of NIS 65,000 (approximately $16,667) on a monthly basis, and cover other monthly expenses. Such agreement was further subject to the approval of Micronet’s shareholders, which was obtained at a special meeting held on January 30, 2013 for that purpose and went into effect following its execution on February 8, 2013. On November 26, 2012, DLC entered into a 36-month management and consulting services agreement with the Company, effective November 1, 2012, which provides that we will pay the entities controlled by Mr. Lucatz: (i) management fees of $13,333 on a monthly basis, and cover other monthly expenses, (ii) an annual bonus of 3% of the amount by which the annual EBITDA for such year exceeds the average annual EBITDA for 2011 and 2010, and (iii) a one-time bonus of 0.5% of the purchase price of any acquisition or capital raising transaction, excluding this offering, completed by us during the term of the agreement.

Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for a description of the transactions between the Company and UTA that occurred after UTA became the beneficial owner of more than five percent of our common stock.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information, as of April 22, 2013 with respect to the beneficial ownership of the outstanding common stock held by (i) each person known by us to be the beneficial owner of more than 5% of our common stock; (ii) our current directors; (iii) each of our named executive officers; and (iv) our executive officers and current directors as a group. Unless otherwise indicated, the persons named in the table below have sole voting and investment power with respect to the number of shares indicated as beneficially owned by them. Unless otherwise indicated, the address for each of the below persons is c/o Enertec Systems 2001 Ltd, 21 Hanapach St., Karmiel, Israel.

	Number of Shares Beneficially Owned		Percentage of Shares Beneficially Owned(1)
Name			Prior to Offering	After the Offering
5% Stockholders
D.L. Capital Ltd.(2)	2,597,200		65.4	46.5
UTA Capital LLC(3)	726,746	(3)	18.3	13.0
Zvi Avni	250,000		6.3	4.5
Directors and Named Executive Officers
David Lucatz(2)	2,597,200		65.4	46.5
Tali Dinar(3)	—		—	—
Chezy Ofir	—		—	—
Jeffrey Bialos	—		—	—
Jacob Berman	—		—	—
Miki Balin	—		—	—
Directors and Executive Officers as a group (6 persons)	2,597,200		65.4	46.5

(1)	Applicable percentage ownership is based on (i) 3,968,246 shares of common stock outstanding prior to the offering and (ii) 5,588,246 shares of common stock outstanding following the offering, together with securities exercisable or convertible into shares of common stock within 60 days of April 22, 2013 for each stockholder. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock that are currently exercisable or exercisable within 60 days of April 22, 2013 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.
(2)	Mr. Lucatz, by virtue of his being the controlling shareholder of DLC as well as the Chief Executive Officer and Chairman of the board of directors of DLC, may be deemed to beneficially own the 2,597,200 shares of our common stock held by DLC.
(3)	According to information contained in a Schedule 13G/A filed jointly on December 20, 2012 with the SEC and a Form 4 filed jointly on March 13, 2013 with the SEC by (i) UTA; (ii) the members or beneficial owners of membership interests in UTA, which include (a) YZT Management LLC, a New Jersey limited liability company and the managing member of UTA, and (b) Alleghany Capital Corporation, a Delaware corporation and a member of UTA; (iii) Alleghany Corporation, a publicly-traded Delaware corporation of which Alleghany Capital Corporation is a wholly-owned subsidiary; and (iv) Udi Toledano, the managing member of YZT Management LLC. Based on those filings and information subsequently available to us, as of April 22, 2013, UTA held sole voting and dispositive power with respect to such shares. YZT Management LLC, Alleghany Capital Corporation, Alleghany Corporation, and Udi Toledano have shared voting and dispositive power with respect to such shares by virtue of their relationships with UTA. UTA’s principal business address is 100 Executive Drive, Suite 330, West Orange, New Jersey 07052.

DESCRIPTION OF CAPITAL STOCK

General

As of the date of this prospectus, our authorized capital stock consisted of 100,000,000 shares of common stock, $0.001 par value per share, and 5,000,000 shares of preferred stock, $0.001 par value per share. Our board of directors may establish the rights and preferences of the preferred stock from time to time. As of the date of this prospectus, there were 3,968,246 shares of our common stock issued and outstanding after the 1-for-2 Reverse Split and no shares of preferred stock were issued and outstanding. As of the date of this prospectus, there were approximately 39 holders of record of our shares of common stock.

Common Stock

Holders of our common stock are entitled to one vote per share. Our certificate of incorporation, as amended, does not provide for cumulative voting. Holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by our board of directors out of legally available funds. Upon liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably in all of our assets which are legally available for distribution, after payment of or provision for all liabilities and the liquidation preference of any outstanding preferred stock. The holders of our common stock have no preemptive, subscription, redemption or conversion rights.

Warrants

The following summary of certain terms and provisions of the warrants offered hereby is not complete and is subject to, and qualified in its entirety by the provisions of the form of the warrant, which is filed as an exhibit to the registration statement of which this prospectus is a part. Prospective investors should carefully review the terms and provisions set forth in the form of warrant.

Exercisability.  The warrants are exercisable immediately and at any time up to the date that is five years from the closing of this offering. The warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). Unless otherwise specified in the warrant, the holder will not have the right to exercise any portion of the warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants.

Cashless Exercise.  In the event that a registration statement covering shares of common stock underlying the warrants, or an exemption from registration, is not available for the resale of such shares of common stock underlying the warrants, the holder may, in its sole discretion, exercise the warrant in whole or in part and, in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, elect instead to receive upon such exercise the net number of shares of common stock determined according to the formula set forth in the warrant. In no event shall we be required to make any cash payments or net cash settlement to the registered holder in lieu of issuance of common stock underlying the warrants.

Exercise Price.  The initial exercise price per share of common stock purchasable upon exercise of the warrants is $6.25. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock and also upon any distributions of assets, including cash, stock or other property to our stockholders.

Certain Adjustments.  The exercise price and the number of shares of common stock purchasable upon the exercise of the warrants are subject to adjustment upon the occurrence of specific events, including stock dividends, stock splits, combinations and reclassifications of our common stock.

Transferability.  Subject to applicable laws, the warrants may be transferred at the option of the holders upon surrender of the warrants to us together with the appropriate instruments of transfer.

Warrant Agent and Exchange Listing.  The warrants will be issued in registered form under a warrant agency agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us.

Fundamental Transaction.  If, at any time while the warrants are outstanding, (1) we consolidate or merge with or into another corporation and we are not the surviving corporation, (2) we sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets, (3) any purchase offer, tender offer or exchange offer (whether by us or another individual or entity) is completed pursuant to which holders of our shares of common stock are permitted to sell, tender or exchange their shares of common stock for other securities, cash or property and has been accepted by the holders of 50% or more of our outstanding shares of common stock, (4) we effect any reclassification or recapitalization of our shares of common stock or any compulsory share exchange pursuant to which our shares of common stock are converted into or exchanged for other securities, cash or property, or (5) we consummate a stock or share purchase agreement or other business combination with another person or entity whereby such other person or entity acquires more than 50% of our outstanding shares of common stock, each, a Fundamental Transaction, then upon any subsequent exercise of the warrants, the holders thereof will have the right to receive the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of warrant shares then issuable upon exercise of the warrant, and any additional consideration payable as part of the Fundamental Transaction.

Rights as a Stockholder.  Except as otherwise provided in the warrants or by virtue of such holder's ownership of shares of our common stock, the holder of a warrant does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the warrant.

Preferred Stock

Our certificate of incorporation, as amended, provides that our board of directors is authorized to provide for the issuance of shares of preferred stock in one or more series and, by filing a certificate of designations pursuant to the applicable law of the State of Delaware, to establish from time to time for each such series the number of shares to be included in each such series and to fix the designations, powers, rights and preferences of the shares of each such series, and the qualifications, limitations and restrictions thereof. The authority of the board of directors with respect to each series of preferred stock includes, but is not limited to, determination of the following:

•	the distinctive designation of such class or series and the number of shares to constitute such class or series;
•	the rate at which dividends on the shares of such class or series shall be declared and paid or set aside for payment, whether dividends at the rate so determined shall be cumulative or accruing, and whether the shares of such class or series shall be entitled to any participating or other dividends in addition to dividends at the rate so determined, and if so, on what terms;
•	the right or obligation, if any, of the Company to redeem shares of the particular class or series of preferred stock and, if redeemable, the price, terms and manner of such redemption;
•	the special and relative rights and preferences, if any, and the amount or amounts per share, which the shares of such class or series of preferred stock shall be entitled to receive upon any voluntary or involuntary liquidation, dissolution or winding up of the Company;
•	the terms and conditions, if any, upon which shares of such class or series shall be convertible into, or exchangeable for, shares of capital stock of any other class or series, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;
•	the obligation, if any, of the Company to retire, redeem or purchase shares of such class or series pursuant to a sinking fund or fund of a similar nature or otherwise, and the terms and conditions of such obligations;
•	voting rights, if any, on the issuance of additional shares of such class or series or any shares of any other class or series of preferred stock;
•	limitations, if any, on the issuance of additional shares of such class or series or any shares of any other class or series of preferred stock;

•	such other preferences, powers, qualifications, special or relative rights and privileges as the board of directors may deem advisable and are not inconsistent with the law and the provisions of our certificate of incorporation, as amended.

Stock Options

As of the date of this prospectus, we had no stock options issued and outstanding.

Other Warrants

As of the date of this prospectus, we had no warrants issued and outstanding.

Representative's Warrants

Please see “Underwriting — Representative's Warrants” for a description of the warrants we have agreed to issue to the representative of the underwriters in this offering, subject to the completion of the offering. We expect to enter into a warrant agreement in respect of the Representative's Warrants (as defined below) prior to the closing of this offering.

Anti-Takeover Provisions

Delaware Law

We are subject to Section 203 of the DGCL. This provision generally prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date the stockholder became an interested stockholder, unless:

•	prior to such date, the board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•	on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual meeting or special meeting of stockholders and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;
•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;
•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or
•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of a corporation, or an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of a corporation at any time within three years prior to the time of determination of interested stockholder status; and any entity or person affiliated with or controlling or controlled by such entity or person.

Section 214 of the DGCL provides that stockholders are denied the right to cumulate votes in the election of directors unless our certificate of incorporation, as amended, provides otherwise. Our certificate of incorporation, as amended, does not provide for cumulative voting. These statutory provisions could delay or frustrate the removal of incumbent directors or a change in control of our company. They could also discourage, impede, or prevent a merger, tender offer, or proxy contest, even if such event would be favorable to the interests of stockholders.

Authorized but Unissued Shares

Our authorized but unissued shares of common stock will be available for future issuance without stockholder approval. We may use additional shares of common stock for a variety of purposes, including future offerings to raise additional capital or as compensation to third party service providers. The existence of authorized but unissued shares of common stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Certificate of Incorporation and Amended and Restated Bylaw Provisions

Our certificate of incorporation, as amended, and amended and restated bylaws contain provisions that could have the effect of discouraging potential acquisition proposals or making a tender offer or delaying or preventing a change in control, including changes a stockholder might consider favorable. In particular, the certificate of incorporation, as amended, and amended and restated bylaws, as applicable, among other things:

•	provide our board of directors with the ability to issue up to 5,000,000 shares of undesignated preferred stock and to determine the rights, preferences and privileges of such shares, without stockholder approval;
•	provide our board of directors with the ability, in certain circumstances, to alter our bylaws without stockholder approval;
•	provide our board of directors with the exclusive authority to fix the number of directors constituting the whole board; and
•	provide that vacancies on our board of directors may be filled by a majority of directors in office, although less than a quorum.

Such provisions may have the effect of discouraging a third-party from acquiring us, even if doing so would be beneficial to our stockholders. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by them, and to discourage some types of transactions that may involve an actual or threatened change in control of our company. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage some tactics that may be used in proxy fights. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms. However, these provisions could have the effect of discouraging others from making tender offers for our shares that could result from actual or rumored takeover attempts. These provisions also may have the effect of preventing changes in our management.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock and warrants is Continental Stock Transfer & Trust Company.

Listing

The shares of our common stock are currently quoted on the OTCQB. We have received approval to have the common stock and warrants listed on The NASDAQ Capital Market under the symbols “MICT” and “MICTW”, respectively.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there is no established public market for our common stock and warrants, and we cannot assure you that a significant public market for our common stock and warrants will develop or be sustained after this offering. Immediately after this offering, 394,300 shares currently outstanding will be available for sale. Sales of substantial amounts of our common stock in the public market after the restrictions lapse could cause the prevailing market price to decline and limit our ability to raise equity capital in the future.

Upon completion of this offering, we will have outstanding an aggregate of 5,588,246 shares of common stock. The common stock and warrants being sold in this offering will be freely tradable without restriction or further registration under the Securities Act.

The remaining shares of common stock held by existing stockholders are “restricted securities,” as that term is defined in Rule 144 under the Securities Act. These restricted securities may be sold in the public market only if they are registered or if they qualify for an exemption from registration, including exemptions under Section 4(a)(1), or Rule 144 promulgated under the Securities Act, which rule is summarized below.

Upon the expiration of the lock-up agreements described below and subject to the provisions of Rule 144, restricted shares totaling 3,573,946 will be available for sale in the public market 180 days after the date of this prospectus. Resale of such shares will be limited by volume and other resale restrictions under Rule 144 because the holders are our affiliates.

Rule 144

The availability of Rule 144 will vary depending on whether restricted shares are held by an affiliate or a non-affiliate. Under Rule 144 as in effect on the date of this prospectus, once we have been a reporting company subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act for 90 days, an affiliate who has beneficially owned restricted shares of our common stock for at least six months would be entitled to sell within any three-month period a number of shares that does not exceed the greater of either of the following:

•	1% of the number of shares of common stock then outstanding, which will equal 55,882 shares immediately after this offering; and
•	the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

However, the six month holding period increases to one year in the event we have not been a reporting company for at least 90 days. In addition, any sales by affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and the availability of current public information about us.

The volume limitation, manner of sale and notice provisions described above will not apply to sales by non-affiliates. For purposes of Rule 144, a non-affiliate is any person or entity who is not our affiliate at the time of sale and has not been our affiliate during the preceding three months. Once we have been a reporting company for 90 days, a non-affiliate who has beneficially owned restricted shares of our common stock for six months may rely on Rule 144 provided that certain public information regarding us is available. The six month holding period increases to one year in the event we have not been a reporting company for at least 90 days. However, a non-affiliate who has beneficially owned the restricted shares proposed to be sold for at least one year will not be subject to any restrictions under Rule 144 regardless of how long we have been a reporting company.

Lock-up Agreements

We and each of our officers, directors, and greater than 5% stockholders have agreed, and any successor to us will agree, subject to certain exceptions, not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any shares of our common stock or other securities convertible into or exercisable or exchangeable for shares of our common stock for a period of three months following the effectiveness of this offering. See “Underwriting” section beginning on page 60 for additional information.

Registration Rights

After the completion of this offering, UTA, will have the right to require us to register under the Securities Act under certain circumstances the shares of common stock if received upon exercise of the Warrants. UTA has agreed not to exercise its piggyback registration rights in connection with this offering and that it will not exercise its demand registration rights for a period of six months following the closing of this offering. Upon registration, these shares will become freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration, except for shares purchased by our affiliates.

The Representative’s Warrants will provide for demand and piggyback registration rights upon request, in certain cases. The demand registration right provided will not be greater than five years from the effective date of the offering in compliance with FINRA Rule 5110(f)(2)(H)(iv). The piggyback registration right provided shall terminate on the seventh anniversary of the effective date of the offering, in compliance with FINRA Rule 5110(f)(2)(H)(v). We will bear all fees and expenses attendant to registering the securities issuable on exercise of the Representative’s Warrants other than underwriting commissions incurred and payable by the holders. See “Underwriting” section beginning on page 60 for additional information.

UNDERWRITING

Aegis Capital Corp. is acting as the representative of the underwriters of this offering, or the Representative. We have entered into an underwriting agreement dated April 23, 2013 with the Representative. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to each underwriter named below and each underwriter named below has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of shares of common stock and warrants next to its name in the following table:

Underwriter	Number of Shares	Number of Warrants
Aegis Capital Corp.	1,620,000	810,000
Total	1,620,000	810,000

The underwriters are committed to purchase all the shares of common stock and warrants offered by us if any shares or warrants are purchased, other than those covered by the option to purchase additional shares and/or warrants described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

The underwriters propose to offer the common stock and warrants offered by us to the public at the applicable public offering prices set forth on the cover of this prospectus. In addition, the underwriters may offer some of the common stock and warrants to other securities dealers at such price less a concession of $0.20 per share/warrant. If all of the common stock and warrants offered by us are not sold at the applicable public offering prices, the underwriters may change such offering prices and other selling terms by means of a supplement to this prospectus.

The obligations of the underwriters may be terminated upon the occurrence of certain events specified in the underwriting agreement. Furthermore, pursuant to the underwriting agreement, the underwriters’ obligations are subject to customary conditions, representations and warranties, such as receipt by the underwriters of officers’ certificates and legal opinions.

We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect thereof.

The underwriters are offering the common stock and warrants, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions specified in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

We have granted the underwriters an over-allotment option. This option, which is exercisable for up to 45 days after the date of this prospectus, permits the underwriters to purchase a maximum of 243,000 additional shares and/or 121,500 additional warrants from us to cover over-allotments, if any. If the underwriters exercise all or part of this option, they will purchase shares and/or warrants covered by the option at the applicable public offering prices less the underwriting discounts and commissions that appear on the cover page of this prospectus. If this option is exercised in full, the total price to the public will be $9,324,315 and the total proceeds to us, before expenses, will be $8,671,613.

Underwriting Discounts and Commissions.  We have agreed to pay underwriting discounts and commissions of 7% of the gross proceeds of the offering (equivalent to 7% of the public offering price of $5.00 per share and $0.01 per warrant). The following table shows the public offering price, underwriting discounts and commissions and expenses to be paid by us to the underwriters and the proceeds of the public offering, before expenses, to us.

			Total
	Per Share	Per Warrant	Without over-allotment exercise	With full over-allotment exercise
Public offering price	$5.00	$0.01	$8,108,100	$9,324,315
Underwriting discounts and commissions paid by us (7%)	0.35	0.0007	567,567	652,702
Non-accountable expense allowance (1%)(1)	0.05	0.0001	81,081	81,081
Proceeds before other expenses(2)	$4.60	$0.0092	$7,459,452	$8,590,532

(1)	The non-accountable expense allowance equals to 1% of the gross proceeds of the offering, excluding proceeds from the overallotment option if exercised.
(2)	In addition to the underwriting discounts and commissions and non-accountable expense allowance, we agreed to pay or reimburse the underwriters to cover certain out of pocket expenses of the underwriters in connection with this offering, in an amount of up to $59,775. We have paid an advance of $25,000 to the Representative, and, after the initial filing of the registration statement of which this prospectus forms a part, paid the Representative an additional $25,000 advance, each of which will be applied against the Representative’s accountable expenses in compliance with FINRA Rule 5110(f)(2)(C). We estimate that the total expenses of the offering payable by us, including the underwriting discounts and commissions, the underwriters’ expenses and non-accountable expense allowance and legal and other expenses will be approximately $1,368,000.

Right of First Refusal.  We have also agreed to grant the Representative, for a period of 18 months from the effective date of this offering, the right of first refusal to act as lead underwriter for any of our, or that of any successor or subsidiary of us, public or private equity and public debt offerings during such 18 month period.

Representative’s Warrants.  We have also agreed to issue to the Representative or its designees, at the closing of this offering, warrants, or the Representative’s Warrants, to purchase 81,000 of our shares of common stock (equal to 5% of the aggregate number of shares sold in the offering (excluding the over-allotment option)). The shares issuable upon exercise of the Representative’s Warrants are identical to those offered by this prospectus. The Representative’s Warrants will be exercisable at any time and from time to time, in whole or in part, during the four-year period commencing one year from the effective date of this offering, at a price per share equal to $6.25). The Representative’s Warrants have been deemed compensation by FINRA and are, therefore, subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of FINRA. The Representative (or permitted assignees under the Rule) will not sell, transfer, assign, pledge or hypothecate these warrants or the securities underlying these warrants, nor will it engage in any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of these warrants or the underlying securities for a period of 180 days after the effective date of this offering. The Representative’s Warrants will provide for demand and piggyback registration rights upon request, in certain cases. The demand registration right provided will not be greater than five years from the effective date of the offering in compliance with FINRA Rule 5110(f)(2)(H)(iv). The piggyback registration right provided shall terminate on the seventh anniversary of the effective date of the offering, in compliance with FINRA Rule 5110(f)(2)(H)(v). We will bear all fees and expenses attendant to registering the securities issuable on exercise of the Representative’s Warrants other than underwriting commissions incurred and payable by the holders. The Representative’s Warrants will also provide for customary anti-dilution provisions (for stock dividends and splits and recapitalizations) consistent with FINRA Rule 5110, and further, the number of shares underlying the Representative’s Warrants shall be reduced if necessary to comply with FINRA rules or regulations.

Discretionary Accounts.  The underwriters do not intend to confirm sales of the securities offered hereby to any accounts over which they have discretionary authority.

Lock-Up Agreements.  Pursuant to certain “lock-up” agreements, we, our executive officers and directors, and certain of our stockholders, have agreed, and any successor to us will agree, subject to certain exceptions and extensions, for a period of three months after the date of the pricing of the offering, not to offer, sell, assign, transfer, pledge, contract to sell, or otherwise dispose of or announce the intention to otherwise dispose of, or enter into any swap, hedge or similar agreement or arrangement that transfers, in whole or in part, the economic risk of ownership of, directly or indirectly, our common stock, or engage in any short selling of any of our common stock or securities convertible into or exchangeable or exercisable for our common stock, without the prior written consent of the Representative.

This lock-up provision also applies to securities owned now or acquired later by the person executing the lock-up agreement or for which the person executing the agreement later acquires the power of disposition. The exceptions permit, among other things and subject to restrictions, (1) the issuance by us of stock options pursuant to our 2012 Stock Incentive Plan, (2) the issuance of common stock upon the exercise of any outstanding stock options and warrants and (3) transfers pursuant to a sale or an offer to purchase 100% of our outstanding common stock.

Electronic Offer, Sale and Distribution of Securities.  A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The Representative may agree to allocate a number of shares and warrants to underwriters and any selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and any selling group members that will make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.

Other Relationships.  Certain of the underwriters and their affiliates have provided, and may in the future provide, various investment banking, commercial banking and other financial services for us and our affiliates for which they have received, and may in the future receive, customary fees; however, except as disclosed in this prospectus, no such services were provided in the 180-day period preceding this filing, and we have no present arrangements with any of the underwriters for any further services to be provided through the period ending 90 days following the effectiveness of this offering or thereafter.

Stabilization.  In connection with this offering, the underwriters may engage in stabilizing transactions, overallotment transactions, syndicate covering transactions, penalty bids and purchases to cover positions created by short sales.

Stabilizing transactions permit bids to purchase securities so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the securities while the offering is in progress.

Overallotment transactions involve sales by the underwriters of securities in excess of the number of securities the underwriters are obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of securities over-allotted by the underwriters is not greater than the number of securities that they may purchase in the overallotment option. In a naked short position, the number of securities involved is greater than the number of securities in the overallotment option. The underwriters may close out any short position by exercising their overallotment option and/or purchasing securities in the open market.

Syndicate covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of securities to close out the short position, the underwriters will consider, among other things, the price of securities available for purchase in the open market as compared with the price at which they may purchase securities through exercise of the overallotment option. If the underwriters sell more securities than could be covered by exercise of the overallotment option and, therefore, have a naked short position, the position can be closed out only by buying securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the securities in the open market that could adversely affect investors who purchase in the offering.

Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the securities originally sold by that syndicate member are purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our securities or preventing or retarding a decline in the market price of our securities. As a result, the price of our common stock or warrants in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our securities. These transactions may be effected on the NASDAQ, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Public Offering of Securities

Prior to this offering, there was no established public market for our securities. The offering prices of our common stock and warrants have been determined by negotiations between us and the Representative. In determining the offering prices, we and the Representative considered a number of factors including:

•	the information set forth in this prospectus and otherwise available to the Representative;
•	our prospects and the history and prospects for the industry in which we compete;
•	an assessment of our management;
•	our prospects for future earnings;
•	the general condition of the securities markets at the time of this offering;
•	the recent market prices of, and demand for, publicly traded common stock and warrants of generally comparable companies; and
•	other factors deemed relevant by the underwriters and us.

Neither we nor the underwriters can assure investors that an active trading market will develop for our common stock or warrants, or that our securities will trade in the public market at or above the offering price.

Offering Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the common stock and warrants offered by this prospectus, or as used in this section, the common stock and warrants, in any jurisdiction where action for that purpose is required. The common stock and warrants offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such common stock or warrants be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock or warrants offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive or a Relevant Member State, an offer to the public of any common stock and warrants which are the subject of the offering contemplated by this prospectus may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any common stock or warrants may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;
(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representative for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of common stock or warrants shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any common stock or warrants in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any common stock and warrants to be offered so as to enable an investor to decide to purchase any common stock and warrants, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State; the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State; and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended, or FSMA) received by it in connection with the issue or sale of the common stock and warrants in circumstances in which Section 21(1) of the FSMA does not apply to us; and
(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the common stock or warrants in, from or otherwise involving the United Kingdom.

Israel

This document does not constitute a prospectus under the Israeli Securities Law, 5728-1968, and has not been filed with or approved by the Israel Securities Authority. In Israel, this prospectus is being distributed only to, and is directed only at, investors listed in the first addendum, or the Addendum, to the Israeli Securities Law, consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the TASE, underwriters purchasing for their own account, venture capital funds, and entities with shareholders’ equity in excess of NIS 50 million, each as defined in the Addendum (as it may be amended from time to time, collectively referred to as institutional investors). Institutional investors may be required to submit written confirmation that they fall within the scope of the Addendum. In addition, we may distribute and direct this document in Israel, at our sole discretion, to certain other exempt investors or to investors who do not qualify as institutional or exempt investors, provided that the number of such non-qualified investors in Israel shall be no greater than 35 in any 12-month period.

Canada

The common stock and warrants sold in this offering have not been and will not be qualified for distribution under applicable Canadian securities laws. Common stock and warrants may be offered to residents of Canada pursuant to exemptions from the prospectus requirements of such laws.

The address of Aegis Capital Corp. is 810 Seventh Avenue, 18th Floor, New York, New York 10019.

LEGAL MATTERS

The validity of the common stock and warrants offered hereby will be passed upon for us by Olshan Frome Wolosky LLP, New York, New York. In connection with the offering of the common stock and warrants, Zysman Aharoni Gayer and Sullivan & Worcester LLP, New York, New York, advised the underwriters with respect to certain U.S. securities law matters.

EXPERTS

Paritz & Company, P.A., our independent registered public accounting firm until October 15, 2012, has audited our balance sheet as of December 31, 2011, and the related consolidated statements of income and other comprehensive income, stockholders’ equity and cash flows for the year ended December 31, 2011, as set forth in their report. We have included our financial statements as of December 31, 2011 and for the year then ended in this prospectus and in the registration statement of which this prospectus forms a part in reliance on Paritz & Company, P.A.’s report given on their authority as experts in accounting and auditing.

On October 15, 2012, we dismissed Paritz & Company, P.A., or Paritz as our independent registered public accounting firm, effective immediately. The dismissal of Paritz was approved by our board of directors. Paritz’s reports on our consolidated financial statements as at and for the fiscal years ended December 31, 2011 and 2010 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the fiscal years ended December 31, 2011 and 2010 and through the date of dismissal, there were no disagreements with Paritz as described in Item 304(a)(1)(iv) of Regulation S-K on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which if not resolved to Paritz’s satisfaction would have caused it to make reference thereto in connection with its reports on the financial statements for such years. During the fiscal years ended December 31, 2011 and 2010 and through the date of dismissal, there were no reportable events as described in Item 304(a)(1)(v) of Regulation S-K.

On October 15, 2012, we engaged BDO Ziv Haft as our new independent registered public accounting firm. The engagement of BDO Ziv Haft was approved by our Board of Directors. During the fiscal years ended December 31, 2011 and 2010 and through the date of the engagement of BDO Ziv Haft, we did not consult with BDO Ziv Haft with respect to any of (i) the application of accounting principles to a specified transaction, either completed or proposed; (ii) the type of audit opinion that might be rendered on our financial statements; or (iii) any matter that was either the subject of a disagreement (as described in Item 304(a)(1)(iv) of Regulation S-K) or a reportable event as described in Item 304(a)(1)(v) of Regulation S-K. The financial statements as of December 31, 2012 and for the year then ended included in this prospectus and in the registration statement of which this prospectus forms a part have been audited by BDO Ziv Haft and have been so included in reliance on the report of said firm given on their authority as experts in auditing and accounting.

Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, independent registered public accounting firm, the former auditor of Micronet, has audited the consolidated balance sheets as of December 31, 2011 and 2010 and the related consolidated statements of comprehensive income, changes in shareholders’ equity and of cash flows for each of the years ended on December 31, 2011 and 2010 of Micronet, as set forth in their report thereon. These financial statements are provided in this prospectus and in the registration statement of which this prospectus forms a part in reliance on Kost Forer Gabbay & Kasierer’s report given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1, of which this prospectus forms a part, including exhibits and schedules, under the Securities Act with respect to the securities to be sold in this offering. This prospectus does not contain all the information contained in the registration statement. For further information with respect to us and the securities to be sold in this offering, we refer you to the registration statement and the exhibits and schedules attached to the registration statement. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. When we make such statements, we refer you to the copies of the contracts or documents that are filed as exhibits to the registration statement because those statements are qualified in all respects by reference to those exhibits.

As a result of this offering, we will be subject to the informational requirements of the Exchange Act and we intend to file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read our SEC filings, including the registration statement, at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facility at 100 F Street, N.E., Washington, D.C. 20549, on official business days during the hours of 10:00 am to 3:00 pm.

You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facility.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Board of Directors and Stockholders of Micronet Enertec Technologies, Inc. (formerly known as “Lapis Technologies, Inc.”)

We have audited the accompanying consolidated balance sheet of Micronet Enertec Technologies, Inc. (formerly known as “Lapis Technologies, Inc.”) (the “Company”) and its subsidiaries as of December 31, 2012 and the related consolidated statements of income, comprehensive income, stockholders' equity and cash flow for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company and its subsidiaries as of December 31, 2012 and the results of their operations and their cash flow for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Tel Aviv, Israel
March 14, 2013

/s/ Ziv Haft

Ziv Haft

Certified Public Accountants (Isr.)
BDO Member Firm

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Board of Directors
and Stockholders of
Lapis Technologies, Inc.

We have audited the accompanying consolidated balance sheet of Lapis Technologies, Inc. and subsidiaries as of December 31, 2011, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flow for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Lapis Technologies, Inc. and subsidiaries as of December 31, 2011, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Paritz & Company, P.A.

Hackensack, New Jersey
March 23, 2012, except for Notes 18C and 19, shares outstanding, and per share information as to which the date is March 14, 2013.

MICRONET ENERTEC TECHNOLOGIES, INC. (formerly known as “Lapis Technologies, Inc.”)

CONSOLIDATED BALANCE SHEETS
(In Thousands, except Share and Par Value data)

	December 31, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$10,611	$940
Marketable securities	3,183	—
Trade account receivables, net	9,914	7,947
Inventories	7,392	2,479
Derivative asset – call options	945	—
Other account receivable	1,939	708
Total current assets	33,984	12,074
Property, and equipment, net	2,269	482
Intangible assets and others, net	1,635	—
Long term deposit	43	22
Total long term assets	3,947	504
Total assets	$37,931	$12,578
LIABILITIES AND EQUITY
Short term bank credit and current portion of long term bank loans	$4,689	$766
Current portion of long term notes and convertible debenture, net of discount	1,671	1,000
Trade account payables	4,701	1,312
Other account payables	3,420	1,033
Derivative liabilities – put option	73	—
Total current liabilities	14,554	4,111
Long term Loans from banks	3,941	2,505
Long term notes convertible debenture net of discount	1,370	1,282
Derivatives liabilities – warrants		799
Accrued severance pay, net	1,138	228
Deferred tax liabilities, net	60	—
Excess in losses of affiliated company	—	41
Total long term liabilities	6,509	4,855
(*)Stockholders’ Equity:
Preferred stock; $.001 par value, 5,000,000 shares authorized, none issued and outstanding
Common stock; $.001 par value, 100,000,000 shares authorized, 3,241,500 shares issued and outstanding	3	6
Additional paid in capital	957	—
Accumulated other comprehensive income	233	105
Retained earnings	8,918	3,501
Micronet Enertec stockholders equity	10,111	3,612
Non-controlling interests	6,757	—
Total equity	16,868	3,612
Total Liabilities and equity	$37,931	$12,578

(*)	Giving retrospective effect to the reverse split — see Note 19.

MICRONET ENERTEC TECHNOLOGIES, INC. (formerly known as “Lapis Technologies, Inc.”)

CONSOLIDATED STATEMENTS OF INCOME

(In Thousands, Except Share and Earnings Per Share data)

	Year ended December 31,
	2012	2011
Revenues	17,788	10,146
Cost of revenues	13,790	6,297
Gross profit	3,998	3,849
Operating expenses:
Research and development	777	240
Selling and marketing	752	350
General and administrative	2,243	1,366
Amortization of intangible assets	551	—
Total operating expenses	4,323	1,956
Income (loss) from operations	(325)	1,893
Interest income (expense), net	89	(567)
Other income	4	—
Gain on bargain purchase	4,623	—
Income before provision for income taxes	4,391	1,326
Benefit for income taxes	(136)	(77)
Equity in losses (profit) on of affiliated company	(41)	44
Net income	4,568	1,359
Net loss attributable to non-controlling interests	(849)	—
Net income attributable to Micronet Enertec	5,417	1,359
(*) Earnings per share attributable to Micronet Enertec:
Basic	$1.67	$0.42
Diluted	$1.54	$0.42
Weighted average common shares outstanding:
Basic	3,241,500	3,241,500
Diluted	3,594,872	3,241,500

(*)	Giving retrospective effect to the reverse split — see Note 19.

MICRONET ENERTEC TECHNOLOGIES, INC. (formerly known as “Lapis Technologies, Inc.”)

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In thousands)

	Year ended December 31,
	2012	2011
Net income	$4,568	$1,359
Other comprehensive income (loss), net of tax:
Currency translation adjustment	820	(318)
Total comprehensive income	5,388	1,041
Comprehensive income attributable to the non-controlling interests	157	—
Comprehensive income attributable to Micronet Enertec	$5,545	$1,041

MICRONET ENERTEC TECHNOLOGIES, INC. (formerly known as “Lapis Technologies, Inc.”)

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
AND COMPREHENSIVE INCOME
(In Thousands, Except Numbers of Shares)

	Common Stock		Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income	Non-controlling Interest	Total Stockholders’ Equity
	Shares	Amount
Balance, December 31, 2010	3,241,500	$6	$78	$2,321	$423	$1,217	$4,045
Acquisition of non-controlling interest	—	—	(78)	(179)	—	(1,217)	(1,474)
Comprehensive income	—	—	—	1,359	(318)	—	1,041
Balance, December 31, 2011	3,241,500	6	—	3,501	$105	—	3,612
Non-controlling interest arising from business combination	—	—	—	—	—	7,096	7,096
Classification of warrants derivative to equity	—	—	1,105	—	—	—	1,105
Reverse split	—	(3)	3	—	—	—	—
Comprehensive income	—	—		5,417	128	(157)	5,388
Acquisition of non-controlling interest	—	—	(151)			(182)	(333)
Balance, December 31, 2012	3,241,500	$3	$957	$8,918	$233	$6,757	$16,868

(*)	Giving retrospective effect to the reverse split — see Note 19.

MICRONET ENERTEC TECHNOLOGIES, INC. (formerly known as “Lapis Technologies, Inc.”)

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)

	Year ended December 31,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$4,568	$1,359
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	779	66
Change in fair value of derivatives, net	(1,285)	(29)
Gain on bargain purchase	(4,623)	—
Equity in loss of affiliated company	(41)	41
Change in deferred taxes, net	(322)	4
Accrued interests on bank loans	83	—
Amortization of discount and change in the value of long term notes and convertible debenture, net	562	—
Changes in operating assets and liabilities (net of impact of acquisition):
Increase (decrease) in trade account receivables	2,008	(3,415)
Decrease in inventories	1,818	659
Increase (decrease) in accrued severance pay, net	(3)	139
Decrease in other account receivables	(637)	(207)
Increase (decrease) in trade account payables	819	(612)
Increase in other account payables	266	—
Net cash used in operating activities	3,993	(1,995)
Net cash provided by operating activities – discontinued operations	—	51
Net cash provided by (used in) operating activities	$3,993	$(1,944)

MICRONET ENERTEC TECHNOLOGIES, INC. (formerly known as “Lapis Technologies, Inc.”)

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)

	Year ended December 31,
	2012	2011
CASH FLOWS FROM INVESTING ACTIVITIES:
Change in long term deposit and restricted cash	—	(1)
Purchase of property and equipment	(615)	(293)
Marketable securities	(254)	—
Acquisition of newly-consolidated subsidiary, net of cash acquired (Appendix A)	1,580	—
Net cash provided by (used in) investing activities	711	(294)
CASH FLOWS FROM FINANCING ACTIVITIES:
Short term bank credit	4,033	(256)
Issuance of note and warrants	3,000	—
Receipt of long term loan	2,373	—
Repayment of convertible note	(695)	—
Repayment of long term debt to banks	(1,131)	—
Repayment of loans from related parties	—	(1,127)
Proceeds from long-term debt	—	6,141
Acquisition of non-controlling interests	(246)	(1,500)
Repayment of long-term notes	(2,500)	(414)
Net cash provided by financing activities	4,834	2,844
NET CASH DECREASE IN CASH AND CASH EQUIVALENTS	9,538	606
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	940	626
TRANSLATION ADJUSTMENT ON CASH AND CASH EQUIVALENTS	133	(292)
CASH AND CASH EQUIVALENTS AT END OF PERIOD	10,611	940
Supplemental disclosure of cash flow information:
Amount paid during the period for:
Interest	$581	$233
Taxes	$95	$51

MICRONET ENERTEC TECHNOLOGIES, INC. (formerly known as “Lapis Technologies, Inc.”)

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)

Appendix A

Acquisition of newly-consolidated subsidiary, net of cash acquired:

Working capital, other than cash	$(8,308)
Derivative asset – call options	(404)
Property and equipment	(1,400)
Intangible assets	(1,961)
Gain on bargain purchase	4,623
Derivative liability – put option	163
Non-current liabilities	1,771
Non-controlling interest	7,096
Net cash provided by acquisition	$1,580

NOTE 1 — DESCRIPTION OF BUSINESS

Overview

Micronet Enertec Technologies, Inc. (formerly known as Lapis Technologies, Inc.), a U.S. based Delaware corporation formed in Delaware on January 31, 2002. On March 14, 2013 we changed our corporate name from Lapis Technologies, Inc. to Micronet Enertec Technologies, Inc. (“we,” “Micronet Enertec” or “the Company”). We operate through two Israel-based companies, Enertec Systems 2001 Ltd, or Enertec, our wholly-owned subsidiary, and Micronet Ltd, or Micronet, in which we hold 50.1% as of December 31, 2012.

Micronet is a publicly traded company on the Tel Aviv stock exchange and operates in the growing commercial Mobile Resource Management, or MRM market. Micronet designs, develops, manufactures and sells rugged mobile computing devices that provide fleet operators and field workforces with computing solutions in challenging work environments. Micronet’s vehicle cabin installed and portable tablets increase workforce productivity and enhance corporate efficiency by offering computing power and communication capabilities that provide fleet operators with visibility into vehicle location, fuel usage, speed and mileage. Micronet’s customers consist primarily of application service providers, or ASPs, and solution providers specializing in the MRM market.

Enertec operates in the Defense and Aerospace markets and designs, develops, manufactures and supplies various customized military computer-based systems, simulators, automatic test equipment and electronic instruments. Enertec’s solutions and systems are designed according to major aerospace integrators’ requirements and are integrated by them into critical systems such as command and control, missile fire control, maintenance of military aircraft and missiles for use by the Israeli Air Force and Navy and by foreign defense entities.

Micronet Acquisition

On September 7, 2012, we, through our wholly-owned subsidiary Enertec Electronics Ltd., an Israeli corporation, or Enertec Electronics, acquired from three Israeli individuals who collectively were the former controlling shareholders, or the Sellers, 47.5% of the issued and outstanding shares of Micronet pursuant to a stock purchase agreement, or the Agreement. As a result of the consummation of the Micronet acquisition, we have become the largest shareholder of Micronet and the legal controlling entity because we have the ability to nominate the majority of the members of Micronet’s board of directors, which gives us control of Micronet’s operations.

Pursuant to the terms of the Agreement we acquired 8,256,000 ordinary shares of Micronet for 17.3 million NIS (approximately $4.3 million), divided pro rata among Sellers. The acquisition was financed based partly on our own resources and partly by means of a loan from UTA Capital (see reference to note 9). The Agreement also includes two call options granted to Micronet Enertec and a put option granted to Sellers. Pursuant to the initial call option, we are entitled to purchase from the Sellers, during the period beginning on the closing of the transaction and for 11 months thereafter, up to additional 996,000 ordinary shares of Micronet (5.49% of Micronet’s issued and outstanding shares) for a price of 2.1 NIS (approximately $0.563 per share) per share as adjusted based on the Israeli customers index. Under the second call option, we are entitled to purchase from the Sellers up to additional 1,200,000 ordinary shares of Micronet.

The second call option is in effect for the period that begins on the one-year anniversary of the closing of the transaction and ends on the 21-month anniversary of the closing of the transaction (6.62% of Micronet’s issued and outstanding shares) for a price of 2.1 NIS per share as adjusted based on the Israeli customers index (reflecting $0.563 per share at December 31, 2012) plus 25% of Micronet’s 2012 gross profit per share based on Micronet’s issued and outstanding shares as of December 31, 2012, up to maximum of 18,850,000 shares, but in any event such price per share shall not exceed 3 NIS ($0.8 per share at December 31, 2012). Pursuant to the put option granted to Sellers, Sellers can cause the sale of up to an additional 1,000,002 ordinary shares constituting 5.73% of Micronet’s issued and outstanding shares for a price of 2.2 NIS per share ($0.589 per share at December 31, 2012) as adjusted based on the Israeli customers index. The put option is in effect for the period that begins on the one-year anniversary of the closing of the transaction and ends on the 22-month anniversary of the closing of the transaction. Micronet’s results of operation and balance sheet were included in our consolidated reports commencing in the closing date, Acquisition costs amounted to $65 were charged to general and administrate expenses.

NOTE 1 — DESCRIPTION OF BUSINESS - (continued)

The purchase consideration was allocated to the tangible assets and intangible assets acquired and liabilities assumed based on their estimated fair values on the acquisition date. The fair value assigned to identifiable intangible assets acquired has been determined by using valuation methods that discount expected future cash flows to present value using estimates and assumptions determined by management. These estimates are subject to revision, which may result in significant adjustments to the values presented below, when the appraisals are finalized. The Company determined that the fair values of net assets acquired exceeded the purchase price by $4,623, which was recorded as a bargain purchase gain, and is shown as a separate non operating income. The gain is not a taxable income for tax purposes. The gain was largely determined by the following reasons:

•	Micronet is a publicly-traded company on the Tel Aviv Stock Exchange (“TASE”). The purchase price takes into consideration the average price per Micronet share for the 12 month period prior to the Closing Date. The average price per Micronet share for the 12 month period prior to the Closing Date was approximately 2.2 NIS, whereas the purchase price was 2.1 NIS.
•	In addition to the cash consideration paid in the transaction as aforementioned, additional consideration for the Sellers is attributable to their expectation that the new controlling shareholders of Micronet together with the management team, will be able to use their experience, abilities and expertise to increase Micronet’s value and thereby increase the value of the remaining shares held by the Sellers. Accordingly, the transaction was structured so that the Sellers continue to be stockholders of Micronet. The Sellers hold approximately 30% of the company’s outstanding share capital following the Acquisition.
•	Approximately 40% of the gain is created following the technical measurement of non-controlling interest at fair value which is much lower than the non-controlling interests’ proportionate share of identifiable net assets.

Purchased identifiable intangible assets are amortized on a straight-line basis over their respective useful lives. The table set forth below summarizes the estimates of the fair value of assets acquired and liabilities assumed and resulting gain on bargain purchase

U.S. $ in Thousands
Current assets	$19,492
Derivative asset – call options	404
Property, plant and equipment, net	1,400
Other non-current assets	267
Identifiable intangible assets:
Customer relations	918
Backlog	712
Technology	330
Total assets acquired	23,523
Current liabilities	4,689
Derivative liability – put option	163
Convertible notes	1,265
Long-term liabilities, including deferred taxes liability	1,383
Total liabilities assumed	7,500
Non-controlling interest	6,461
Employees stock options (non-controlling interest)	635
Gain on bargain purchase	4,623
Net assets acquired	$4,304

NOTE 1 — DESCRIPTION OF BUSINESS - (continued)

The consideration of the acquisition was attributed to net assets acquired and liabilities assumed based on their fair value. Upon a purchase price allocation, an amount of $330 was allocated to technology and to be amortized over a 5-year period, an amount of $917 was allocated to estimated fair value of the customers relation intangible assets to be amortized over a 3-year period, and an amount of $712 was allocated to backlog which is being amortized over its estimated useful life-up to 0.5 years. In addition, the value of employees stock option was recorded at fair value upon acquisition and amounted to $635, as these employees stock options are fully vested they were classified upon acquisition as part of the non-controlling interest. The call and put options between the Company and the Sellers were measured at fair value as part of the acquisition and amounted to $404 and $163 respectively. They will be marked to market each reporting period. An amount of $1,171 was allocated to the fair value of inventory that will be realized in up to 4 months. The non-controlling interests were calculated based on the market price of Micronet’s share at the acquisition date. The contribution of Micronet’s results to our consolidated revenue net income was $7,341 and loss of $181, respectively for the year ended December 31, 2012.

On November 14, 2012, we, via Enertec Electronics, exercised our right pursuant to the call option granted under the Agreement and acquired an additional 2.6% of the issued and outstanding shares of Micronet for a consideration of approximately $246 (based on the NIS/dollar exchange rate at the time), increasing our ownership to 50.1% of the issued and outstanding shares of Micronet.

The unaudited pro forma financial information in the table below summarizes the combined results of our operations and those of Micronet for the periods shown as though the acquisition of Micronet occurred as of the beginning of fiscal year 2012. The pro forma financial information for the periods presented includes the business combination accounting effects of the acquisition, including amortization charges from acquired intangible assets. The pro forma financial information as presented below is for informational purposes only, is subject to a number of estimates, assumptions and other uncertainties, and is not indicative of the results of operations that would have been achieved if the acquisition and divestiture had taken place at January 1, 2012. The unaudited pro forma financial information is as follows (in thousands, except per share amounts):

	Year Ended December 31,
	2012	2011
Total revenues	$37,492	$22,691
Net income attribute to Micronet Enertec*	$2,840	$(82)
Basic earnings per share	$0.88	$(0.02)
Diluted earnings (losses) per share	$0.82	$(0.02)

*	Excluding one-time gain on bargain purchase amounted to $4,623.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”).

The consolidated financial statements include the financial statements of the Company and its wholly owned subsidiaries. All significant inter-company transactions and balances among the Company and its subsidiaries are eliminated upon consolidation.

Functional Currency

The functional currency of Micronet Enertec is the U.S. dollar. The functional currency of certain subsidiaries is their local currency. The financial statements of those companies are included in consolidation, based on translation into U.S. dollars. Assets and liabilities are translated at year-end exchange rates, while revenues and expenses are translated at monthly average exchange rates during the year. Differences resulting from translation are presented in the consolidated statements of comprehensive income.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - (continued)

Use of Estimate

The preparation of the financial statements in conformity with Generally Accepted Accounting Principles (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates.

Reclassifications

Certain comparative figures have been reclassified to conform to the current year presentation.

Principles of Consolidation

The consolidated financial statements comprise the Company and its subsidiaries. Control is the power to govern the financial and operating policies of an entity so as to obtain benefits from its operating activities. In assessing control, legal and contractual rights, are taken into account. The consolidated financial statements of subsidiaries are included in the consolidated financial statements from the date that control is achieved until the date that control is ceased. Intercompany transactions and balances are eliminated upon consolidation.

Cash and Cash Equivalents

Cash equivalents are considered by the Company to be highly-liquid investments, including inter-alia, short-term deposits with banks, of which do not exceed maturities of three months at the time of deposit and which are not restricted.

Investments in Marketable Securities

Management determines the appropriate classification of its investments at the time of purchase and reevaluates such determinations at each balance sheet date. Investments in marketable securities are classified as “trading,” and unrealized gains or losses are reported in the statement of operations.

Revenue Recognition

The Company’s subsidiary Enertec Systems 2001 LTD mainly enters into long-term fixed-price contracts with customers to manufacture test systems, simulators, and airborne applications. Revenue on these long-term fixed-price contracts is recognized under the percentage-of-completion method. In using the percentage of completion method, revenues are generally recorded based on the percentage of cost incurred to date on a contract relative to the estimated total expected contract cost. Management uses historical experience, project plans and an assessment of the risks and uncertainties inherent in the arrangement to establish the total estimated costs. The percentage of completion is established by the costs incurred to date as a percentage of the estimated total costs of each contract (cost-to-cost method). Contract costs include all direct material and labor costs. The Company begins recognizing revenue on a project when persuasive evidence of an arrangement exists, recoverability is probable, and project costs are incurred. The Company recognizes contract losses, if any, in the period in which they first became evident. On December 31, 2012 approximately $3.5 million (on December 31, 2011: $1.3 million) of the accounts receivable balance was unbilled due to the customer’s payment terms.

Revenues from the sales of MRM (mobile resource management) products are recognized when persuasive evidence of an arrangement exists; delivery has occurred, fee to its customer is fixed and determinable; and collection of the resulting receivable is reasonably assured. The title and risk of loss passes to the customer, delivery is occurred and acceptance is satisfied as the product leaves the Company premises.

Allowance for Doubtful Accounts

The Company establishes an allowance for doubtful accounts to ensure trade and financing receivables are not overstated due to uncollectability. The allowance for doubtful accounts was based on specific receivables, which their collection, in the opinion of Company’s management, is in doubt. Trade receivables are charged off in the period in which they are deemed to be uncollectible.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - (continued)

Inventories

Inventories of raw materials are stated at the lower of cost (first-in, first-out basis) or realizable value. Cost of work in process comprise direct materials, direct production costs and an allocation of production overheads based on normal operating capacity.

Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is calculated by the straight-line method over their estimated useful lives. Annual rates of depreciation are as follows:

Leasehold improvements	The shorter of term of the lease or the useful life of the asset
Machinery and equipment	10 years
Furniture and fixtures	14 years
Transportation equipment	7 years
Computer equipment	3 years

Stock Based Compensation

The Company accounts for stock based compensation under the fair value method under which compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. For stock options, fair value is determined using an option-pricing model that takes into account the stock price at the grant date, the exercise price, the expected life of the option, the volatility of the underlying stock, the expected dividends on it, and the risk-free interest rate over the expected life of the option. Micronet issued an immaterial number of stock options during 2012. Stock based compensation for the year ended December 31, 2012 were immaterial. For the year ended December 31, 2011, there was no stock based compensation.

Common Stock Purchase Warrants and Other Derivative Financial Instruments

In accordance with Financial Accounting Standards Board (“FASB”) ASC Topic 815 “Derivative and Hedging” (ASC 815-40-25), the Company determined that the warrants issued to UTA (ratchet down of exercise price based upon lower exercise price in future offerings) are not indexed to the Company’s own stock and therefore should be recorded as a derivative financial liability pursuant to ASC 815-40-25. The fair value of these warrants as of December 31, 2011 was $798.

On November 6, 2012, these warrants were classified to equity due to changes in their terms (see also note 9).

Shipping and Handling Costs

Shipping and handling costs, which amounted to $44 and $21 for the years ended December 31, 2012 and 2011, respectively, are included in selling and marketing expenses.

Research and Development Costs

Research and development costs are charged to statements of income as incurred.

Advertising Costs

The Company expenses advertising costs as incurred. Advertising costs for the years ended December 31, 2012 and 2011 were $59 and $56, respectively.

Earnings per Share

Earnings (loss) per share (“EPS”) were computed in accordance with the FASB ASC Topic 260, “Earnings Per Share” (ASC 260). ASC 260 requires the presentation of both basic and diluted EPS.

Basic net earnings per share is computed based on the weighted average number of ordinary shares outstanding during each year. Diluted earnings per share is computed based on the weighted average number

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - (continued)

of ordinary shares outstanding during each year, plus dilutive potential ordinary shares considered outstanding during the year derived from potential exercise of warrants.

Impairment of Long-Lived Assets

The Company evaluates property and equipment and purchased intangible assets with finite lives for impairment whenever events or changes in circumstances indicate the carrying value of an asset may not be recoverable. The Company assesses the recoverability of the assets based on the undiscounted future cash flow and recognizes an impairment loss when the estimated undiscounted future cash flow expected to result from the use of the asset plus the net proceeds expected from disposition of the asset, if any, are less than the carrying value of the asset. When the Company identifies an impairment, it reduces the carrying amount of the asset to its estimated fair value based on a discounted cash flow approach or, when available and appropriate, to comparable market values. During the years ending December 31, 2012, and 2011 no impairments have been identified.

Intangible assets

Intangible assets have been recorded as a result of Micronet’s acquisition. Intangible assets that are not considered to have an indefinite useful life are amortized using the straight-line basis over their estimated useful lives. The carrying amount of these assets is reviewed whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. Recoverability of these assets is measured by comparison of the carrying amount of the asset to the future undiscounted cash flows the assets is expected to generate. If the asset is considered to be impaired, the amount of any impairment is measured as the difference between the carrying value and the fair value of the impaired asset.

Comprehensive Income

ASC 220-10, “Reporting Comprehensive Income,” requires the Company to report in its consolidated financial statements, in addition to its net income, comprehensive income (loss), which includes all changes in equity during a period from non-owner sources including, as applicable, foreign currency items, and other items.

The Company’s comprehensive loss for all periods presented is related to the effect of foreign translation losses.

Income Taxes

Deferred taxes are determined utilizing the “asset and liability” method, whereby deferred tax asset and liability account balances are determined based on differences between financial reporting and the tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company provides a valuation allowance, when it’s more likely than not that deferred tax assets will not be realized in the foreseeable future. Deferred tax liabilities and assets are classified as current or non-current based on the expected reversal dates of the specific temporary differences.

The Company adopted FASB ASC Topic 740-10-05, “Income Taxes” which provides guidance for recognizing and measuring uncertain tax positions and prescribes a threshold condition that a tax position must meet for any of the benefits of the uncertain tax position to be recognized in the financial statements. It also provides accounting guidance on derecognizing, classification and disclosure of these uncertain tax positions. The Company’s policy on classification of all interest and penalties related to unrecognized income tax positions, if any, is to present them as a component of income tax expense.

Financial Instruments

1.	Concentration of credit risks:

Financial instruments that have the potential to expose the Company to credit risks are mainly cash and cash equivalents, bank deposit accounts, marketable securities and trade receivables.

The Company holds cash and cash equivalents, and deposit accounts at large banks in Israel, thereby substantially reducing the risk of loss.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - (continued)

With respect to trade receivables, the risk is limited due to the geographically spreading, nature and size of the entities that constitute the Company’s customer base. The Company assesses the financial position of its customers prior to the engagement with them.

The Company performs ongoing credit evaluations of its customers for the purpose of determining the appropriate allowance for doubtful accounts and generally does not require collateral. An appropriate allowance for doubtful accounts is included in the accounts.

2.	Fair value measurement:

The Company measures fair value and discloses fair value measurements for financial and non-financial assets and liabilities. Fair value is based on the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

The accounting standard establishes a fair value hierarchy that prioritizes observable and unobservable inputs used to measure fair value into three broad levels, which are described below:

Level 1:	Quoted prices (unadjusted) in active markets that are accessible at the measurement date for assets or liabilities. The fair value hierarchy gives the highest priority to Level 1 inputs.
Level 2:	Observable prices that are based on inputs not quoted on active markets, but corroborated by market data.
Level 3:	Unobservable inputs are used when little or no market data is available. The fair value hierarchy gives the lowest priority to Level 3 inputs.

In determining fair value, the Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible and considers counterparty credit risk in its assessment of fair value.

Recent Accounting Pronouncements

In July 2012, the FASB issued Accounting Standard Update 2012-02, “Intangibles — Goodwill and Other (Topic 350): Testing Indefinite Intangibles Assets for Impairment,” which amended the guidance in ASC 350-30 on testing indefinite-lived intangible assets, other than goodwill, for impairment allowing an entity to perform a qualitative impairment assessment The Company believes that the adoption of this standard will not have an impact on its consolidated statements.

In December 2011, the FASB issued Accounting Standard Update No. 2011-11, “Balance Sheet (210): Disclosures about Offsetting Assets and Liabilities,” which requires additional disclosures about the nature of an entity’s rights of setoff and related arrangements associated with its financial instruments and derivative instruments. The disclosure requirements are effective for annual reporting periods beginning on or after January 1, 2013, and interim periods therein, with retrospective application required. In January 2013, the FASB issued Accounting Standard Update No. 2013-01, “Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities.” The Company believes that the adoption of both the standard and the update will not an impact on the Company’s consolidated financial statements.

NOTE 3 — ACQUISITION OF NON-CONTROLLING INTEREST

On March 2, 2011, Enertec Management Ltd., an indirect, wholly-owned subsidiary of the Company, acquired the 27% of the outstanding shares of Enertec Systems not previously held by the Company, for an aggregate purchase price of $1,500. The Company accounted for the acquisition of the additional interest as an equity transaction.

NOTE 4 — FAIR VALUE MEASUREMENTS

Items carried at fair value as of December 31, 2012 and 2011 are classified in the table below in one of the three categories described in Note 2.

NOTE 4 — FAIR VALUE MEASUREMENTS - (continued)

	Fair value measurements using input type
	December 31, 2012
	Level 1	Level 2	Level 3	Total
Cash and cash equivalents	$10,611	$—	$—	$10,611
Marketable securities	3,183	—	—	3,183
Derivative asset – call option*	—	945	—	945
Derivative liability – put option	—	(73)	—	(73)
	$13,794	$872	$—	$14,666

*	The fair value of the derivative call options, using the Black-Scholes option pricing model made with the following unobservable assumptions: dividend yield of 9.7%, expected volatility: 49% – 54%, risk free interest rate: 9% – 19 (includes inflation rates), and expected life: 0.6 – 1.43 years.

	Fair value measurements using input type
	December 31, 2011
	Level 1	Level 2	Level 3	Total
Cash and cash equivalents	$940	—	—	$940
Derivatives liabilities – warrants	—	(799)	—	(799)
	$940	$(799)	$—	$141

NOTE 5 — INVENTORIES

Inventories are stated at the lower of cost or market, computed using the first-in, first-out method. Inventories consist of the following:

	December 31,
	2012	2011
Raw materials	$4,874	$732
Work in process	2,518	1,747
	$7,392	$2,479

NOTE 6 — PROPERTY AND EQUIPMENT

Property and equipment consists of the following as of December 31, 2012 and 2011:

	December 31,
	2012	2011
Leasehold improvements	$1,176	$352
Machinery and equipment	980	133
Furniture and fixtures	246	149
Transportation equipment	134	113
Computer equipment	605	379
	3,141	1,126
Less accumulated depreciation	872	644
	$2,269	$482

Depreciation expenses totaled $228, $65, for the years ended December 31, 2012 and 2011, respectively.

NOTE 7 — INTANGIBLE ASSETS AND OTHERS, NET

Composition:

	Useful life years	December 31,
		2012	2011
Original amount:
Technology	5	$330	$—
Customer related intangible assets	3	918	—
backlog	0.5	712	—
Prepaid lease expenses		226	—
		$2,186	$—
Accumulated amortization:
Technology	5	$22	—
Customer related intangible assets	3	102	—
backlog	0.5	427	—
		$551	$—
		$1,635	$—

The estimated future amortization of the intangible assets (excluded of deferred tax assets) as of December 31, 2012 is as follows:

2013	$657
2014	372
2015 and thereafter	$380

NOTE 8 — SHORT TERM BANK LOANS

As of December 31, 2012, the Company had short term bank credit of $4,689 comprised as follow: $656 current portion of long term loans and $4,033 of short term bank loans that bear interest of 3.25 – 5.25% paid on a monthly and weekly basis.

As of December 31, 2011, the Company had short term bank credit of $766 comprised as follow: $766 current portion of long term loans from bank.

NOTE 9 — LONG TERM LOANS FROM BANKS

1. Composition:

	Average Interest rate as of December 31, 2012		December 31,
			2012	2011
	%	Linkage Basis	Total long-term liabilities net of current portion
Due to Banks	P+1.41%	NIS	$4,597	$3,271
Less – current portion			(656)	(766)
			$3,941	$2,505

On December 17, 2012, the Company entered into a new loan agreement with an Israeli bank for $2,370. The loan is to be repaid in five years and bears annual interest at an initial rate of prime plus 2.75%.

2. Long-term Loans from Banks are due as follows:

	December 31,
	2012	2011
First year (current portion)	$656	$766
Second year	645	656
Third year	637	645
Fourth year and thereafter	2,659	1,204
	$4,597	$3,271

NOTE 10 — UTA CAPITAL LLC TRANSACTION

On July 12, 2011, we entered into a Note and Warrant Purchase Agreement with UTA Capital LLC, a Delaware limited liability company (“UTA”), (the “Purchase Agreement,” and as amended by that certain letter agreement dated as of August 16, 2011, and as further amended by that certain Second Amendment to Note and Warrant Purchase Agreement dated as of August 31, 2011 and that certain Third Amendment to Note and Warrant Purchase Agreement dated as of November 24, 2011, the “Original Agreement”) pursuant to which UTA agreed to provide financing to Micronet Enertec on a secured basis.

The initial closing (the “Initial Closing”) of the transactions contemplated by the Purchase Agreement took place on September 1, 2011. In connection therewith, the Company issued to UTA a secured promissory note in the principal amount of $3,000 that matures on March 1, 2014 (the “First Note”). The First Note bears interest at a rate of 8% per annum and principal was due to be repaid in three equal principal payments of $1,000 on each of September 1, 2012, September 1, 2013 and March 1, 2014. Net proceeds from the sale of the First Note were to be used as working capital for the Company and its subsidiaries. In addition, the Company issued to UTA a warrant (the “First Warrant”) to purchase up to 476,113 shares of the Company’s common stock, par value $0.001 (the “Common Stock”) at an exercise price initially equal to $1.00 per share, representing 12% of the Company’s outstanding shares of Common Stock, on a fully diluted basis. The First Warrant became exercisable on March 1, 2012 and will terminate, to the extent not exercised, on March 1, 2017. The Company has agreed to customary covenants, see note 16.

At the issuance date of the First Warrant, we recorded the fair value of the First Warrant issued with the $3,000 Note as a derivative liability of $828 using the Black-Scholes option pricing model with a corresponding increase in debt discount as we determined that warrants are not indexed to the Company’s own stock pursuant to FASB ASC Topic 815, “Derivative and Hedging” (ASC 815-40-25). Debt discount is being amortized over the term of the loan to the stated maturity date and are presented as a component of interest expense in the accompanying statements of operations. Amortization of the debt discount for the year ended December 31, 2012 is $331, and is included as a component of interest expense.

Pursuant to the Original Agreement, UTA also agreed to purchase a 27-month, secured promissory note in the principal amount of $3,000 (the “Second Note”) at a second closing if it occurred (the “Second Closing”), which closing was to occur not later than nine months after the Initial Closing, subject to the closing conditions set forth in the Original Agreement; provided, however, that the principal amount of the Second Note was to be reduced by the aggregate unpaid principal amount outstanding under the Intermediate Note (as defined below) as of the date of the Second Closing. The First Note and the Second Note were to be secured by the pledge of certain of the assets of the Company and its subsidiaries and were to be identical other than their duration.

The Company has also agreed to issue to UTA at the Second Closing a second warrant (the “Second Warrant” and, together with the First Warrant, the “Warrants”) to purchase that number of shares of Common Stock in order that the Warrants, and any shares of Common Stock issued upon exercise of the First Warrant, represent 12% of the outstanding shares of Common Stock on a fully diluted basis as of the Second Closing. The Company agreed to grant to UTA certain demand and “piggy back” registration rights in respect of the shares underlying the Warrants, as set forth in the Original Agreement.

Amended and Restated Note and Warrant Purchase Agreement

In connection with the acquisition of Micronet (the “Acquisition”), we entered into an Amended and Restated Note and Warrant Purchase Agreement, dated as of September 7, 2012, with UTA. The Amended and Restated Note and Warrant Purchase Agreement amended the Original Agreement. Pursuant to the Amended and Restated Note and Warrant Purchase Agreement, we and UTA agreed to revise the Original Agreement to provide, among other things, (i) for the consummation of the Second Closing, as described below, to assist the Company in financing the Acquisition although the time period in which the Second Closing could occur had expired under the terms of the Original Agreement, (ii) that Enertec pledge to UTA the shares acquired in the Acquisition, (iii) that D.L. Capital Ltd., the Company’s controlling stockholder, enter into a pledge agreement with UTA to pledge 1,000,000 shares of common stock of the Company owned by D.L. Capital Ltd., (iv) that the Secured Promissory Note made by the Company payable to UTA, dated September 1, 2011 in the

NOTE 10 — UTA CAPITAL LLC TRANSACTION - (continued)

principal amount of $3,000 be amended to provide that the principal payments be paid in three equal principal payments of $1,000 each, the first on December 31, 2012, and the second on September 1, 2013, with the remaining principal balance due at the Maturity Date of March 1, 2014, and (v) that the Company satisfy within four months of September 7, 2012 the corporate governance requirements under Nasdaq Marketplace Rule 5605 (relating to Board and Board committee composition, process and decision-making), Rule 5610 (relating to codes of conduct) and Rule 5630 (relating to the review and approval of related-party transactions) as if the Company’s common stock were listed on the Nasdaq stock exchange.

Second Closing

On September 7, 2012, we issued to UTA pursuant to the Amended and Restated Note and Warrant Purchase Agreement (i) the Second Secured Promissory Note in the principal amount of $3,000, with an initial interest rate equal to 8% per annum, $1,500 of such amount payable on May 15, 2013, and the remaining balance due at the Maturity Date of April 1, 2014, and (ii) the Second Warrant entitling UTA to purchase from the Company up to a total of 300,000 shares of the Company’s common stock at an exercise price initially equal to $1.30 per share, first exercisable beginning six months after September 7, 2012, until 66 months after September 7, 2012. At issuance date, we recorded the fair value of the Second Warrant issued with the $ 3,000 Note as a derivative liability amounted to $872 using the Black-Scholes option pricing model with a corresponding increase in debt discount as we determined that warrants (ratchet down of exercise price based upon lower exercise price in future offerings) are not indexed to the Company’s own stock pursuant to FASB ASC Topic 815, “Derivative and Hedging” (ASC 815-40-25). Debt discount is being amortized over the term of the loan to the stated maturity date and are presented as a component of interest expense in the accompanying statements of operations. Amortization of the debt discount for the year ended December 31, 2012 is $129, and is included as a component of interest expense.

On November 6, 2012, the Company and UTA amended the terms of the Warrants pursuant to which UTA waived its right to anti-dilution protection in case the Company issues additional shares of common stock, while the Company waived certain upward exercise price adjustment provisions included in the Warrants. Following this amendment, the Warrants were classified to equity in the amount of $1,105.

NOTE 11 — CONVERTIBLE NOTE

As of December 31, 2012, the Company’s subsidiary Micronet has convertible note short term balance liability to be repaid in November 2013. The note is linked to the Israeli price index and bears an annual interest of 5.25%. The note may be converted into ordinary shares of Micronet at a price of 6.5 NIS per share.

The conversion feature meets the definition of an embedded derivative, which has a minimal value as of December 31, 2012.

NOTE 12 — ACCRUED SEVERANCE PAY, NET

A. Accrued Liability:

The Company is liable for severance pay to its employees pursuant to the applicable local laws prevailing in the respective countries of employment and employment agreements. For Israeli employees, the liability is partially covered by individual managers’ insurance policies under the name of the employee, for which the Company makes monthly payments. The Company may make withdrawals from the managers’ insurance policies only for the purpose of paying severance pay.

The amounts accrued and the amounts funded with managers’ insurance policies are as follows:

	December 31,
	2012	2011
Accrued severance pay	$3,900	$1,300
Less-amount funded	(2,762)	(1,072)
	$1,138	$228

NOTE 12 — ACCRUED SEVERANCE PAY, NET - (continued)

B. Expenses:

The income (expense) related to severance payable for the years ended December 31, 2012 and 2011 were $55 and $(139), respectively.

NOTE 13 — PROVISION FOR INCOME TAXES

A. Basis of Taxation

The Company’s Israeli subsidiaries are governed by the tax laws of the state of Israel which has a general tax rate of 25%. The Company is entitled to various tax benefits in Israel by virtue of being granted the status of an “approved enterprise industrial company” as defined by the tax regulations. The benefits include, among other things, a reduced tax rate.

B. Provision (Benefit) for Taxes

	Year ended December 31,
	2012	2011
Current:
Domestic (Israel)	$124	$30
Foreign	15	10
	139	40
Taxes related to prior years	47	(164)
Deferred:
Deferred taxes, net	(322)	47
Total provision (benefit) for income taxes	$(136)	$(77)

C. The reconciliation of income tax at the U.S. statutory rate to the Company’s effective tax rate as follows:

	2012	2011
U.S. federal statutory rate	35%	35%
Tax Rate difference between US and Israel	—	(10)%
Effect of Israeli tax rate benefit	—	(21)%
Change in valuation allowance	—	(4)%
Effect of previous years	—	(6)%
Gain on bargain purchase	(36)%
other	(2)%
Effective Tax Rate	(3)%	(6)%

D. Deferred Tax Assets and Liabilities

Deferred tax reflect the net tax effects of temporary differences between the carrying amounts of assets or liabilities for financial reporting purposes and the amounts used for income tax purposes. As of December 31, 2012 and 2011, the Company’s deferred taxes were in respect of the following:

	December 31,
	2012	2011
	(in thousands)
Net operating loss carry forward	110	148
Provisions for employee rights and other temporary differences	349	62
Deferred tax assets before valuation allowance	459	210
Valuation allowance	110	148
Deferred tax assets	349	62
Deferred tax liability	211	—
Deferred tax assets (liability), net	138	62

NOTE 13 — PROVISION FOR INCOME TAXES - (continued)

E. Tax losses

At December 31, 2012, the Company has a net operating loss carry forward of approximately $314, which may be utilized to offset future taxable income for United States federal tax purposes. This net operating loss carry forward begins to expire in 2022. Since it is more likely than not that the Company will not realize a benefit from this net operating loss carry forward a 100% valuation allowance has been recorded to reduce the deferred tax asset to its net realizable value.

F. Tax Assessments

The Company received final tax assessments in the United States through tax year 2008, with regards to the Israeli subsidiaries: Micronet and Enertec System received final tax assessments through tax year 2010 and Enertec Electronics received final tax assessments through tax year 2007.

G. Uncertain Tax Position

The Company did not record any liability for income taxes associated with unrecognized tax benefits during 2012 and 2011.

NOTE 14 — RELATED PARTIES

Due to Stockholder

Mr. Lucatz was paid through a consulting agreement effective as of August 2009 that we entered into with D.L. Capital Ltd. (our controlling shareholder which is controlled by Mr. Lucatz). Under the consulting agreement, we paid D.L. Capital Ltd. through August 2011 management fees of 50 NIS (approximately $14) on a monthly basis, and covered other expenses in a sum of 10 NIS (approximately $3) per month. As of October 1, 2011, the costs of the consulting fee and/or salary were adjusted and increased by 10 NIS so the monthly salary/consulting management fee was 60 NIS (approximately $17).

In November 2012, entities controlled by Mr. Lucatz reached agreements with each of Micronet and the Company for the provision of management and consulting services to Micronet and the Company, respectively. On November 7, 2012, the board of directors and the audit committee of Micronet approved the entry into a management and consulting services agreement with D.L. Capital Ltd., which provides that effective November 1, 2012 Mr. Lucatz will devote 60% of his time to Micronet matters for the three year term of the agreement and that Micronet will pay the entities controlled by Mr. Lucatz management fees of NIS 65 (approximately $16) on a monthly basis, and cover other monthly expenses. Such agreement was further subject to the approval of Micronet’s shareholders, which was obtained at a special meeting held on January 30, 2013 for that purpose and went into effect following its execution on February 8, 2013. On November 26, 2012, D.L. Capital Ltd. entered into a management and consulting services agreement with the Company, effective November 1, 2012, which provides that we will pay the entities controlled by Mr. Lucatz: (i) management fees of $13 on a monthly basis, and cover other monthly expenses, (ii) an annual bonus of 3% of the amount by which the annual EBITDA for such year exceeds the average annual EBITDA for 2011 and 2010, and (iii) a one-time bonus of 0.5% of the purchase price of any acquisition or capital raising transaction, excluding the public offering contemplated at such time, completed by us during the term of the agreement.

Transactions with related parties

	Year ended December 31,
	2012	2011
Consulting fee paid to controlling shareholder	$252	$293

NOTE 15 — STOCK OPTION PLAN

Pursuant to our 2012 Stock Incentive Plan, our board of directors is authorized to award stock options to purchase shares of common stock to our officers, directors, employees and certain others, up to a total of 500,000 shares of common stock, subject to adjustment in the event of a stock split, stock dividend,

NOTE 15 — STOCK OPTION PLAN - (continued)

recapitalization or similar capital change. Stockholders will experience dilution in the event that shares of common stock are issued pursuant to the 2012 Stock Incentive Plan or any warrants that may be outstanding. As of December 31, 2012, no options have been granted under this plan.

Micronet has issued immaterial number of stock options during the year ended December 31, 2012. Stock based compensation for the year ended December 31, 2012 was immaterial.

NOTE 16 — SEGMENT REPORTING

The Company accounts for its segment information in accordance with the provisions of ASC 280-10, “Segment Reporting.” ASC 280-10 establishes annual and interim reporting standards for operating segments of a company. ASC 280-10 requires disclosures of selected segment-related financial information about products, major customers, and geographic areas based on the Company’s internal accounting methods.

Operating segments are based upon our internal organization structure, the manner in which our operations are managed and the availability of separate financial information. Following the purchase of Micronet in September 2012 we have two operating segments: defense and aerospace segment conducted by Enertec and mobile resource management conducted by Micronet. Prior to the third quarter of fiscal 2012, we had only one segment conducted by Enertec systems.

Summarized financial information by segment for the year ended December 31, 2012, based on the Company’s internal financial reporting system utilized by the Company’s chief operating decision makers, follows:

	Defense and aerospace	Mobile resource management		Consolidated
Revenues from external customers	$10,447	$7,341		$17,788
Segment operating income (loss)	176	1,561	(1)	1,737
Not allocated costs				340
Consolidated profit from operations				$1,397

(1)	Excludes $1,171 of amortization of inventory fair value $551 of intangible assets amortization, and $4,623 gain on bargain purchase derived from Micronet acquisition.

Revenue from the Company’s major customers representing 10% or more of total revenue for the years ended December 31, 2012 and 2011 were as follows:

	Year ended December 31,
	2012	2011
Customer A	47%	65%
Customer B	7%	26%
Customer C	30%	—

Revenue from customers in the geographic regions based on the location of customers’ headquarters is as follows:

	Year ended December 31,
	2012	2011
USA	$6,275	$—
Israel	10,520	10,146
Other	993	—
Total	$17,788	$10,146

As of December 31, 2012 and 2011 all of the Company’s long lived assets were located in Israel.

NOTE 17 — COMMITMENTS AND CONTINGENCIES

Lease commitments

Micronet’s lease expires in June 2013, subject to our option to extend the term for two additional years until June 2015, and has a current annual base rent, before reimbursable operating expenses, of approximately $130 per year including property management fee. Enertec’s properties consist of leased combined office and manufacturing facilities used for sales, support, research and development, manufacturing, and our headquarters (management and administrative personnel) and located in Karmiel. Annual rent are approximately $200 per year. The lease term expires in June 2021, subject to two five-year extension options and early termination provision after five years, which we hold.

At December 31, 2012, total minimum cars and lease rentals under non-cancelable operating leases with an initial or remaining lease term of one year or more are as follows:

Year Ended December 31,	Amount
2013	$325
2014	390
2015	340
2016	$259
Guarantees and Liens

Our bank loans are primarily secured by a pledge of the Micronet shares we hold through Enertec, which were previously pledged to UTA but were released in connection with the partial repayment. In addition, our other subsidiaries provided a guarantee of Enertec Electronic’s obligations under the loan documents.

Also, pursuant to the Amended and Restated Note and Warrant Purchase Agreement, the Company has created a pledge on all of the shares of capital stock of Enertec Electronics (fully owned by the Company) and granted, as additional security in favor of UTA, a security interest in and lien on any and all accounts receivable, contracts, chattel paper, equipment and all other assets of the Company. Each of the Company’s subsidiaries entered into a security agreement guaranteeing all of the Company’s obligations toward UTA under the above agreement including a floating charge (second degree) after a senior floating charge for the benefit of First International Bank of Israel Bank on Enertec Systems’ assets, and agreed to certain other restrictions.

Legal proceedings

We are not subject to any pending or threatened legal proceedings, nor is our property the subject of a pending or threatened legal proceeding. None of our directors, officers or affiliates is involved in a proceeding adverse to our business or has a material interest adverse to our business.

Covenants

Enertec has covenanted under certain bank loans that (i) its shareholders’ equity according to its financial statements will not be below 18,000 NIS, and (ii) its shareholders’ equity will not be lower than 30% of the total liabilities on its balance sheet. Enertec Electronics has also covenanted under a certain bank loan that (i) Micronet’s equity will not be lower than 25,000 NIS (approximately $6,500), (ii) Micronet’s cash level will not be lower than 5,000 NIS (approximately $1,300), and (iii) Micronet will maintain a financial debt to EBITDA ratio not to exceed 2:1. As of December 31, 2012 all of the bank covenants were met.

NOTE 18 — SUPPLEMENTARY FINANCIAL STATEMENTS INFORMATION

A. Other Current Assets:

	December 31,
	2012	2011
Prepaid expenses	$559	$363
Government departments and agencies	563	55
Deferred taxes	198	10
Short-term lease deposits	188	—
Others	431	280
	$1,939	$708

B. Other Accounts Payable:

	December 31,
	2012	2011
Employees and wage-related liabilities	$1,313	$486
Government departments and agencies	975	366
Accrued expenses	783	181
Other current liabilities	349	—
	$3,420	$1,033

C. Earnings per Share:

Basic and diluted earnings per share (“EPS”) were computed based on the average number of shares outstanding during each year.

The following table sets forth the computation of basic and diluted net earnings per share attributable to Micronet Enertec:

	Year ended December 31,
	2012	2011
1. Numerator:
Amount for basic earnings per share	$5,417	$1,359
Changes in fair value of warrant derivatives liabilities	113	—
Amount for diluted earnings per share	5,530	1,359
2. *Denominator:
Denominator for basic earnings per share – weighted average of shares	3,241,500	3,241,500
Effect of dilutive warrants	353,372	—
Denominator for diluted net earnings per share – weighted average shares and assuming dilution	3,594,872	3,241,500
Basic earnings per share attributed to Micronet Enertec stockholders	$1.67	$0.42
Diluted earnings per share attributed to Micronet Enertec stockholders	$1.54	$0.42

*	Giving retrospective effect to the reverse split — see Note 19

NOTE 19 — SUBSEQUENT EVENTS

A.	On January 28, 2013, we and UTA amended the terms of the Amended and Restated Note and Warrant Purchase Agreement and the First Note and Second Note to provide that any net proceeds of any equity financing by us or any of our subsidiaries will be applied as follows: (x) the first $4,000 may be retained by us or applied to reduce other obligations of ours or a subsidiary of ours, and (y) 75% of the excess of such net proceeds over $4,000 may be retained by us or applied to reduce other obligations of ours or a subsidiary of ours, and the remaining 25% shall be applied (A) first to the repayment of the First Note and (B) second, to the extent any proceeds remain, to the repayment of the Second Note. We and UTA also agreed upon the application of our December 17, 2012 prepayment of $2,500 owed to UTA and the release of a certain pledge. In consideration for the amendments and releases we agreed to pay UTA $480 in cash or a combination of cash and shares of our common stock.
B.	On January 13, 2013, Micronet’s board of directors declared a 5,000 NIS (approximately $1,300) dividend to its shareholders. The dividend was paid on February 6, 2013.
C.	On February 18, 2013, the board of directors approved an amendment to the Company’s Certificate of Incorporation, as amended, to effect a 1-for-2 reverse stock split on the issued and outstanding common. All relevant information relating to numbers of shares and warrants and per share information have been retrospectively adjusted to reflect the reverse stock split for all periods presented. The reverse split was effected on March 14, 2013.
D.	In January 2013, the Company’s shareholding in Micronet decreased to 48.06% due to exercise of employee stock options in Micronet.
E.	On March 8, 2013, UTA fully exercised the warrants it received in connection with the Amended and Restated Note and Warrant Purchase Agreement described above and the Company issued an aggregate of 726,746 shares of common stock to UTA upon such exercise, which represents approximately 18.3% of the Company’s outstanding common stock as of March 14, 2013. The warrant to purchase 476,113 shares of common stock issued to UTA in September 2011 was exercised for the full amount of such shares at an aggregate exercise price of $476 based on an exercise price of $1.00 per share, which exercise price was paid by reducing the $480 liability the Company owed UTA for the amendments and releases described above. The warrant to purchase 300,000 shares of common stock issued to UTA in September 2012 was exercised for 250,633 shares through a cashless exercise method.
F.	On March 14, 2013, the Company changed its corporate name from Lapis Technologies, Inc. to Micronet Enertec Technologies, Inc.
G.	On March 17, 2013, Enertec Electronics Ltd., the Company’s wholly-owned subsidiary that holds approximately 48.06% of Micronet’s outstanding ordinary shares, entered into a voting agreement with Mr. Shlomo Shalev, Chairman of the board of Micronet and the holder of 600,000 ordinary shares of Micronet constituting approximately 3% of Micronet’s outstanding ordinary shares and options exercisable for 400,000 ordinary shares of Micronet constituting approximately 2% of Micronet’s outstanding ordinary shares (the “Voting Agreement”). Pursuant to the Voting Agreement, the parties agreed to meet prior to each shareholders meeting of Micronet to coordinate their voting on each matter to be brought before such shareholder meeting and, in the event the parties are not able to reach an agreement with respect to the voting on any matter, Mr. Shalev shall vote all of his shares on such matter as instructed by Enertec Electronics Ltd. Either party may terminate the Voting Agreement upon 90 days’ prior written notice.

CONSOLIDATED FINANCIAL STATEMENTS FOR MICRONET LTD.

Kost Forer Gabbay & Kasierer 3 Aminadav St. Tel-Aviv 67067, Israel Tel: 972 (3)6232525 Fax: 972 (3)5622555 www.ey.com

AUDITOR'S REPORT

To the Board of Directors and Shareholders of

MICRONET LTD.

We have audited the accompanying consolidated balance sheets of Micronet Ltd. (“the Company”) and its subsidiary as of December 31, 2011 and 2010, and the related consolidated statements of comprehensive income, changes in equity and cash flows for each of the years ended December 31, 2011 and 2010. These financial statements are the responsibility of the Company's Board of Directors and management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the abovementioned financial statements present fairly, in all material respects, the financial position of the Company and its subsidiary as of December 31, 2011 and 2010 and the results of their operations, the changes in their equity and cash flows for each of the years ended December 31, 2011 and 2010, in accordance with International Financial Reporting Standards (“IFRS”).

Tel-Aviv, Israel March 18, 2012	/S/ Kost Forer Gabbay & Kasierer KOST FORER GABBAY & KASIERER A Member of Ernst & Young Global

MICRONET LTD.

CONSOLIDATED BALANCE SHEETS

		December 31,
		2011	2010
	Note	NIS in thousands
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	3	8,337	3,546
Short-term investments	4	18,113	31,605
Trade receivables, net	5	9,431	2,299
Other accounts receivable	6	2,745	1,109
Inventories	7	21,353	7,514
		59,979	46,073
NON-CURRENT ASSETS:
Receivables and prepaid expenses		89	53
Employee benefit assets	16	5,761	5,415
Property, plant and equipment, net	9	6,525	6,363
Intangible assets	10	120	216
		12,495	12,047
		72,474	58,120
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Trade payables	11	15,991	2,577
Other accounts payable	12	5,574	3,538
Liabilities in respect of investment grant	14	—	1,068
Current maturities of convertible debentures	13	2,513	2,568
		24,078	9,751
NON-CURRENT LIABILITIES:
Convertible debentures	13	2,106	3,963
Deferred revenues		64	—
Conversion options of convertible debentures	13	7	75
Employee benefit liabilities	16	8,493	7,844
		10,670	11,882
EQUITY:	19
Share capital		1,931	1,931
Share premium		14,873	14,873
Capital reserve for share-based payment transactions		5,197	4,636
Retained earnings		15,725	15,068
Foreign currency translation adjustments of discontinued foreign operation		—	(21)
Total equity		37,726	36,487
		72,474	58,120

The accompanying notes are an integral part of the consolidated financial statements.

MICRONET LTD.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

		Year ended December 31,
		2011	2010
	Note	NIS in thousands (except per share data)
Revenues	22a	44,888	18,465
Cost of revenues	22b	31,917	13,102
Gross profit		12,971	5,363
Selling and marketing expenses	22c	1,723	2,156
General and administrative expenses	22d	5,980	4,356
Research and development expenses	22e	5,174	4,579
Gain from disposal of property and equipment, net		(43)	(22)
Total operating expenses		12,834	11,069
Operating income (loss)		137	(5,706)
Finance income	22f	1,239	2,061
Finance expenses	22g	(1,235)	(1,632)
Income (loss) before taxes on income		141	(5,277)
Taxes on income	17	—	46
Income (loss) from continuing operations		141	(5,323)
Income from discontinued operation, net	24	516	947
Net income (loss)		657	(4,376)
Other comprehensive income (loss) (net of tax effect):
Foreign currency translation adjustments of discontinued foreign operation		(11)	(38)
Transfer to profit or loss duo to sale of foreign operation		32	—
Total comprehensive income (loss)		678	(4,414)
Net earnings (loss) per share (in NIS):	23
Basic net earnings (loss) from continuing operations		0.0084	(0.316)
Diluted net earnings (loss) from continuing operations		0.0079	(0.316)
Basic net earnings from discontinued operation		0.03	0.056
Diluted net earnings from discontinued operation		0.029	0.053

The accompanying notes are an integral part of the consolidated financial statements.

MICRONET LTD.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

	Share capital	Share premium	Capital reserve for share-based payment transactions	Retained earnings	Foreign currency translation adjustments of discontinued foreign operation	Total equity
	NIS in thousands
Balance at January 1, 2010	1,931	14,873	4,621	19,444	17	40,886
Net loss	—	—	—	(4,376)	—	(4,376)
Total other comprehensive loss	—	—	—	—	(38)	(38)
Total comprehensive loss	—	—	—	(4,376)	(38)	(4,414)
Cost of share-based payment	—	—	15	—	—	15
Balance at December 31, 2010	1,931	14,873	4,636	15,068	(21)	36,487
Net income	—	—	—	657	—	657
Foreign currency translation adjustments of discontinued foreign operation	—	—	—	—	(11)	(11)
Transfer to profit or loss due to sale of foreign operation	—	—	—	—	32	32
Total comprehensive income	—	—	—	657	21	678
Cost of share-based payment	—	—	561	—	—	561
Balance at December 31, 2011	1,931	14,873	5,197	15,725	—	37,726

The accompanying notes are an integral part of the consolidated financial statements.

MICRONET LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31,
	2011	2010
	NIS in thousands
Cash flows from operating activities:
Net income (loss)	657	(4,376)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Adjustments to the profit or loss items:
Depreciation, amortization and write-off of inventories*	1,413	1,464
Finance expense (income), net	(4)	(429)
share-based payment	561	15
Change in liabilities in respect of investment grants	(150)	114
Gain from disposal of property, plant and equipment	(43)	(22)
Income from sale of discontinued operation	(1,683)	—
Taxes on income	10	46
Change in employee benefit liabilities, net	303	445
	407	1,633
Changes in asset and liability items:
Decrease (increase) in trade receivables	(6,649)	56
Increase in other accounts receivable	(2,241)	(710)
Increase in inventories	(14,169)	(2,289)
Decrease in trade payable	13,399	1,597
Increase in other accounts payable	1,806	119
	(7,854)	(1,227)
Cash paid and received during the year for:
Interest paid	(416)	(521)
Interest received	1,113	1,184
Taxes paid	(27)	(45)
Taxes received	566	719
Dividend received	20	6
	1,256	1,343
Net cash used in operating activities	(5,534)	(2,627)

*	Includes write-off of inventories totaling NIS 330 thousand and NIS 347 thousand in 2011 and 2010, respectively.

The accompanying notes are an integral part of the consolidated financial statements.

MICRONET LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31,
	2011	2010
	NIS in thousands
Cash flows from investing activities:
Purchase of property, plant and equipment	(1,159)	(928)
Purchase of intangible assets	(152)	(188)
Proceeds from sale of property and equipment	43	42
Proceeds from sales of securities measured at fair value through profit or loss, net	13,055	3,088
Decrease (increase) in long-term receivables and prepaid expenses	(48)	26
Collection of loans to employees, net	29	121
Proceeds from sale of discontinued operation(a)	1,494	—
Net cash provided by investing activities	13,262	2,161
Cash flows from financing activities:
Repayment of convertible debentures	(2,550)	(2,482)
Receipt (repayment) of investment grant, net	(369)	377
Net cash used in financing activities	(2,919)	(2,105)
Exchange rate differences on cash and cash equivalent balances	(18)	(296)
Increase (decrease) in cash and cash equivalents	4,791	(2,867)
Cash and cash equivalents at the beginning of the year	3,546	6,413
Cash and cash equivalents at the end of the year	8,337	3,546
(a) Proceeds from sale of discontinued operation:
The subsidiary's assets and liabilities at date of sale:
Working capital (excluding cash and cash equivalents)	(385)	—
Property, plant and equipment	43	—
Other assets	121	—
Exercise of capital reserve	32	—
Gain on sale of discontinued operation	1,683	—
	1,494	—

The accompanying notes are an integral part of the consolidated financial statements.

MICRONET LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — GENERAL

.	Micronet Ltd. (“the Company”) was founded and incorporated in Israel on May 6, 1982. The Company is engaged in the development, manufacture and marketing of mobile computer platforms and terminals for managing vehicles fleets and employees in the MRM (Mobile Resource Management) field. The Company offers solutions and services to its customers for maximizing the efficiency of vehicle fleets and field workers that are needed to provide service while in motion, in a wide range of industries, such as repair and maintenance services, for the private and public sectors, varieties of public transport vehicles, municipal services and the security and emergency services.

On July 15, 2011, the Company sold the operations in the software field. See also Note 24.

b.	On November 21, 2006, the Company issued to the public 3,200,000 Common shares of NIS 0.1 par value each and NIS 17,000,000 par value of debentures (Series A), which are convertible into Common shares, for an overall consideration of NIS 34,500 thousand. The shares and debentures have been traded on the Tel-Aviv Stock Exchange since December 4, 2006.
c.	Definitions:

In these financial statements:

The Company	— Micronet Ltd.
The Group	— the Company and its subsidiaries.
Subsidiaries	— companies that are controlled by the Company (as defined in IAS 27 (2008)) and whose accounts are consolidated with those of the Company.
Previously consolidated subsidiaries	— Micronet Mobile Technologies Inc. and Micronet Systems (1994) Ltd. (dissolved in 2008 and liquidated in 2009).
Related parties	— as defined in IAS 24.
Dollar	— U.S. dollar (Or $)
NIS	— New Israeli Shekel

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES

a.	Basis of presentation of the financial statements:
1.	Measurement basis:

The Company's financial statements have been prepared on a cost basis, except financial instruments at fair value through profit or loss, derivatives and employee benefit assets and employee benefit liabilities.

The Company has elected to present the profit or loss items using the nature of expenses method.

2.	Basis of preparation of the financial statements:

These financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”). These Standards comprise:

a)	International Financial Reporting Standards (IFRS).
b)	International Accounting Standards (IAS).
c)	Interpretations issued by the IFRIC and by the SIC.

MICRONET LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES - (continued)

3.	Consistent accounting policies:

The accounting policies adopted in the financial statements are consistent with those of all periods presented.

4.	Changes in accounting policies in view of the adoption of new standards:

IAS 24 — Related Party Disclosures:

The amendment to IAS 24 (“the Amendment”) clarifies the definition of a related party to simplify the identification of such relationships and to eliminate inconsistencies in its application. The Amendment has been applied retrospectively from January 1, 2011.

The retrospective application of the Amendment did not have a material effect on the Company's financial statements.

IAS 32 — Financial Instruments: Presentation-Classification of Rights Issues:

The amendment to IAS 32 (“the Amendment”) provides that rights, options or warrants to acquire a fixed number of the Company's equity instruments for a fixed amount of any currency are classified as equity instruments if the Company offers the rights, options or warrants pro rata to all of its existing owners of the same class of its non-derivative equity instruments. The Amendment has been applied retrospectively from January 1, 2011.

The retrospective application of the Amendment did not have an effect on the Company's financial statements.

IFRS 7 — Financial Instruments: Disclosure:

The amendment to IFRS 7 (“the Amendment”) clarifies the Standard's disclosure requirements. In this context, emphasis is placed on the interaction between the quantitative disclosures and the qualitative disclosures and the nature and extent of risks arising from financial instruments. The Amendment also reduces the disclosure requirements for collateral held by the Company and revises the disclosure requirements for credit risk. The Amendment has been applied retrospectively commencing from the financial statements for periods beginning on January 1, 2011.

The retrospective application of the Amendment did not have a material effect on the Company's financial statements.

IAS 1 — Presentation of Financial Statements:

According to the amendment to IAS 1 (“the Amendment”), the changes between the opening and the closing balances of each component of other comprehensive income may be presented in the statement of changes in equity or in the notes accompanying the annual financial statements. Accordingly, the Company has elected to present this disclosure in the statement of changes in equity. The Amendment has been applied retrospectively from January 1, 2011.

b.	Significant judgments, estimates and assumptions in the preparation of the financial statements:
1.	Judgments:

In the process of applying the significant accounting policies, the Group has made the following judgments which have the most significant effect on the amounts recognized in the financial statements:

MICRONET LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES - (continued)

—	Classification of leases:

In order to determine whether to classify a lease as finance or operating lease, the Company evaluates whether the lease transfers substantially all the risks and benefits incidental to ownership of the leased asset. In this respect, the Company evaluates such criteria as the existence of a “bargain” purchase option, the lease term in relation to the economic life of the asset and the present value of the minimum lease payments in relation to the fair value of the asset.

—	Determining the fair value of share-based payment transactions:

The fair value of share-based payment transactions is determined using a standard option pricing model. The assumptions used in the model can include the share price, exercise price, expected volatility, expected life, expected dividend and risk-free interest rate.

2.	Estimates and assumptions:

The preparation of the financial statements requires management to make estimates and assumptions that have an effect on the application of the accounting policies and on the reported amounts of assets, liabilities, revenues and expenses. These estimates and underlying assumptions are reviewed regularly. Changes in accounting estimates are reported in the period of the change in estimate.

The key assumptions made in the financial statements concerning uncertainties at the end of the reporting period and the critical estimates computed by the Group that may result in a material adjustment to the carrying amounts of assets and liabilities within the next financial year are discussed below.

—	Legal claims:

In estimating the likelihood of outcome of legal claims filed against the Company and its investees, the companies rely on the opinion of their legal counsel. These estimates are based on the legal counsel's best professional judgment, taking into account the stage of proceedings and historical legal precedents in respect of the different issues. Since the outcome of the claims will be determined in courts, the results could differ from these estimates.

—	Provision for warranty:

The assumptions that were used in the calculation of the provision for warranty are based on the Company's current level of sales and on operational information that is available in respect of repairs, based on a warranty for one year, which is provided on most of the products that are sold.

—	Deferred tax assets:

Deferred tax assets are recognized for unused carryforward tax losses and temporary differences to the extent that it is probable that taxable profit will be available against which the losses can be utilized. Significant management judgment is required to determine the amount of deferred tax assets that can be recognized, based upon the likely timing and level of future taxable profits together with future tax planning strategies. Further details are given in note o.

MICRONET LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES - (continued)

—	Pensions and other post-employment benefits:

The liability in respect of post-employment defined benefit plans is determined using actuarial valuations. The actuarial valuation involves making assumptions about, among others, discount rates, expected rates of return on assets, future salary increases and mortality rates. Due to the long-term nature of these plans, such estimates are subject to significant uncertainty. Further details are given in note q.

—	Share-based payment transactions and conversion option of convertible debentures:

The determination of the fair value for options that have been granted as part of share-based payment transactions and the determination of the value for the conversion option of convertible debentures as of the balance sheet date have been determined by an independent external appraiser using the binomial model.

c.	Consolidated financial statements:

Effective from January 1, 2010, the date of initial adoption of IFRS 3 (Revised) and IAS 27 (2008), the Group applies the accounting policy required by these Standards for business combinations and transactions with non-controlling interests.

The consolidated financial statements comprise the financial statements of companies that are controlled by the Company (subsidiaries). Control exists when the Company has the power, directly or indirectly, to govern the financial and operating policies of an entity. The effect of potential voting rights that are exercisable at the end of the reporting period is considered when assessing whether an entity has control. The consolidation of the financial statements commences on the date on which control is obtained and ends when such control ceases.

Significant intragroup balances and transactions and gains or losses resulting from intragroup transactions are eliminated in full in the consolidated financial statements.

Upon the disposal of a subsidiary resulting in loss of control, the Company:

—	derecognizes the subsidiary's assets and liabilities.
—	derecognizes the carrying amount of non-controlling interests.
—	recognizes the fair value of the consideration received.

The financial statements of the Company and of the subsidiaries are prepared as of the same dates and periods. The accounting policies in the financial statements of the subsidiaries have been applied consistently and uniformly with those applied in the financial statements of the Company.

d.	Functional currency, presentation currency and foreign currency:
1.	Functional currency and presentation currency:

The presentation currency of the financial statements is the NIS.

The functional currency which is the currency that best reflects the economic environment in which the Company operates and conducts its transactions is separately determined for each Group entity and is used to measure its financial position and operating results. The functional currency of the Company is the NIS.

When a Group entity's functional currency differs from the Company's functional currency, that entity represents a foreign operation whose financial statements are translated so that they can be included in the consolidated financial statements as follows:

MICRONET LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES - (continued)

a)	Assets and liabilities at the end of each reporting period (including comparative data) are translated at the closing rate at the end of each reporting period. Goodwill and any fair value adjustments to the carrying amounts of assets and liabilities arising on the acquisition of that foreign operation are treated as assets and liabilities of the foreign operation and are translated at the closing rate at the end of each reporting period.
b)	Income and expenses for each period included in profit or loss (including comparative data) are translated at average exchange rates for the relevant periods; however, if exchange rates fluctuate significantly, income and expenses are translated at the exchange rates at the date of the transactions.
c)	Share capital, capital reserves and other changes in capital are translated at the exchange rate prevailing at the date of incurrence.
d)	Retained earnings are translated based on the opening balance translated at the exchange rate at that date and other relevant transactions (such as dividend) during the period are translated as described in b) and c) above.
e)	All resulting translation differences are recognized as a separate component of other comprehensive income (loss) in equity “foreign currency translation reserve”.

Upon the full or partial disposal of a foreign operation, the relevant portion of other comprehensive income (loss) is recognized in profit or loss. Commencing from January 1, 2010, upon the partial disposal of a subsidiary that is a foreign operation which disposal results in the loss of control of the subsidiary, the cumulative gain (loss) recognized in other comprehensive income is transferred to profit or loss whereas upon the partial disposal of a subsidiary that is a foreign operation which disposal results in the retention of control, the relative portion of the cumulative amount recognized in other comprehensive income is reattributed to non-controlling interests.

2.	Transactions, assets and liabilities in foreign currency:

Transactions denominated in foreign currency (other than the functional currency) are recorded on initial recognition at the exchange rate at the date of the transaction. After initial recognition, monetary assets and liabilities denominated in foreign currency are translated at the end of each reporting period into the functional currency at the exchange rate at that date. Exchange differences, other than those capitalized to qualifying assets or recorded in equity in hedging transactions, are recognized in profit or loss. Non-monetary assets and liabilities measured at cost in a foreign currency are translated at the exchange rate at the date of the transaction. Non-monetary assets and liabilities denominated in foreign currency and measured at fair value are translated into the functional currency using the exchange rate prevailing at the date when the fair value was determined.

3.	Index-linked monetary items:

Monetary assets and liabilities linked to the changes in the Israeli Consumer Price Index (“Israeli CPI”) are adjusted at the relevant index at the end of each reporting period according to the terms of the agreement. Linkage differences arising from the adjustment, as above, other than those capitalized to qualifying assets or recorded in equity in hedge transactions, are recognized in profit or loss.

e.	Cash equivalents:

Cash equivalents are considered as highly liquid investments, including unrestricted short-term bank deposits with an original maturity of three months or less from the date of acquisition or with a

MICRONET LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES - (continued)

maturity of more than three months, but which are redeemable on demand without penalty and which form part of the Group's cash management.

f.	Allowance for doubtful accounts:

The allowance for doubtful accounts is determined in respect of specific debts whose collection, in the opinion of the Company's management, is doubtful. The Company also recognizes a provision for groups of customers that are collectively assessed for impairment based on their credit risk characteristics. Impaired debts are derecognized when they are assessed as uncollectible.

g.	Inventories:

Inventories are measured at the lower of cost and net realizable value. The cost of inventories comprises costs of purchase and costs incurred in bringing the inventories to their present location and condition. Net realizable value is the estimated selling price in the ordinary course of business less the estimated costs of completion and the estimated selling costs.

Cost of inventories is determined as follows:

Raw and auxiliary materials — at cost of purchase using the first-in, first-out method.

Work in progress — on the basis of the first-in, first-out, labor and other direct and indirect manufacturing costs.

Finished goods — on the basis of the first-in, first-out, labor and other direct and indirect manufacturing costs.

The Group periodically evaluates the condition and age of inventories and makes provisions for slow-moving inventories accordingly.

h.	The operating cycle:

The Company's normal operating cycle is one year. Accordingly, current assets and current liabilities include items that are expected to be sold within one year. Items that are expected to be sold over a period exceeding one year are classified in the balance sheet under non-current assets and liabilities.

i.	Financial instruments:

Financial assets:

Financial assets within the scope of IAS 39 are initially recognized at fair value plus directly attributable transaction costs, except for investments at fair value through profit or loss in respect of which transaction costs are recorded in profit or loss.

After initial recognition, the accounting treatment of investments in financial assets is based on their classification into one of the following four categories:

1.	Financial assets at fair value through profit or loss:

The Group has financial assets at fair value through profit or loss comprising financial assets designated upon initial recognition as at fair value and the respective changes are recorded in profit or loss.

Financial assets are classified as held for trading if they are acquired principally for the purpose of selling or repurchasing in the near term, if they form part of a portfolio of identified financial instruments that are managed together to earn short-term profits or if they are derivatives not designated as hedging instruments. Gains or losses on investments held for trading are recognized in profit or loss when incurred.

MICRONET LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES - (continued)

2.	Loans and receivables:

The Company has loans and receivables that are financial assets (non-derivative) with fixed or determinable payments that are not quoted in an active market. After initial recognition, short-term receivables (such as trade and other receivables) are measured based on their terms, normally at face value. Gains and losses are recognized in profit or loss when the loans and receivables are derecognized or impaired, as well as through the systematic amortization process.

Financial liabilities:

1.	Financial liabilities measured at amortized cost:

Loans and interest-bearing borrowings are initially recognized at fair value less directly attributable transaction costs (such as loan raising costs). After initial recognition, loans and interest-bearing borrowings are measured based on their terms at amortized cost using the effective interest method taking into account directly attributable transaction costs. Short-term borrowings (such as trade and other payables) are measured based on their terms, normally at face value. Gains and losses are recognized in profit or loss when the financial liability is derecognized as well as through the systematic amortization process.

2.	Financial liabilities at fair value through profit or loss:

Financial liabilities at fair value through profit or loss include financial liabilities classified as held for trading and financial liabilities designated upon initial recognition as at fair value through profit or loss.

Derivatives are classified as held for trading unless they are designated as effective hedging instruments.

Fair value:

The fair value of financial instruments that are actively traded in organized financial markets is determined by reference to market prices at the end of the reporting period.

Offsetting financial instruments:

Financial assets and financial liabilities are offset and the net amount is presented in the statement of financial position if there is a legally enforceable right to set off the recognized amounts and there is an intention either to settle on a net basis or to realize the asset and settle the liability simultaneously.

Hybrid financial instruments:

Convertible debentures that are linked to the Israeli CPI contain two components: the conversion component and the debt component. The conversion component is also classified as a financial liability. The debenture is split into two liabilities whereby the conversion component is calculated upon initial recognition as a financial derivative at fair value and the difference between the consideration received for the convertible debentures and the fair value of the conversion component is attributed to the debt component. Direct transaction costs are allocated between the conversion component and the debt component based on the allocation of the consideration to each component, as above, and the amount allocated to the conversion component is recorded immediately in profit or loss.

After initial recognition, the conversion component is accounted for as a financial derivative and measured at fair value at the end of each reporting period. Changes in fair value are recorded as

MICRONET LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES - (continued)

finance income or expense in profit or loss. After initial recognition, the debt component is classified as described above in financial liabilities at amortized cost and presented in the statement of financial position as either a current or non-current liability based on the repayment dates in cash, even if the terms of the instrument allow for the settlement of the liability at any time by issuing the Company's equity instruments.

Derecognition of financial instruments:

Financial assets:

A financial asset is derecognized when the contractual rights to the cash flows from the financial asset expire or the Company has transferred its contractual rights to receive cash flows from the financial asset or assumes an obligation to pay the cash flows in full without material delay to a third party and has transferred substantially all the risks and rewards of the asset, or has neither transferred nor retained substantially all the risks and rewards of the asset, but has transferred control of the asset.

Financial liabilities:

A financial liability is derecognized when it is extinguished, that is when the obligation is discharged or cancelled or expires. A financial liability is extinguished when the debtor (the Group):

•	discharges the liability by paying in cash, other financial assets, goods or services; or
•	is legally released from the liability.

Impairment of financial assets carried at amortized cost:

The Group examines at each reporting date whether there is objective evidence of impairment of financial assets carried at amortized cost. The objective evidence regarding debt instruments, loans and receivables and held-to-maturity investments carried at amortized cost exists when one or more events that has occurred after the initial recognition of the asset and that loss event has an impact on the estimated future cash flows. Evidence of impairment may include indications that the debtor is experiencing financial difficulties, including liquidity difficulty and default in interest or principal payments. The amount of the loss recorded in profit or loss is measured as the difference between the asset's carrying amount and the present value of estimated future cash flows (excluding future credit losses that have not yet been incurred) discounted at the financial asset's original effective interest rate (the effective interest rate computed at initial recognition). If the financial asset has a variable interest rate, the discount rate is the current effective interest rate. The carrying amount of the asset is reduced through the use of an allowance account (see allowance for doubtful accounts above). In a subsequent period, the amount of the impairment loss is reversed if the recovery of the asset can be related objectively to an event occurring after the impairment was recognized. The amount of the reversal, up to the amount of any previous impairment, is recorded in profit or loss.

j.	Leases:

The criteria for classifying leases as finance or operating leases depend on the substance of the agreements and are made at the inception of the lease in accordance with the following principles as set out in IAS 17.

The Group as lessee:

1.	Finance leases:

Finance leases transfer to the Company substantially all the risks and benefits incidental to ownership of the leased asset. The Company classifies the lease of lands from the Israel Lands

MICRONET LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES - (continued)

Administration (“the Administration”) as finance leases. At the commencement of the lease term, the leased assets are measured at the fair value of the leased asset or, if lower, at the present value of the minimum lease payments.

Pursuant to an amendment to IAS 17, the classification of a lease of land should be evaluated by reference to the general guidance in IAS 17, which addresses the classification of a lease as finance or operating, as of the date the original agreement with the Administration was signed taking into account that land normally has an indefinite economic life. Accordingly, a lease of land from the Administration should be evaluated by comparing the present value of the amount reported as prepaid operating lease expense and the fair value of the land and if said amount substantially reflects the fair value, the lease should be classified as a finance lease.

For accounting purposes, the Group reassessed the classification of land from the Administration which is classified as owner-occupied property on the basis of information existing at the inception of the lease and as a result thereof, it was concluded that the lease of land is a finance lease.

The Company did not recognize an asset and a liability in respect of the future payments that will be due upon the exercise of the option to extend the lease period since these payments will be based on the fair value of the properties on the date of future exercise and represent contingent rent, which according to IAS 17 should not be taken into consideration.

2.	Operating leases:

Lease agreements are classified as an operating lease if they do not transfer substantially all the risks and benefits incidental to ownership of the leased asset. Lease payments are recognized as an expense in profit or loss on a straight-line basis over the lease term.

k.	Property, plant and equipment:

Items of property, plant and equipment are measured at cost, including directly attributable costs, less accumulated depreciation, accumulated impairment losses and excluding day-to-day servicing expenses. Cost includes spare parts and auxiliary equipment that can be used only in connection with the machinery and equipment.

Depreciation is calculated on a straight-line basis over the useful life of the assets at annual rates as follows:

	%	Mainly %
Buildings*	4	4
Motor vehicles	15	15
Machinery and equipment	10 – 15	15
Computers and peripheral equipment	33.3	33.3
Office furniture and equipment	6 – 15	6
Molds	16 – 33	16

*	As for the land component, see j above.

Leasehold improvements are depreciated on a straight-line basis over the shorter of the lease term (including the extension option held by the Group and intended to be exercised) and the expected life of the improvement.

MICRONET LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES - (continued)

The useful life, depreciation method and residual value of an asset are reviewed at least each year-end and any changes are accounted for prospectively as a change in accounting estimate. As for testing the impairment of property, plant and equipment, see m below.

Depreciation of an asset ceases at the earlier of the date that the asset is classified as held for sale and the date that the asset is derecognized. An asset is derecognized on disposal or when no further economic benefits are expected from its use. The gain or loss arising from the derecognition of the asset (determined as the difference between the net disposal proceeds and the carrying amount in the financial statements) is included in profit or loss when the asset is derecognized.

l.	Intangible assets:

Separately acquired intangible assets are measured on initial recognition at cost including directly attributable costs. After initial recognition, intangible assets are carried at their cost less any accumulated amortization and any accumulated impairment losses.

According to management's assessment, intangible assets have a finite useful life. The assets are amortized over their useful life using the straight-line method and reviewed for impairment whenever there is an indication that the asset may be impaired. The amortization period and the amortization method for an intangible asset with a finite useful life are reviewed at least at each financial year end. Changes in the expected useful life or the expected pattern of consumption of future economic benefits embodied in the asset are accounted for prospectively as changes in accounting estimates. The amortization of intangible assets with finite useful lives is recognized in profit or loss.

The useful life of intangible assets is as follows:

Years
Computer software	3
Other	3

Gains or losses arising from the derecognition of an intangible asset are determined as the difference between the net disposal proceeds and the carrying amount of the asset and are recognized in profit or loss.

Software:

The Group's assets include computer systems comprising hardware and software. Software forming an integral part of the hardware to the extent that the hardware cannot function without the programs installed on it is classified as property, plant and equipment. In contrast, software that adds functionality to the hardware is classified as an intangible asset.

m.	Impairment of non-financial assets:

The Company evaluates the need to record an impairment of the carrying amount of non-financial assets (property, plant and equipment and intangible assets) whenever events or changes in circumstances indicate that the carrying amount is not recoverable. If the carrying amount of non-financial assets exceeds their recoverable amount, the assets are reduced to their recoverable amount. The recoverable amount is the higher of fair value less costs of sale and value in use. In measuring value in use, the expected future cash flows are discounted using a pre-tax discount rate that reflects the risks specific to the asset. The recoverable amount of an asset that does not generate independent cash flows is determined for the cash-generating unit to which the asset belongs. Impairment losses are recognized in profit or loss.

MICRONET LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES - (continued)

An impairment loss of an asset, other than goodwill, is reversed only if there have been changes in the estimates used to determine the asset's recoverable amount since the last impairment loss was recognized. Reversal of an impairment loss, as above, shall not be increased above the lower of the carrying amount that would have been determined (net of depreciation or amortization) had no impairment loss been recognized for the asset in prior years and its recoverable amount. The reversal of impairment loss of an asset presented at cost is recognized in profit or loss.

n.	Investment grants:

Investment grants are recognized when there is reasonable assurance that the grants will be received and the Company will comply with the attached conditions. Israeli Government investment grants related to assets, such as property, plant and equipment, are presented as a deduction from the carrying amount of the assets.

Investment grants received from the Singapore-Israel Industrial R&D Foundation (“the Foundation”) as support for a research and development project (which grants include an obligation to pay to the Foundation royalties that are conditional on future sales arising from the project) are recognized as a liability upon receipt if future economic benefits are expected from the project that will result in royalty-bearing sales. If no such economic benefits are expected, the grants are recognized as a reduction of the related research and development expenses. In that event, the royalty obligation is treated as contingent liability in accordance with IAS 37.

At the end of each reporting period, the Company evaluates, based on its best estimate of future sales, whether there is reasonable assurance that the liability recognized, in whole or in part, will not be repaid (since the Company will not be required to pay royalties). If there is such reasonable assurance, the appropriate amount of the liability is derecognized and recorded in profit or loss as a reduction of research and development expenses. If the estimate of future sales indicates that there is no such reasonable assurance, the appropriate amount of the liability that reflects expected future royalty payments is recognized with a corresponding adjustment to research and development expenses.

Grants received on or after January 1, 2009, which are recognized as a liability, are accounted for as forgivable loans, in accordance with IAS 20 (Revised), pursuant to the provisions of IAS 39, “Financial Instruments: Recognition and Measurement”. Accordingly, when the liability for the loan is first recognized, it is measured at fair value using a discount rate that reflects a market rate of interest. The difference between the amount of the grants received and the fair value of the liability is accounted for upon recognition of the liability as an investment grant and recognized as a reduction of research and development expenses. Royalty payments are treated as a reduction of the liability.

o.	Taxes on income:

Taxes on income in profit or loss comprise current taxes and deferred taxes. The tax results in respect of current taxes or deferred taxes are recognized in profit or loss except to the extent that they arise from items which are recognized in other comprehensive income or equity. In such cases, the tax effect is also recognized in the relevant item in other comprehensive income or equity.

1.	Current taxes:

The current tax liability is measured using the tax rates and tax laws that have been enacted or substantively enacted by the end of reporting period as well as adjustments required in connection with the tax liability in respect of previous years.

MICRONET LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES - (continued)

2.	Deferred taxes:

Deferred taxes are computed in respect of temporary differences between the carrying amounts in the financial statements and the amounts attributed for tax purposes.

Deferred taxes are measured at the tax rates that are expected to apply to the period when the taxes are reversed in profit or loss or other comprehensive income, based on tax laws that have been enacted or substantively enacted by the end of the reporting period. Deferred taxes in profit or loss represent the changes in the carrying amount of these balances during the reporting period, excluding changes attributable to items recognized in other comprehensive income or in equity.

Deferred tax assets are reviewed at the end of each reporting period and reduced to the extent that it is not probable that they will be utilized. Also, temporary differences (such as carryforward losses) for which deferred tax assets have not been recognized are reassessed and deferred tax assets are recognized to the extent that their recoverability has become probable. Any resulting reduction or reversal is recognized in the line item, “taxes on income”.

All deferred tax assets and deferred tax liabilities are presented in the balance sheet as non-current assets and non-current liabilities, respectively. Deferred taxes are offset in the balance sheet if there is a legally enforceable right to offset a current tax asset against a current tax liability and the deferred taxes relate to the same taxpayer and the same taxation authority.

p.	Share-based payment transactions:

The Company's employees and other service providers are entitled to remuneration in the form of equity-settled share-based payment transactions.

Equity-settled transactions:

The cost of equity-settled transactions with employees is measured at the fair value of the equity instruments granted at grant date. The fair value is determined using a standard option pricing model, additional details are given in Note 20. In estimating fair value, the vesting conditions (consisting of service conditions and performance conditions other than market conditions) are not taken into account. The only conditions taken into account in estimating fair value are market conditions and non-vesting conditions.

As for other service providers, the cost of the transactions is measured at the fair value of the goods or services received as consideration for equity instruments. In cases where the fair value of the goods or services received as consideration of equity instruments cannot be measured, they are measured by reference to the fair value of the equity instruments granted.

The cost of equity-settled transactions is recognized in profit or loss, together with a corresponding increase in equity, during the period which the service conditions are to be satisfied, ending on the date on which the relevant employees become fully entitled to the award (“the vesting period”). The cumulative expense recognized for equity-settled transactions at the end of each reporting period until the vesting date reflects the extent to which the vesting period has expired and the Group's best estimate of the number of equity instruments that will ultimately vest. The expense or income recognized in profit or loss represents the change in the cumulative expense recognized at the end of the reporting period.

No expense is recognized for awards that do not ultimately vest.

MICRONET LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES - (continued)

If the Company modifies the conditions on which equity-instruments were granted, an additional expense is recognized for any modification that increases the total fair value of the share-based payment arrangement or is otherwise beneficial to the employee at the modification date.

If a grant of an equity instrument is cancelled, it is accounted for as if it had vested on the cancellation date, and any expense not yet recognized for the grant is recognized immediately.

q.	Employee benefit liabilities:

The Company has several employee benefit plans:

1.	Short-term employee benefits:

Short-term employee benefits include salaries, paid annual leave, paid sick leave, recreation and social security contributions and are recognized as expenses as the services are rendered. A liability in respect of a cash bonus or a profit-sharing plan is recognized when the Group has a legal or constructive obligation to make such payment as a result of past service rendered by an employee and a reliable estimate of the amount can be made.

2.	Post-employment benefits:

The plans are normally financed by contributions to insurance companies and classified as defined contribution plans or as defined benefit plans.

The Company operates a defined benefit plan in respect of severance pay pursuant to the Severance Pay Law. According to the Law, employees are entitled to severance pay upon dismissal or retirement. The liability for termination of employee-employer relation is measured using the projected unit credit method. The actuarial assumptions include rates of employee turnover and future salary increases based on the estimated timing of payment. The amounts are presented based on discounted expected future cash flows using a discount rate determined by reference to yields on Israeli Government bonds with a term that matches the estimated term of the benefit obligation.

In respect of its severance pay obligation to certain of its employees, the Company makes current deposits in pension funds and insurance companies (“the plan assets”). Plan assets comprise assets held by a long-term employee benefit fund or qualifying insurance policies. Plan assets are not available to the Group's own creditors and cannot be paid directly to the Group.

The liability for employee benefits presented in the balance sheet presents the present value of the defined benefit obligation less the fair value of the plan assets, less past service costs and any unrecognized actuarial gains and losses.

Actuarial gains and losses are recognized according to the “corridor” method. The Group only recognizes the net cumulative unrecognized actuarial gains and losses at the end of the previous reporting period that exceed 10% of the greater of:

•	the present value of the defined employee benefit obligation at the beginning of the period; or
•	the fair value of the plan assets at the beginning of the period.

The amount recognized in profit or loss for the period is the above amount for each individual plan divided by the expected average remaining working lives of the employees.

MICRONET LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES - (continued)

3.	Termination benefits:

Employee termination benefits are recognized as an expense when the Company has committed, without realistic possibility of withdrawal, to terminate employees before the normal retirement date according to a detailed formal plan.

r.	Revenue recognition:

Revenues are recognized in profit or loss when the revenues can be measured reliably, it is probable that the economic benefits associated with the transaction will flow to the Company and the costs incurred or to be incurred in respect of the transaction can be measured reliably. Revenues are measured at the fair value of the consideration received less any trade discounts, volume rebates and returns.

The specific criteria for revenue recognition for the following types of revenues are:

Revenues from the sale of goods:

Revenues from the sale of goods are recognized when all the significant risks and rewards of ownership of the goods have passed to the buyer and the seller no longer retains continuing managerial involvement. The delivery date is usually the date on which ownership passes.

Revenues from the rendering of services:

Revenues from the rendering of warranty services are recognized on a proportionate basis over the period of the service agreement or once the service is performed and in certain cases after compliance with the customer's acceptance terms.

Interest income:

Interest income on financial assets is recognized as it accrues using the effective interest method.

Revenues from software arrangements:

The Company recognizes revenues from the sale of software only after the significant risks and rewards of ownership of the software have been transferred to the buyer for which a necessary, but not sufficient condition, is delivery of the software, either physically or electronically, or providing the right to use or permission to make copies, of the software. The Company recognizes revenues from providing software related services when the outcome can be measured reliably by reference to the stage of completion of the transaction at the end of the reporting period. If the services consist of a number of activities that are not defined over a specified period of time, revenues are recognized on a straight-line basis over the specified period, unless there is evidence that some other method better represents the stage of completion.

Revenues from dividends:

Revenues from dividends from equity investments not accounted for at equity are recognized when the right to receive the dividends is established.

Customer discounts:

Current customer discounts are recognized in the financial statements when granted and are deducted from sales.

MICRONET LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES - (continued)

s.	Cost of sales and supplier discounts:

Cost of sales includes expenses for loss, storage and conveyance of inventories to the end point of sale. Cost of sales also includes provisions for write-downs of inventories, inventory write offs and provisions for slow-moving inventories.

Discounts are deducted from cost of purchase when the conditions entitling to those discounts are satisfied. The discounts are attributed to existing inventories and to cost of sales.

t.	Finance income and expenses:

Finance income comprises interest income on amounts invested, revenues from dividends, changes in fair value of financial assets at fair value through profit or loss, exchange rate gains and gains on hedges recognized in profit or loss. Interest income is recognized as it accrues using the effective interest method. Revenues from dividends are recognized when the Group's right to receive the payment is established. If the dividend is received on quoted shares, the Group recognizes dividend revenue on the ex-date.

Changes in fair value of financial assets at fair value through profit or loss include interest and dividend income.

Finance expenses comprise expenses in respect of interest, linkage and discount amortization on debentures issued by the Company, changes in the time value in respect of provisions and changes in the fair value of financial assets at fair value through profit or loss.

Gains and losses on exchange rate differences are reported on a net basis.

u.	Operating segments:

An operating segment is a component of the Group that meets the following three criteria:

1.	is engaged in business activities from which it may earn revenues and incur expenses, including revenues and expenses relating to intragroup transactions;
2.	whose operating results are regularly reviewed by the Group's chief operating decision maker to make decisions about resources to be allocated to the segment and assess its performance; and
3.	for which separate financial information is available.
v.	Earnings (loss) per share:

Earnings (loss) per share are calculated by dividing the net income attributable to equity holders of the Company by the weighted number of Ordinary shares outstanding during the period. Basic earnings (loss) per share only include shares that were actually outstanding during the period. Potential Ordinary shares (convertible securities such as employee options) are only included in the computation of diluted earnings (loss) per share when their conversion decreases earnings per share or increases loss per share from continuing operations. Further, potential Ordinary shares that are converted during the period are included in diluted earnings per share only until the conversion date and from that date in basic earnings (loss) per share.

w.	Provisions:

A provision in accordance with IAS 37 is recognized when the Group has a present obligation (legal or constructive) as a result of a past event, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation. If the effect is material, provisions are measured according to the

MICRONET LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES - (continued)

estimated future cash flows discounted using a pre-tax interest rate that reflects the market assessments of the time value of money and, where appropriate, those risks specific to the liability.

Following are the types of provisions included in the financial statements:

Warranty:

The Group recognizes a provision for warranty for the sale of its products. The warranty is limited to malfunctions as defined by the Group and does not include warranty for damages incurred by the customer.

Legal claims:

A provision for claims is recognized when the Company has a present legal or constructive obligation as a result of a past event, it is more likely than not that an outflow of resources embodying economic benefits will be required by the Group to settle the obligation and a reliable estimate can be made of the amount of the obligation.

x.	Advertising expenses:

Expenditures incurred on advertising, marketing or promotional activities, such as production of catalogues and promotional pamphlets, are recognized as an expense when the Group has the right of access to the advertising goods or when the Company receives those services.

y.	Presentation of statement of comprehensive income:

The Company has elected to present a single statement of comprehensive income which includes both the items of the statement of income and the items of other comprehensive income.

z.	Disclosure of new IFRSs in the period prior to their adoption:

IAS 19 (Revised) — Employee Benefits:

In June 2011, the IASB issued IAS 19 (Revised) (“the Standard”). The principal amendments included in the Standard are:

—	Actuarial gains and losses will only be recognized in other comprehensive income and not recorded in profit or loss.
—	The “corridor” approach which allowed the deferral of actuarial gains or losses has been eliminated.
—	The return on the plan assets is recognized in profit or loss based on the discount rate used to measure the employee benefit liabilities, regardless of the actual composition of the investment portfolio.
—	The distinction between short-term employee benefits and long-term employee benefits will be based on the expected settlement date and not on the date on which the employee first becomes entitled to the benefits.
—	Past service cost arising from changes in the plan will be recognized immediately.

The Standard is to be applied retrospectively in financial statements for annual periods beginning on January 1, 2013, or thereafter. Earlier application is permitted.

The Company is evaluating the possible impact of the adoption of the Standard but is presently unable to assess the effects, if any, on its financial statements.

MICRONET LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES - (continued)

IAS 32 — Financial Instruments: Presentation and IFRS 7 — Financial Instruments: Disclosure:

In December 2011, the IASB issued amendments to IAS 32 (“the amendments to IAS 32”) regarding the offsetting of financial assets and liabilities. The amendments to IAS 32 clarify, among others, the meaning of “currently has a legally enforceable right of set-off” (“the right of set-off”). Among others, the amendments to IAS 32 prescribe that the right of set-off must be legally enforceable not only during the ordinary course of business of the parties to the contract but also in the event of bankruptcy or insolvency of one of the parties. The amendments to IAS 32 also state that in order for the right of set-off to be currently available, it must not be contingent on a future event, there may not be periods during which the right is not available, or there may not be any events that will cause the right to expire.

Simultaneously in December 2011, the IASB issued amendments to IFRS 7 (“the amendments to IFRS 7”) regarding the offsetting of financial assets and liabilities. According to the amendments to IFRS 7, the Company is required, among others, to provide disclosure of rights of set-off and related arrangements (such as collateral agreements), the composition of amounts that are set off, and amounts subject to enforceable master netting arrangements that do not meet the offsetting criteria of IAS 32.

The amendments to IAS 32 are to be applied retrospectively in financial statements for periods beginning on January 1, 2014, or thereafter. Earlier application is permitted, but disclosure of early adoption is required as well as the disclosures required by the amendments to IFRS 7 as described above. The amendments to IFRS 7 are to be applied retrospectively in financial statements for periods beginning on January 1, 2013, or thereafter.

The Company is evaluating the possible impact of the adoption of the amendments to IAS 32 but is presently unable to assess the effects, if any, on its financial statements. The required disclosures pursuant to the amendments to IFRS 7 will be included in the Company's financial statements.

IFRS 7 — Financial Instruments: Disclosure:

The amendment to IFRS 7 (“the Amendment”) provides new and expanded disclosure requirements regarding the derecognition of financial assets and regarding unusual transfer activity close to the end of a reporting period. The objective of the Amendment is to assist users of financial statements to assess the risks to which the Company may remain exposed from transfers of financial assets and the effect of these risks on the Company's financial position. The Amendment is designed to enhance the reporting transparency of transactions involving asset transfers, specifically securitization of financial assets. The Amendment is to be applied prospectively in financial statements for periods beginning on January 1, 2012. Earlier application is permitted.

The appropriate disclosures will be included in the Company's financial statements.

IFRS 9 — Financial Instruments:

1.	In November 2009, the IASB issued IFRS 9, “Financial Instruments”, the first part of Phase 1 of a project to replace IAS 39, “Financial Instruments: Recognition and Measurement”. IFRS 9 (“the Standard”) focuses mainly on the classification and measurement of financial assets and it applies to all financial assets within the scope of IAS 39.

According to the Standard, all financial assets (including hybrid contracts with financial asset hosts) should be measured at fair value upon initial recognition. In subsequent periods, debt instruments should be measured at amortized cost only if both of the following conditions are met:

MICRONET LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES - (continued)

—	the asset is held within a business model whose objective is to hold assets in order to collect the contractual cash flows.
—	the contractual terms of the financial asset give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

Notwithstanding the aforesaid, upon initial recognition, the Company may designate a debt instrument that meets both of the abovementioned conditions as measured at fair value through profit or loss if this designation eliminates or significantly reduces a measurement or recognition inconsistency (“accounting mismatch”) that would have otherwise arisen.

Subsequent measurement of all other debt instruments and financial assets should be at fair value.

Financial assets that are equity instruments should be measured in subsequent periods at fair value and the changes recognized in profit or loss or in other comprehensive income (loss), in accordance with the election by the Company on an instrument-by-instrument basis (amounts recognized in other comprehensive income cannot be subsequently transferred to profit or loss). Nevertheless, if equity instruments are held for trading, they should be measured at fair value through profit or loss. This election is final and irrevocable. When an entity changes its business model for managing financial assets it shall reclassify all affected financial assets. In all other circumstances, reclassification of financial instruments is not permitted.

The Standard is effective commencing from January 1, 2015. Earlier application is permitted. Upon initial application, the Standard should be applied retrospectively by providing the required disclosure or restating comparative figures, except as specified in the Standard.

2.	In October 2010, the IASB issued certain amendments to the Standard regarding derecognition and financial liabilities. According to those amendments, the provisions of IAS 39 will continue to apply to derecognition and to financial liabilities for which the fair value option has not been elected (designated as measured at fair value through profit or loss); that is, the classification and measurement provisions of IAS 39 will continue to apply to financial liabilities held for trading and financial liabilities measured at amortized cost.

The changes arising from these amendments affect the measurement of a liability for which the fair value option has been chosen. Pursuant to the amendments, the amount of the adjustment to the liability's fair value that is attributable to changes in credit risk should be presented in other comprehensive income. All other fair value adjustments should be presented in profit or loss. If presenting the fair value adjustment of the liability arising from changes in credit risk in other comprehensive income creates an accounting mismatch in profit or loss, then that adjustment should also be presented in profit or loss rather than in other comprehensive income.

Furthermore, according to the amendments, derivative liabilities in respect of certain unquoted equity instruments can no longer be measured at cost but rather only at fair value.

The amendments are effective commencing from January 1, 2015. Earlier application is permitted provided that the Company also adopts the provisions of the Standard regarding the classification and measurement of financial assets (the first part of Phase 1). Upon initial application, the amendments are to be applied retrospectively by providing the required disclosure or restating comparative figures, except as specified in the amendments.

As for the effect on the financial statements, the Company believes that IFRS 13 is not expected to have a material impact on its financial statements.

MICRONET LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES - (continued)

IFRS 13 — Fair Value Measurement:

IFRS 13 establishes guidance for the measurement of fair value, to the extent that such measurement is required according to IFRS. IFRS 13 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. IFRS 13 also specifies the characteristics of market participants and determines that fair value is based on the assumptions that would have been used by market participants. According to IFRS 13, fair value measurement is based on the assumption that the transaction will take place in the asset's or the liability's principal market, or in the absence of a principal market, in the most advantageous market.

IFRS 13 requires an entity to maximize the use of relevant observable inputs and minimize the use of unobservable inputs. IFRS 13 also includes a fair value hierarchy based on the inputs used to determine fair value as follows:

Level 1 —	quoted prices (unadjusted) in active markets for identical assets or liabilities.
Level 2 —	inputs other than quoted market prices included within Level 1 that are observable either directly or indirectly.
Level 3 —	unobservable inputs (valuation techniques that do not make use of observable inputs).

IFRS 13 also prescribes certain specific disclosure requirements.

The new disclosures, and the measurement of assets and liabilities pursuant to IFRS 13, are to be applied prospectively for periods commencing after the Standard's effective date, in financial statements for annual periods beginning on January 1, 2013, or thereafter. Earlier application is permitted. The new disclosures will not be required for comparative data.

The appropriate disclosures will be included in the Company's financial statements upon initial adoption of IFRS 13.

The Company is evaluating the possible impact of the adoption of IFRS 13 but is presently unable to assess the effects, if any, on its financial statements.

aa.	Discontinued operation:

A discontinued operation is a component of the Company which represents a major and distinct business or geographical operating segment. In addition to the classification in the balance sheet, as above, the operating results relating to the discontinued operation are individually presented in profit or loss and disclosure is provided in the notes for the cash flows relating to the discontinued operation and for the comparative figures reclassified for that purpose, including those relating to the segment note.

NOTE 3 — CASH AND CASH EQUIVALENTS

	December 31,
	2011	2010
	NIS in thousands
Cash for immediate withdrawal	3,502	2,396
Cash equivalents – short-term deposits	4,835	1,150
	8,337	3,546

MICRONET LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 — SHORT-TERM INVESTMENTS

	December 31,
	2011	2010
	NIS in thousands
Financial assets designated at fair value through profit or loss:
Shares	—	956
Israeli government bonds	10,516	19,808
Corporate debentures	7,597	10,841
	18,113	31,605

NOTE 5 — TRADE RECEIVABLES, NET

	December 31,
	2011	2010
	NIS in thousands
Open debts	9,490	2,262
Notes receivable	7	95
	9,497	2,357
Less – allowance for doubtful accounts	66	58
Trade receivables, net	9,431	2,299

Impaired debts are accounted for through recording an allowance for doubtful accounts.

The movement in the allowance for doubtful accounts is as follows:

NIS in thousands
Balance at January 1, 2010	4
Charge for the year	54
Balance at December 31, 2010	58
Charge for the year	8
Balance at December 31, 2011	66

An analysis of past due but not impaired trade receivables, with reference to the reporting date:

	Neither past due nor impaired	Past due trade receivables with aging of
		<30 days	30 – 60 days	60 – 90 days	90 – 120 days	>120 days	Total
	NIS in thousands
December 31, 2011	5,731	3,222	448	—	22	8	9,431
December 31, 2010	1,634	488	135	25	17	—	2,299

MICRONET LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 — OTHER ACCOUNTS RECEIVABLE

	December 31,
	2011	2010
	NIS in thousands
Employees	13	42
Israeli Government authorities	2,337	219
Prepaid expenses	178	245
Investment grant receivable	—	549
Advances to suppliers	217	54
	2,745	1,109

NOTE 7 — INVENTORIES

	December 31,
	2011	2010
	NIS in thousands
Raw and auxiliary materials	13,212	4,951
Work in progress and finished products	5,467	2,523
Inventories in transit	2,674	40
	21,353	7,514

The write-off of inventories recognized in cost of sales amounted to NIS 330 thousand and NIS 347 thousand in 2011 and 2010, respectively.

NOTE 8 — INVENTMENTS IN SUBSIDIARY

Information on securities of previously consolidated subsidiary:

Percentage of equity and voting rights
%
Micronet Mobile Technologies Inc.:
Shares	100

The previously consolidated subsidiary was incorporated in the State of Delaware, USA. It was sold in full on July 15, 2011. The outstanding investment in this company as of December 31, 2010 amounted to NIS 597 thousand.

MICRONET LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 — PROPERTY, PLANT AND EQUIPMENT, NET

a.	Composition:

2011:

	Land and buildings	Motor vehicles	Machinery and equipment	Computers and peripheral equipment	Office furniture and equipment	Molds	Total
	NIS in thousands
Cost:
Balance at January 1, 2011	7,702	179	3,864	1,122	903	3,383	17,153
Additions during the year	—	—	913	132	58	56	1,159
Disposals during the year	—	(166)	(111)	(196)	(13)	(448)	(934)
Balance at December 31, 2011	7,702	13	4,666	1,058	948	2,991	17,378
Accumulated depreciation:
Balance at January 1, 2011	2,986	174	2,512	1,022	558	2,029	9,281
Additions during the year	206	5	327	81	42	294	955
Disposals during the year	—	(166)	(111)	(154)	(13)	(448)	(892)
Balance at December 31, 2011	3,192	13	2,728	949	587	1,875	9,344
Less – provision for impairment	1,509	—	—	—	—	—	1,509
Depreciated cost balance at December 31, 2011	3,001	—	1,938	109	361	1,116	6,525
2010:
Cost:
Balance at January 1, 2010	7,702	339	4,298	2,224	1,153	2,774	18,490
Additions during the year	—	—	266	51	2	609	928
Disposals during the year	—	(160)	(700)	(1,153)	(252)	—	(2,265)
Balance at December 31, 2010	7,702	179	3,864	1,122	903	3,383	17,153
Accumulated depreciation:
Balance at January 1, 2010	2,780	290	2,886	2,082	740	1,795	10,573
Additions during the year	206	37	326	84	66	234	953
Disposals during the year	—	(153)	(700)	(1,144)	(248)	—	(2,245)
Balance at December 31, 2010	2,986	174	2,512	1,022	558	2,029	9,281
Less – provision for impairment	1,509	—	—	—	—	—	1,509
Depreciated cost balance at December 31, 2010	3,207	5	1,352	100	345	1,354	6,363

MICRONET LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 — PROPERTY, PLANT AND EQUIPMENT, NET - (continued)

b.	Impairment of property, plant and equipment:

Following the general economic deterioration in 2001, the Company concluded that there are indications of impairment of the Company's building. The value in use of the building was calculated based on a real estate appraiser's valuation and based on the Company's management's assessment according to similar assets in terms of age and use which are located in the same area and whose cash flows are inter-dependent. As a result of the adoption of the provisions of IAS 36, in previous years, the Company recorded an impairment loss of the asset included in the statement of comprehensive income under other expenses, net, totaling NIS 1,509 thousand. From the date of the impairment through the date of the financial statements, there has been no additional impairment or significant permanent appreciation of the asset which requires full or partial reversal of the provision for impairment.

c.	Land:

	December 31,
	2011	2010
	NIS in thousands
Under non-capitalized finance lease	857	870

The Group leases land used as headquarters from the Israel Lands Administration for a period of 49 years through 2028. The Group has an option to extend the lease term by an additional period of 49 years.

NOTE 10 — INTANGIBLE ASSETS

Composition:

Computer software
NIS in thousands
Cost:
Balance at January 1, 2010	1,175
Acquisitions	188
Disposals	(41)
Balance at December 31, 2010	1,322
Acquisitions	152
Disposals	(238)
Balance at December 31, 2011	1,236
Accumulated amortization:
Balance at January 1, 2010	983
Amortization recognized during the year	164
Disposals	(41)
Balance at December 31, 2010	1,106
Amortization recognized during the year	127
Disposals	(117)
Balance at December 31, 2011	1,116
Net balance:
December 31, 2011	120
December 31, 2010	216

MICRONET LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 — INTANGIBLE ASSETS - (continued)

Amortization expenses:

Amortization expenses of intangible assets are classified in the statement of comprehensive income as follows:

	Year ended December 31,
	2011	2010
	NIS in thousands
Cost of revenues	105	164
Income from discontinued operation, net	22	—

NOTE 11 — TRADE PAYABLES

	December 31,
	2011	2010
	NIS in thousands
Open debts	10,689	1,727
Notes payable	5,302	850
	15,991	2,577

NOTE 12 — OTHER ACCOUNTS PAYABLE

	December 31,
	2011	2010
	NIS in thousands
Deferred revenues and customer advances	722	371
Financial derivatives	193	—
Accrued expenses	930	420
Employees and payroll accruals	2,569	2,530
Taxes payable	600	51
Provision for warranty	560	126
Provision for claim	—	40
	5,574	3,538

MICRONET LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 — CONVERTIBLE DEBENTURES

a.	Composition:

December 31, 2011:

	Principal amount	Stated interest rate	Effective interest rate	Balance	Balance net of current maturities
	NIS in thousands	%	%	NIS in thousands
Convertible debentures	5,094	5.25	13.64	4,619	2,106

December 31, 2010:

	Principal amount	Stated interest rate	Effective interest rate	Balance	Balance net of current maturities
	NIS in thousands	%	%	NIS in thousands
Convertible debentures	7,452	5.25	13.64	6,531	3,963

Maturity dates after the reporting date:

	First year	Second year	Total
	NIS in thousands
Convertible debentures	2,513	2,106	4,619
c.	On November 21, 2006, the Company issued a prospectus for issuance of shares and convertible debentures to the public (see also Note 1b above).

The debentures bear interest at a rate of 5.25% a year, are linked to the Consumer Price Index (“CPI”) and are convertible on any business day as from November 20, 2006 and until November 20, 2013, into Common shares of NIS 0.1 par value each, registered nominally, except for November 5 through November 20 in the years 2009 to 2012, according to a conversion ratio of NIS 6.5 par value of debentures for one share of NIS 0.1 par value.

The interest accrued on the debentures is paid on November 20 each year and the principal is repaid in five equal payments, which commenced on November 20, 2009.

The debentures are split into two liability components, with the conversion component having been originally calculated at the time of recognition as a financial derivative at a fair value, from an external appraiser, of NIS 5,151 thousand, and the difference of NIS 13,175 thousand, between the consideration that was received for the convertible debentures and the fair value of the conversion component was attributed to the debt component. The direct transaction costs of NIS 1,425 thousand were allocated between the liability conversion component and the liability debt component on the basis of the ratio used in allocating the consideration to each component, as aforesaid, with the amount that was allocated to the liability conversion component being reflected immediately in profit or loss.

Following the initial recognition, the conversion component is treated as a financial derivative and presented at fair value at each reporting date. Changes in the fair value are reflected on an ongoing basis in the statement of comprehensive income under financing. Following the initial recognition, the debt component is treated at amortized cost.

The fair value of the conversion component as of December 31, 2011 is NIS 7 thousand.

MICRONET LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 — CONVERTIBLE DEBENTURES - (continued)

d.	During 2009, the Company purchased NIS 2,900 par value and redeemed NIS 2,182,015 par value of convertible debentures, which had been issued by the Company, for an overall consideration of NIS 3,061 thousand (of which NIS 2,425 thousand was in respect of principal and the rest in respect of interest).
e.	During 2010, the Company redeemed NIS 2,181,765 par value of its convertible debentures, for an overall consideration of NIS 3,003 thousand (of which NIS 2,482 thousand was in respect of principal and the rest in respect of interest).
f.	During 2011, the Company redeemed NIS 2,181,765 par value of its convertible debentures, for an overall consideration of NIS 2,954 thousand (of which NIS 2,550 thousand was in respect of principal and the rest in respect of interest).
g.	The balance of outstanding convertible debentures as of December 31, 2011 is NIS 4,363,530 par value.

NOTE 14 — LIABILITIES IN RESPECT OF INVESTMENT GRANT

a.	Composition:

2010
NIS in thousands
Balance at January 1	564
Grants received during the year	377
Amounts carried to the statements of comprehensive income	127
Balance at December 31	1,068

2011
NIS in thousands
Balance at January 1	1,068
Payments during the year, net	(918)
Amounts carried to the statements of comprehensive income	(150)
Balance at December 31	—

Presented in the balance sheet as follows:

	December 31,
	2011	2010
	NIS in thousands
Current liabilities	—	1,068
b.	See more details in Note 18h below.

NOTE 15 — FINANCIAL INSTRUMENTS

a.	Classification of financial assets and liabilities:

The financial assets and financial liabilities in the statement of financial position are classified by groups of financial instruments pursuant to IAS 39:

MICRONET LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 — FINANCIAL INSTRUMENTS - (continued)

	December 31,
	2011	2010
	NIS in thousands
Financial assets:
Financial assets at fair value through profit or loss:
Designated as such upon initial recognition	18,113	31,605
Trade receivables, loans and receivables	9,458	2,888
	27,571	34,493
Financial liabilities:
Financial liabilities measured at amortized cost	24,109	13,165
Financial liabilities at fair value through profit or loss:
Derivatives	200	75
	24,309	13,240
b.	Financial risk factors:

The Group's operations expose it to various financial risk, such as market risk (foreign currency risk, CPI risk, interest risk and price risk), credit risk and liquidity risk. The decisions in respect of the Group's overall risks management are focused on activities directed at minimizing the negative impact on the Group's financial performance.

The risk management is performed by the Company's management, which identifies and assesses the Group's financial risks. The decisions in respect of the management of the market risks, as aforesaid, and the investments in the liquid means are routinely made by the Company's management and presented from time to time for discussion and decision making by the Board of Directors. The Board of Directors provides written principles for the specific policy relating to the investment of the liquid means and the manner of the handling of issues relating to the management of the risks, which are presented to it.

1.	Market risk:
a)	Foreign currency risk:

The Company operates with an international spread and it is exposed to exchange rate risk relating to exposure to various currencies, primarily the dollar and the Euro. Exchange rate risk derives from assets and liabilities that have been recognized, which are denoted in foreign currency, which is not the operating currency, from the net investment in foreign operations and from the fact that most of the Group's income is denoted in dollars or in a currency that is linked thereto (with a small proportion being in Euros and NIS), whereas approximately half of the Group's inputs are purchased at prices that are linked to the rate of the dollar.

The Company routinely discusses the issue of its exposure to the exchange rate of the dollar, and it uses hedging against those exposures from time to time. In 2009, the Company made a decision on this issue to execute a forward sale of 1,200 thousand dollars at a predetermined exchange rate for the period between December 2009 and May 2010 in order to reduce the impact of a devaluation of the U.S. dollar on the financial expenses. In 2011, the Company executed a forward sale of $2,800 thousand that will be executed at predetermined times and rates over a period of half a year from December 2011 to May 2012.

MICRONET LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 — FINANCIAL INSTRUMENTS - (continued)

In the period from May 2009 to June 2011, the Company had an investment in foreign operations of an insignificant amount, the net assets of which were exposed to possible changes in the exchange rate of the dollar.

The currency exposure is primarily managed by the conversion of foreign currency into NIS close to the time that the consideration is received.

b)	CPI risk:

The Group has convertible debentures that have been issued and which are linked to changes in the Israeli CPI. Furthermore, the Company has marketable securities (primarily debentures) which are linked to changes in the CPI. The net amount (surplus of assets over liabilities) of the financial instruments that are linked to the CPI and in respect of which the Group has an exposure to changes in the CPI, is NIS 5,641 thousand, as of December 31, 2011.

c)	Interest risk:

The Group has an exposure in respect of changes in the market interest rate, which derives from its holding in debentures within the framework of the marketable securities and as a result of the impact of the interest rate on the price of the debentures that the Company issued.

An increase in the market interest rate would cause a decrease in the value of the debentures that are held by the Company as marketable securities and a decrease in the interest rate would cause an expense as the result of the increase in the conversion component inherent in the debentures that the Company issued. The Company takes action so as to adjust the average lifetime to redemption of the debentures that it holds as marketable securities to the average lifetime to redemption of the debentures that it issued.

d)	Price risk:

The Group has investments in financial instruments that are traded on a stock exchange — shares and debentures. These financial instruments are classified as assets that are measured at fair value through the statement of income, in respect of which the Group has an exposure to risk in respect of fluctuations in the price of the securities, which is determined based on market prices on the stock exchange. The balance of these investments in the financial statements as of December 31, 2011was NIS 18,113 thousand and as of December 31, 2010 it was NIS 31,605 thousand.

2.	Credit risk:

The Group has credit risk deriving from the making available of unsecured credit to its customers in Israel and abroad. Up to March 2009, the Company's policy was the granting of unsecured credit to its customers in Israel and insuring its overseas customers credit transactions exceeding $5,000 through the Israel Credit Insurance Company (“the ICIC”).

From April 2009 and thereafter, the Company's arrangement opposite the ICIC has been discontinued as a result of restrictions and exceptions that the ICIC has placed as a result of the global economic crisis, which included the reduction of the general credit that the ICIC made available to the Company, the reduction and the cancellation of direct credit facilities for the Company's customers and the ICIC's refusal to insure transactions opposite significant customers of the Group. As a result of these restrictions and exceptions, all of the Company's credit to its customers is uninsured.

MICRONET LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 — FINANCIAL INSTRUMENTS - (continued)

The Company has set up an internal credit committee that gives specific authorization for the extension of credit to selected overseas customers or selected export transactions. Factors that may cause a concentration of credit risk include the significance of the activities in which the debtors are engaged, such as the sector in which they operate, the geographical region in which their operations are carried out and the level of their financial stability.

Most of the credit that the Company extends to its customers is at terms of between EOM + 30 and EOM + 60 days. The Company does not demand collateral as security for these debts. The company records an allowance for doubtful accounts, based on factors that affect the credit risk of certain customers, past experience and other information.

The Group holds cash and cash equivalents and short-term investments, which include significant amounts of shares, Israeli Government bonds and corporate debentures as well as other financial instruments in various highly rated financial institutions in Israel with the investments being spread in different institutions. The Company issued debentures to the public in November 2006. The balance of the debentures that have not been redeemed by the Company is going to be repaid in two equal portions each year on November 20 from 2012 to 2013. This situation exposes the Company to risk in a situation in which companies that have issued debentures that are held by the Company as investments reach a state of insolvency and do not meet their commitments to their debenture holders. As of December 31, 2011, the cash and cash equivalents amounted to NIS 8,337 thousand and the marketable securities amounted to NIS 18,113 thousand (debentures). All of the deposits are deposited in stable financial entities.

3.	Liquidity risk:

The Group is financed by equity, convertible debentures that were issued in November 2006, car leases, a rental agreement and a commitment in respect of an investment grant. The Company is expected to repay the balance of the debentures that it has issued and which have not yet been redeemed in two equal payments in November in each year, as from November 2012. The Group's objective is to maintain the existing ratio between the continuing financing of the debentures that it has issued and its holdings in corporate and other debentures as marketable securities. The Group examines the risk of a shortage of cash by means of annual budgets.

The following table presents the repayment time of the Group's financial liabilities, in accordance with the contractual terms in undiscounted amounts (including payments for interest):

December 31, 2011:

	Less than one year	1 to 2 years	2 to 3 years	Over 3 years	Total
	NIS in thousands
Trade payables	15,956	35	—	—	15,991
Other accounts payable	3,692	—	—	—	3,692
Convertible debentures	2,547	2,547	—	—	5,094
Interest on convertible debentures	267	134	—	—	401
	22,462	2,716	—	—	25,178

MICRONET LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 — FINANCIAL INSTRUMENTS - (continued)

December 31, 2010:

	Less than one year	1 to 2 years	2 to 3 years	Total
	NIS in thousands
Trade payables	2,565	12	—	2,577
Other accounts payable	2,989	—	—	2,989
Convertible debentures	2,484	2,484	2,484	7,452
Interest on convertible debentures	391	261	115	767
Liabilities in respect of investment grant	671	—	—	671
	9,100	2,757	2,599	14,456
c.	Fair value:

The following table demonstrates the carrying amount and fair value of the groups of financial instruments that are presented in the financial statements not at fair value:

	Carrying amount December 31,		Fair value December 31,		Nominal balance December 31,
	2011	2010	2011	2010	2011	2010
	NIS in thousands
Financial liabilities:
Convertible debentures(1)	4,619	6,531	4,979	7,494	4,363,530	6,545,296

(1)	The fair value is based on quoted prices in an active market as of the reporting date.

The carrying amount of cash and cash equivalents, short-term investments, trade receivables, other accounts receivable, short-term loans granted, trade payables, other accounts payable and liabilities in respect of investment grant approximates their fair value.

d.	Classification of financial instruments by fair value hierarchy:

The financial instruments presented in the statement of financial position at fair value are grouped into classes with similar characteristics using the following fair value hierarchy which is determined based on the source of input used in measuring fair value:

Level 1 —	quoted prices (unadjusted) in active markets for identical assets or liabilities.
Level 2 —	inputs other than quoted prices included within Level 1 that are observable either directly or indirectly.
Level 3 —	inputs that are not based on observable market data (valuation techniques which use inputs that are not based on observable market data).

MICRONET LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 — FINANCIAL INSTRUMENTS - (continued)

Financial assets measured at fair value:

December 31, 2011:

Level 1
NIS in thousands
Financial assets at fair value through profit or loss:
Debentures and shares	18,113

Financial liabilities at fair value:

December 31, 2011:

Level 2
NIS in thousands
Financial liabilities at fair value through profit or loss:
Financial derivatives	193
Conversion options of convertible debentures	7
200

December 31, 2010:

Level 1
NIS in thousands
Financial assets at fair value through profit or loss:
Debentures and shares	31,605

Financial liabilities at fair value:

December 31, 2010:

Level 2
NIS in thousands
Financial liabilities at fair value through profit or loss:
Conversion options of convertible debentures	75

In 2011 and 2010, there were no transfers from Level 1 to Level 2 due to the fair value measurement of any financial instruments or any transfers to or from Level 3 due to the fair value measurement of any financial instruments.

e.	Derivatives and hedging:

In 2011, the Company executed a forward sale transaction of USD in an overall amount of $2,800 thousand, which will be executed over a period of half a year from December 2011 until May 2012 at a pre-determined exchange rate. The objective of the transaction is to hedge against exposure to financing expenses resulting from fluctuations in the exchange rate of the USD. The forward sale transactions is not intended as hedging for cash flows, fair value or the net investment in foreign operations. This derivative is not considered to be hedging from the accounting perspective.

The foreign currency derivatives have been measured at fair value through profit or loss and amounted to a cumulative expense of NIS 193 thousand as of December 31, 2011.

MICRONET LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 — FINANCIAL INSTRUMENTS - (continued)

f.	Sensitivity tests relating to changes in market factors:

	December 31,
	2011	2010
	NIS in thousands
Sensitivity test to changes in interest rates:
Gain (loss) from the change:
Increase of 2% in interest	97	28
Decrease of 2% in interest	(97)	(28)
Sensitivity test to changes in the Israeli CPI:
Gain (loss) from the change:
Increase of 2% in Israeli CPI	113	295
Decrease of 2% in Israeli CPI	(113)	(295)
Sensitivity test to changes in the U.S. dollar exchange rate:
Gain (loss) from the change:
Increase of 10% in exchange rate	127	31
Decrease of 10% in exchange rate	(127)	(31)
Sensitivity test to changes in the market price of listed securities:
Gain (loss) from the change:
Increase of 15% in market price	2,717	4,741
Decrease of 15% in market price	(2,717)	(4,741)
Forward transactions:
Increase of 10% in market price in the USD exchange rate	(917)	—
Decrease of 10% in market price in the USD exchange rate	917	—

Sensitivity tests and principal work assumptions:

The selected changes in the relevant risk variables were determined based on management's estimate as to reasonable possible changes in these risk variables.

The Company has performed sensitivity tests of principal market risk factors that are liable to affect its reported operating results or financial position. The sensitivity tests present the profit or loss in respect of each financial instrument for the relevant risk variable chosen for that instrument as of each reporting date. The test of risk factors was determined based on the materiality of the exposure of the operating results or financial condition of each risk with reference to the functional currency and assuming that all the other variables are constant.

The sensitivity test for changes in interest rates was performed on the Group's cash and cash equivalent balances.

Listed convertible debentures are linked to the Israeli CPI bearing fixed interest are part of the sensitivity test to changes in the CPI.

The sensitivity tests for listed investments with quoted market price (bid price) were performed on possible changes in these market prices.

Based on the Company's policy, it does not hedge its main exposures to currency. Accordingly, the main currency exposures presented in the sensitivity tables are in respect of the Company's surplus assets over liabilities linked to foreign currency.

MICRONET LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 — FINANCIAL INSTRUMENTS - (continued)

g.	Additional information regarding significant investments in financial assets:
1.	Details of significant investments by groups of financial assets pursuant to IAS 39:

	December 31,
	2011	2010
	NIS in thousands
Financial assets at fair value through profit or loss:
Shares	—	956
Israeli Government bonds	10,516	19,808
Corporate debentures	7,597	10,841
	18,113	31,605
Trade receivables, loans and receivables	9,458	2,888
	27,571	34,493

The expected maturity profile of the significant investments as of December 31, 2011 and 2010 is for a period of up to one year.

2.	Linkage terms of financial assets by groups of financial instruments pursuant to IAS 39:

December 31, 2011:

	In or linked to foreign currency		Linked to Israeli CPI
	U.S. dollar	Euro		Unlinked	Total
	NIS in thousands
Financial assets at fair value through profit or loss	—	—	10,840	7,273	18,113
Trade receivables, loans and receivables	8,811	74	27	546	9,458
	8,811	74	10,867	7,819	27,571

December 31, 2010:

	In or linked to foreign currency		Linked to Israeli CPI
	U.S. dollar	Euro		Unlinked	Total
	NIS in thousands
Financial assets at fair value through profit or loss	—	—	21,357	10,248	31,605
Trade receivables, loans and receivables	2,376	96	40	376	2,888
	2,376	96	21,397	10,624	34,493

MICRONET LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 — FINANCIAL INSTRUMENTS - (continued)

h.	Linkage terms of financial liabilities by groups of financial instruments pursuant to IAS 39:

December 31, 2011:

	In or linked to U.S. dollar	Linked to Israeli CPI	Unlinked	Total
	NIS in thousands
Financial liabilities measured at amortized cost	1,240	4,619	18,250	24,109
Financial liabilities at fair value through profit or loss	193	7	—	200
	1,433	4,626	18,250	24,309

December 31, 2010:

	In or linked to U.S. dollar	Linked to Israeli CPI	Unlinked	Total
	NIS in thousands
Financial liabilities measured at amortized cost	1,755	6,531	4,879	13,165
Financial liabilities at fair value through profit or loss	—	75	—	75
	1,755	6,606	4,879	13,240

NOTE 16 — EMPLOYEE BENEFIT ASSETS AND LIABILITIES

Employee benefits consist of post-employment benefits.

a.	Post-employment employee benefits:

According to the labor laws and Severance Pay Law in Israel, the Company is required to pay compensation to an employee upon dismissal or retirement or to make current contributions in defined contribution plans pursuant to Section 14 to the Severance Pay Law, as specified below. The Company's liability is accounted for as a benefit after the completion of employment. The computation of the Company's employee benefit liability is made in accordance with a valid employment contract based on the employee's salary and employment term which establish the entitlement to receive the compensation.

The post-employment employee benefits are normally financed by contributions classified as defined benefit plans as detailed below.

b.	Defined benefit plans:

The Company accounts for that part of the payment of compensation that is not covered by contributions in defined contribution plans, as above, as a defined benefit plan for which an employee benefit liability is recognized and for which the Company deposits amounts in central severance pay funds and in qualifying insurance policies.

MICRONET LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16 — EMPLOYEE BENEFIT ASSETS AND LIABILITIES - (continued)

1.	Expenses recognized in the statement of comprehensive income:

	Year ended December 31,
	2011	2010
	NIS in thousands
Current service cost	692	726
Interest cost on benefit obligation	472	408
Expected return on plan assets less amounts transferred to royalties	(196)	(172)
Net actuarial loss recognized in the year	68	22
Total employee benefit expenses	1,036	984
Actual return on plan assets	17	298
The expenses are presented in the statement of comprehensive income as follows:
Cost of revenues	335	308
Research and development expenses, net	261	298
Selling and marketing expenses	15	15
General and administrative expenses	425	363
	1,036	984
2.	The plan assets (liabilities), net:

	December 31,
	2011	2010
	NIS in thousands
Defined benefit obligation	(9,991)	(9,340)
Fair value of plan assets	5,761	5,415
	(4,230)	(3,925)
Net unrecognized actuarial losses*	1,498	1,496
Total liabilities, net	(2,732)	(2,429)

*	Cumulative amounts for the value of the obligation and the value of the rights in the plan assets.
3.	Changes in the present value of defined benefit obligation:

	2011	2010
	NIS in thousands
Balance at January 1	9,340	7,738
Interest cost	472	408
Current service cost	692	726
Benefits paid	(404)	(260)
Net actuarial loss (gain)	(109)	728
Balance at December 31	9,991	9,340
4.	Plan assets:
a)	Plan assets:

Plan assets comprise assets held by a long-term employee benefit fund and qualifying insurance policies.

MICRONET LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16 — EMPLOYEE BENEFIT ASSETS AND LIABILITIES - (continued)

b)	The movement in the fair value of the plan assets:

	2011	2010
	NIS in thousands
Balance at January 1	5,415	4,838
Expected return	288	267
Contributions by employer	647	560
Benefits paid	(320)	(281)
Transfer to royalties	(92)	(95)
Net actuarial gain (loss)	(177)	126
Balance at December 31	5,761	5,415
5.	The principal assumptions underlying the defined benefit plan:

	Year ended December 31,
	2011	2010
	%
Real discount rate	2.35	2.38
Expected rate of real return on plan assets	2.38	2.70
Expected real salary increases	3 – 4	3 – 4
6.	In accordance with the Israeli Severance Pay Law, severance pay is granted on the basis of the employee's last monthly salary as of the date of termination, multiplied by the number of years of employment and the liabilities are partly covered by current payments to insurance companies in respect of executive insurance policies and provident funds. As of December 31, 2011, the Company's accrued severance pay liability (not covered by funds), assuming that all employees are dismissed on the same date, amounts to NIS 3,671 thousand.

NOTE 17 — TAXES ON INCOME

a.	Tax laws applicable to the Company:

Income Tax (Inflationary Adjustments) Law, 1985:

According to the law, until 2007, the results for tax purposes were adjusted for the changes in the Israeli CPI.

In February 2008, the “Knesset” (Israeli parliament) passed an amendment to the Income Tax (Inflationary Adjustments) Law, 1985, which limits the scope of the law starting 2008 and thereafter. Since 2008, the results for tax purposes are measured in nominal values, excluding certain adjustments for changes in the Israeli CPI carried out in the period up to December 31, 2007. Adjustments relating to capital gains such as for sale of property (betterment) and securities continue to apply until disposal. Since 2008, the amendment to the law includes, among others, the cancellation of the inflationary additions and deductions and the additional deduction for depreciation (in respect of depreciable assets purchased after the 2007 tax year).

The Law for the Encouragement of Capital Investments, 1959 (“the Law”):

In accordance with the Law, the Company is entitled to various tax benefits, because of its status as a “beneficiary enterprise”, which has been given to part of its operations, within the meaning of that term in the Law. The main benefits under the Law are:

MICRONET LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17 — TAXES ON INCOME - (continued)

The alternative track:

Under this track, during the benefit period the Company is entitled to a tax exemption in the first two years and a reduced tax rate of 25% for a period of 5 years in the remaining benefit period (in accordance with the percentage of foreign investments).

The basic condition for the receipt of the benefits in this track is that the enterprise contributes to the country's economic growth and is a competitive factor for the Gross Domestic Product (“a competitive enterprise”). In order to comply with this condition, the Law prescribes various requirements regarding industrial enterprises.

As for industrial enterprises, in each tax year during the benefit period, one of the following conditions must be met:

1.	The industrial enterprise's main field of activity is biotechnology or nanotechnology as approved by the Head of the Administration of Industrial Research and Development, prior to the approval of the relevant program.
2.	The industrial enterprise's sales revenues in a specific market during the tax year do not exceed 75% of its total sales for that tax year. A “market” is defined as a separate country or customs territory.
3.	At least 25% of the industrial enterprise's overall revenues during the tax year were generated from the enterprise's sales in a specific market with a population of at least 12 million.

Programs under the alternative track approved subsequent to April 1, 2005 are also required to make a minimum qualifying investment. This condition requires an investment in the acquisition of productive assets such as machinery and equipment, which must be carried out within three years. The minimum qualifying investment required for setting up a plant is NIS 300 thousand. As for plant expansion, the minimum qualifying investment is the higher of NIS 300 thousand and an amount equivalent to the “qualifying percentage” of the value of the productive assets.

The qualifying percentage of the value of the productive assets is as follows:

The value of productive assets before the expansion (NIS in millions)	The new proportion that the required investment bears to the value of productive assets
Up to NIS 140	12%
NIS 140 – NIS 500	7%
More than NIS 500	5%

The income qualifying for tax benefits under the alternative track is the taxable income of a company that has met certain conditions as determined by the Law (“a beneficiary company”), and which is derived from an industrial enterprise.

The Company has an enterprise expansion program which meets the criteria for a “beneficiary enterprise”, in accordance with the Law, in the alternative benefit track.

In respect of expansion programs approved under Amendment No. 60 to the Law, the benefit period starts in the later of the year of election or the first year in which the approved enterprise earns taxable income, provided that 12 years have not passed from the year of election.

If a dividend is distributed out of tax exempt profits, as above, the Company will become liable for tax at the rate applicable to its profits from the beneficiary enterprise in the year in which the income was earned, as if it was not under the alternative track.

MICRONET LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17 — TAXES ON INCOME - (continued)

The above benefits are conditional upon the fulfillment of the conditions stipulated by the Law, regulations published thereunder and the letters of approval for the investments in the approved enterprises, as above. Non-compliance with the conditions may cancel all or part of the benefits and refund of the amount of the benefits, including interest. The managements believe that the Company is meeting the aforementioned conditions.

Amendment to the Law for the Encouragement of Capital Investments, 1959:

In December 2010, the “Knesset” (Israeli Parliament) passed the Law for Economic Policy for 2011 and 2012 (Amended Legislation), 2011 (“the Amendment”), which prescribes, among others, amendments in the Law for the Encouragement of Capital Investments, 1959 (“the Law”). The Amendment became effective as of January 1, 2011. According to the Amendment, the benefit tracks in the Law were modified and a flat tax rate applies to the Company's entire preferred income under its status as a preferred company with a preferred enterprise. Commencing from the 2011 tax year, the Company will be able to opt to apply (the waiver is non-recourse) the Amendment and from the elected tax year and onwards, it will be subject to the amended tax rates that are: 2011 and 2012 – 15% (in development area A – 10%), 2013 and 2014 – 12.5% (in development area A – 7%) and in 2015 and thereafter – 12% (in development area A – 6%).

The Company has examined the effect of the adoption of the Amendment on its financial statements, and as of the date of the publication of the financial statements, it has yet to decide whether to adopt the Amendment.

The Law for the Encouragement of Industry (Taxation), 1969:

The Company has the status of an “industrial company”, as implied by this law. According to this status and by virtue of regulations published thereunder, the Company is entitled to claim a deduction of accelerated depreciation on equipment used in industrial activities, as determined in the regulations issued under the Inflationary Law. The Company is also entitled to deduct issuance expenses incurred upon the issue of shares over a period of three years.

b.	Tax rates applicable to the Company:

The Israeli corporate tax rate was 26% in 2009, 25% in 2010 and 24% in 2011.

A company is taxable on its real capital gains at the corporate tax rate in the year of sale. A temporary provision for 2006-2009 stipulates that the sale of an asset other than a quoted security (excluding goodwill not paid for) that had been purchased prior to January 1, 2003, and sold by December 31, 2009, is subject to corporate tax as follows: the part of the real capital gain that is linearly attributed to the period prior to December 31, 2002 is subject to the corporate tax rate in the year of sale as set forth in the Israeli Income Tax Ordinance, and the part of the real capital gain that is linearly attributed to the period from January 1, 2003 through December 31, 2009, is subject to tax at a rate of 25%.

On December 5, 2011, the Knesset passed the Law for Tax Burden Reform (Legislative Amendments), 2011 (“the Law”) which, among others, cancels effective from 2012, the scheduled progressive reduction in the corporate tax rate. The Law also increases the corporate tax rate to 25% in 2012. In view of this increase in the corporate tax rate to 25%, as above, the real capital gain tax rate and the real betterment tax rate were also increased accordingly.

The abovementioned change had no material effect on the Company's financial statements.

c.	Tax assessments:

The Company has been issued tax assessments up to and including the 2004 tax year, however the Company's tax assessments for the tax years up to and including 2005 are considered to be final.

MICRONET LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17 — TAXES ON INCOME - (continued)

Tax assessments in dispute:

The Company has been issued tax assessments for the 2006-2009 tax years, according to which it is required to pay additional taxation in an overall amount of NIS 340 thousand. The Company disputes the Tax Authority's claims, which form the basis for the said demand. Accordingly, the Company has filed an objection to these assessments and has recorded a provision in respect of the demand in its financial statements.

d.	Carryforward losses for tax purposes and other temporary differences:

The Company has business losses and capital losses for tax purposes, which are carried forward to the coming years, amounting to NIS 2,650 thousand as of December 31, 2011. Deferred tax assets of NIS 172 thousand have been recognized in the financial statements in respect of these losses, up to the full offset of the deferred tax liability balance in respect of depreciable fixed assets as of December 31, 2011.

Deferred tax assets of NIS 490 thousand have not been recognized in respect of carry-forward business and capital losses, and in addition deferred tax assets of NIS 2,045 thousand have not been recognized in respect of other temporary differences: research and development expenses, allowance for doubtful accounts, provision for legal claims, employee benefits and liability in respect of investment grant, this since they are not expected to be utilized in the foreseeable future.

e.	Deferred taxes:

Composition:

	Balance sheets		Statements of comprehensive income
	December 31,		Year ended December 31,
	2011	2010	2011	2010
	NIS in thousands
Deferred tax liabilities:
Depreciable fixed assets	(172)	(157)	(15)	2
Deferred tax assets:
Carry-forward loss for tax purposes	172	157	15	(2)
Deferred tax expenses			—	—
Deferred tax assets, net	—	—
f.	Taxes on income included in the statements of comprehensive income:

	Year ended December 31,
	2011	2010
	NIS in thousands
Current taxes	10	31
Taxes in respect of previous years	—	15
	10	46

MICRONET LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17 — TAXES ON INCOME - (continued)

g.	Theoretical tax:

Reconciliation between the tax expense, assuming that all the income and expenses, gains and losses in the statement of comprehensive income were taxed at the statutory tax rate and the taxes on income recorded in the statement of comprehensive income is as follows:

	Year ended December 31,
	2011	2010
	NIS in thousands
Income (loss) before taxes on income from continuing operations and from operations held for sale	657	(4,330)
Statutory tax rate	24%	25%
Tax (tax benefit) computed at the statutory tax rate	158	(1,088)
Increase (decrease) in taxes on income resulting from the following factors:
Non-deductible expenses for tax purposes	826	369
Tax expenses in respect of previous years	—	15
Increase in tax losses for which no deferred taxes were recognized in the period	—	747
Utilization of tax losses from previous years for which no deferred taxes were recognized	(984)	(45)
Other	10	48
Taxes on income	10	46
Average effective tax rate	(2)%	(1)%

NOTE 18 — CONTINGENT LIABILITIES AND COMMITMENTS

a.	Rental agreement:

In June 2005, the Company signed a rental agreement until June 30, 2009, in consideration for rental fees of $4 thousand a month in the first two years and $3 thousand a month in the third and fourth years. The Company has an option for three additional rental periods of two years each, in consideration for rental fees of $3 thousand a month. In July 2009, the Company exercised the first option for a period of two years.

On April 10, 2006, the Company signed a rental agreement for an additional area, in effect from July 1, 2006 until June 30, 2009, in consideration for $1 thousand a month in the first and second years and $2 thousand a month in the third year. The Company exercised the option for an additional rental period of two years, commencing on July 1, 2009 for a consideration of $2 thousand a month.

On July 3, 2011, the Company signed a rental agreement for an additional area, in effect from July 1, 2011 until June 30, 2013, for a consideration of NIS 9,600 a month, which is linked to the CPI.

On August 30, 2011, the Company signed a rental agreement for an additional area for a period of four months ending on December 31, 2011 for a consideration of NIS 3 thousand a month.

On December 6, 2011, the Company signed a rental agreement for an additional area from January 1, 2012 until June 30, 2013 for a consideration of NIS 7 thousand a month, which is linked to the CPI.

MICRONET LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18 — CONTINGENT LIABILITIES AND COMMITMENTS - (continued)

In addition to the rental fees, the Company has a commitment for maintenance fees of $2 thousand a month.

The Company provided bank guarantees to the lessor in a total of NIS 90 thousand.

b.	The Company's motor vehicles were leased by it under operating leases which expire at various dates. As of December 31, 2011, the Company's minimal commitments under an agreement for the rental of buildings and in respect of motor vehicles are as follows:

	Buildings	Vehicles	Total
	NIS in thousands
2012	351	518	869
2013	310	314	624
2014	266	150	416
2015	133	—	133
	1,060	982	2,042
c.	On June 1, 2002, the Company signed management agreements with each of the three shareholders. In accordance with the management agreements, the shareholders will extend consultancy and management services to the Company in consideration of NIS 3,500 a month for each shareholder. The agreements are for a period of one year and they will be automatically renewed for an additional year each time.

On November 19, 2006, a general meeting of the Company (which followed the approval of the Company's Board of Directors) approved the Company's commitment under new employment agreements between the Company and the controlling shareholders in the Company. The employment agreements entered force as from January 2007.

In the light of the fact that the controlling shareholders work in the Company to an extent that approximates a full time position, in March 2007, it was agreed between the Company and the controlling shareholders that the employment agreements would be amended with effect from February 15, 2007, such that the scope of their positions would be defined as 90%, the actual scope of the controlling shareholders' work, and this without any change being made in their salaries or remunerations in respect of their work. The salaries will be increased each year, as from January 2008, by the rate of the increase in the CPI with the addition of 4% a year, as from the CPI published on December 15, 2006. In addition to a salary, each of the directors will be entitled to an annual bonus of 1.75% of the increase in the Company's audited annual consolidated income before taxes with respect to the Company's audited annual consolidated income before taxes in 2006.

Furthermore, the Company is to make a car available to them or bear the maintenance expenses on their cars and part of their personal expenditures.

The general meeting that was convened on May 16, 2011 approved the extension of the existing employment agreements of the three controlling shareholders who work in the Company for a further three years as from January 1, 2012.

d.	In accordance with the employment agreement, the Company's CEO is entitled to an annual bonus at a rate of 1.5% of the Company's annual income before taxes as well as an annual bonus at a rate of 0.2% of the turnover.

On November 19, 2006, the Company made an amendment to the CEO's employment agreement. The amendment entered force on December 1, 2006.

MICRONET LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18 — CONTINGENT LIABILITIES AND COMMITMENTS - (continued)

Within the framework of the amendment it was determined that the rate of the grant that the CEO will be entitled to will be 0.2% of the turnover instead of 0.5% and the rate of the grant that the CEO will be entitled to in respect of the Company's reported profits will be 1.5% instead of 2%.

e.	In November 2008, the Company decided to reduce the salary of most of its employees by a rate of 5% – 12%, as from December 2008 (see Note 26d in respect of the reduction of the salaries of the shareholders who are employed in the Company and the Company's CEO). In September 2010, the Company raised the salaries of the employees by half of the reduction made in their salaries and in January 2011 the Company raised the salaries of the employees by the remaining half of the reduction made in their salaries.
f.	In July 2009, a claim was filed against the Company by one of its customers, in an amount of NIS 231 thousand, of which NIS 150 thousand related to punitive compensation and intangible economic damage. In 2011, a judgment was handed down, in accordance with which the parties reached a compromise agreement, that the Company will pay NIS 40 thousand to the plaintiff and accordingly the Company recorded a provision of NIS 40 thousand in the financial statements for 2010, which was settled in 2011.
g.	Capitalized leasehold rights on land from the Israel Lands Administration:

The Company has capitalized leasehold rights on land from the Israel Lands Administration in an area of 850 square meters in the region on which the Group's buildings are located. The amount attributed to the capitalized rights is presented in the balance sheet as property, plant and equipment in respect of finance lease and is depreciated over the period of the lease. The period of the lease, in the event that the option for 49 years is exercised, will end in 2077. See also Note 2j above.

h.	The Company received research and development participation grants from the bi-national Singapore-Israel Industrial Research and Development Foundation (“SIIRD”). In consideration for the right to receive the grants, the Company is required to pay royalties at a rate of 4% of the sales that are the fruit of the research and development that were financed, in an amount of up to 100% of the amount of the grants that were received or alternatively it can repay 68% of the grants that were received in the first year after the end of the project. The grants received up to December 31, 2011 amounted to NIS 2,024 thousand. The research and development process was completed at the end of 2010 and in 2011 the Company paid 68% of the grants received, in an amount of $365 thousand as an alternative to the payment of royalties.
i.	Guarantees:

The Company has made a guarantee of NIS 90 thousand available to the owner of the asset that it leases as collateral for compliance with its commitments.

j.	On March 14, 2011, the Company entered into a commitment under an agreement for the provision of services with Mr. Shlomo Shalev and a private company that he controls, within the framework of which Mr. Shlomo Shalev will hold office as Chairman of the Company's Board of Directors.

In consideration for his services, the Company will pay the private company held by Mr. Shalev NIS 30 thousand a month plus VAT. In addition, the Company allocated 1,000,000 non-marketable options that are exercisable into 1,000,000 Common shares to Mr. Shalev, see Note 20 below.

k.	Commitments:

In the reporting period, the Company entered into an exclusive distribution agreement with a European distributor who has considerable experience in the MDT field (“the European distributor”). In accordance with the agreement, which is in force for a period of 10 years, in order

MICRONET LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18 — CONTINGENT LIABILITIES AND COMMITMENTS - (continued)

to maintain the European distributor's exclusivity in relation to customers in Europe, the European distributor is to meet minimum annual targets for the volume of approaches to the Company by customers.

Within the framework of the decision by the Board of Directors to approve the commitment with the European distributor, the Company's Board of Directors approved the setting up of a joint venture between the Company and the distributor, with the objective of marketing supplementary software and solutions in the MRM (Mobile Resource Management) field together with the Company's products in the MDT field, where in the first stage the venture will focus on cooperating with third parties with specialized software and offer supplementary services, to be combined with the Company's products.

NOTE 19 — EQUITY

a.	Composition of share capital:

	December 31, 2011 and 2010
	Authorized	Issued and outstanding
	Number of shares
Common shares of NIS 0.1 par value each	20,000,000	16,840,010
b.	Movement in share capital:

Issued and outstanding share capital:

	Number of shares	NIS par value
Balance at December 31, 2011 and 2010	16,840,010	1,684,001
c.	Rights attached to shares:
1.	Voting rights at the general meeting, right to dividends, rights upon liquidation of the Company and right to nominate the directors in the Company.
2.	Quoted on the Tel-Aviv Stock Exchange.
d.	On November 25, 2005, the Company's Board of Directors approved a plan in accordance with which up to 1,364,000 non-marketable options that are exercisable into up to 1,364,000 Common shares of the Company will be granted. The employee option plan is in accordance with section 102 of the Income Tax Ordinance.

The offerees' entitlement will be formed in four equal tranches: the first tranche will be exercisable as from the end of 12 months from the time of the allocation, the second tranche will be exercisable as from the end of 24 months from the time of the allocation, the third tranche will be exercisable as from the end of 36 months from the time of the allocation and the fourth tranche will be exercisable as from the end of 48 months from the time of the allocation.

In February 2007, the Company decided to increase the number of options that can be allocated by 673,600 options

e.	Capital management in the Company:

The Company's capital management objectives are:

1.	To preserve the Company's ability to ensure business continuity thereby creating a return for the shareholders, investors and other interested parties.

MICRONET LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19 — EQUITY - (continued)

2.	To ensure adequate return for the shareholders by pricing of products and services that is adjusted to the level of risk in the Group's business activity.

The Company is not under any minimal equity requirements nor is it required to attain a certain level of capital return. The Company has no duty and/or obligation to comply with any minimum equity ratio. The aforesaid does not derogate from the Tel-Aviv Stock Exchange's provisions regarding minimum equity required for continued trade of the Company's securities (according to the Stock Exchange's articles of association).

The Company acts to maintain the value of the public holdings of shares at an amount of at least NIS 5 million in order to meet the preservation rules.

The Company acts to achieve a capital return at a level that is customary in the industry and markets in which the Company operates. This return is subject to changes depending on market factors in the Company's industry and business environment. In 2011, the Company achieved a capital return of 1.7% and in 2010, the Company's capital return was negative, at (12)%.

Following is data about the ratio of net debt to adjusted capital in the relevant periods:

Ratio of net debt to adjusted capital:

	December 31,
	2011	2010
	NIS in thousands
Total debt reported in the financial statements	34,748	21,633
Less – cash and cash equivalents	8,337	3,546
Net debt	26,411	18,087
Total equity reported in the financial statements	37,726	36,487
Less – foreign currency translation reserve	—	(21)
Adjusted capital	37,726	36,508
Ratio of net debt to adjusted capital	0.7	0.5

NOTE 20 — SHARE-BASED PAYMENT TRANSACTIONS

a.	Expenses recognized in the financial statements:

The expense recognized in the financial statements for services received from employees and consultants is shown in the following table:

	Year ended December 31,
	2011	2010
	NIS in thousands
Total expense arising from share-based payment transactions	561	15

There have been no modifications or cancellations to any of the employee and consultants benefit plans during 2011 or 2010. The share-based payment transactions that the Company granted to its employees and consultants are described below.

b.	Share-based payment plan to employees and consultants of the Company:

In May 2011, the Chairman of the Company's Board of Directors, Mr. Shlomo Shalev, was granted 1,000,000 non-marketable options, which are exercisable into 1,000,000 Common shares of NIS 0.1

MICRONET LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 20 — SHARE-BASED PAYMENT TRANSACTIONS - (continued)

par value each. The exercise price of the options is NIS 1.9338 for each option, which constitutes the fair value of the shares at the time of the signing of the agreement with him.

The options will vest in seven equal quarterly tranches as from March 14, 2011. The options that have vested will be exercisable in the course of the period of the grant agreement and until the earlier of 24 months from the date of the termination of Mr. Shalev's office as Chairman of the Board of Directors or 30 months from the vesting date of the last tranche of the options. The term in accordance with which the calculation has been made is until March 14, 2015.

The following are the data that have been used in the measurement of the fair value of the options at the time of the grant in accordance with the binomial model for costing options in respect of the plan:

Dividend yield on the share (%)	0%
Expected volatility of the share prices (%)	62.16 — 63.34
Risk-free interest rate (%)	Period 1 — 3.61
Period 2 — 4.41
Period 3 — 4.90
Period 4 — 5.31
Expected life of share options (years)	3.81
Share price on date of grant (NIS)	1.51

The fair value of the options was determined to be NIS 665 thousand at the time of the grant in accordance with the above data.

c.	The tax arrangement that applies to the grant of the options to employees and officers is in accordance with section 102(B) of the Income Tax Ordinance (New Version), 1961 and the provisions of the Ordinance and the Income Tax Rules (Tax Reliefs on Allocation of Shares to Employees), 2003 apply to them.
d.	Movement during the year:

The following table lists the number of share options, the weighted average exercise prices of share options and modification in employee and consultant option plans during the current year:

	2011		2010
	Number of options	Weighted average exercise price	Number of options	Weighted average exercise price
		NIS		NIS
Share options outstanding at beginning of year	1,480,401	1.69	1,660,401	2.03
Share options granted during the year	1,000,000	1.93	—	—
Share options expired during the year	(62,000)	4.13	(180,000)	3.37
Share options outstanding at end of year	2,418,401	1.84	1,480,401	1.87
Share options exercisable at end of year	1,989,830	1.82	1,362,901	1.69
e.	The weighted average remaining contractual life for the share options outstanding as of December 31, 2011 was 2.48 years (2010 — 2.9 years).
f.	Measurement of the fair value of equity-settled share options:

MICRONET LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 20 — SHARE-BASED PAYMENT TRANSACTIONS - (continued)

The Company uses the binomial model when estimating the grant date fair value of equity-settled share options. The measurement was made at the grant date of equity-settled share options since the options were granted to employees. For options granted to consultants, the fair value is remeasured as the services are received.

NOTE 21 — PROVISIONS

	Provision for warranty	Legal claim	Total
	NIS in thousands
Balance at January 1, 2010	119	50	169
Amounts provided (reversed) in the year	7	(10)	(3)
Balance at December 31, 2010	126	40	166
Amounts provided (reversed) in the year	434	(40)	394
Balance at December 31, 2011	560	—	560

	December 31,
	2011	2010
	NIS in thousands
Presented in the balance sheet in:
Current liabilities	560	166

Provision for warranty:

The provision was recognized for warranty expenses on products acquired during the last year, based on the Company's past experience of receipts and payments. It is expected that most of these costs will be incurred within a year from the reporting date.

Legal claim:

See Note 18f above.

NOTE 22 — ADDITIONAL INFORMATION TO THE PROFIT OR LOSS ITEMS

	Year ended December 31,
	2011	2010
	NIS in thousands
a. Revenues:
From sales of hardware products	44,415	17,615
From the provision of services	473	850
	44,888	18,465
b. Cost of revenues:
Cost of sales of hardware products	31,562	12,672
Cost of services	355	430
	31,917	13,102

MICRONET LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 22 — ADDITIONAL INFORMATION TO THE PROFIT OR LOSS ITEMS - (continued)

	Year ended December 31,
	2011	2010
	NIS in thousands
Materials	24,068	7,588
Subcontractors	2,813	—
Salaries	4,879	3,685
Export expenses	542	234
Share-based payment	10	16
Plant maintenance and manufacturing expenses	813	701
Depreciation	945	939
Vehicle maintenance	190	128
Increase in provision for warranty	434	6
Other	168	50
	34,861	13,347
Increase in inventories of finished goods and inventories in transit	(2,944)	(245)
	31,917	13,102
c. Selling and marketing expenses:
Salaries	194	502
Subcontractors	1,379	1,401
Marketing and sales promotion	32	33
Foreign travel	95	98
Vehicle maintenance	—	14
Other	23	108
	1,723	2,156
d. General and administrative expenses:
Salaries	3,387	2,888
Professional services	1,156	640
Vehicle maintenance	196	272
Insurance	131	121
Office supplies and maintenance	297	205
Depreciation	105	132
Advanced courses	16	12
Share-based payment	551	(1)
Other	141	87
	5,980	4,356
e. Research and development expenses:
Salaries	4,006	3,743
Vehicle maintenance	385	333
Subcontractors	761	698
Overheads	132	136
Participation in R&D expenses	(150)	(347)
Other	40	16
	5,174	4,579

MICRONET LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 22 — ADDITIONAL INFORMATION TO THE PROFIT OR LOSS ITEMS - (continued)

	Year ended December 31,
	2011	2010
	NIS in thousands
f. Finance income:
Exchange rate gains	654	—
Interest from deposits, income tax and other	172	163
Gain from marketable securities, net	413	1,898
	1,239	2,061
g. Finance expenses:
Finance expenses in respect of convertible debentures	971	1,329
Commissions	69	50
Exchange rate losses	—	253
Expenses in respect of financial derivatives	195	—
	1,235	1,632

NOTE 23 — NET EARNINGS (LOSS) PER SHARE

a.	Details pertaining to the number of shares and net income (loss) used in the computation of net earnings (loss) per share:

	Year ended December 31,
	2011		2010
	Weighted number of shares	Net income attributable to equity holders of the Company	Weighted number of shares	Net income (loss) attributable to equity holders of the Company
	In thousands	NIS in thousands	In thousands	NIS in thousands
Number of shares and income (loss) used to calculate basic net earnings (loss) per share from continuing operations	16,840	141	16,840	(5,323)
Used to calculate diluted net earnings (loss) per share from continuing operations	17,850	141	16,840	(5,323)
Used to determine basic net earnings per share from discontinued operation	16,840	516	16,840	947
Used to determine diluted net earnings per share from discontinued operation	17,850	516	17,850	947
b.	To compute diluted net earnings per share in 2011, potentially dilutive convertible securities and Common shares as detailed below have not been taken into account since their inclusion increases the basic net earnings per share (anti-dilutive effect):

1,069,699 options to employees under share-based payment plans under weighted calculation, 6,300,221 convertible debentures under weighted calculation.

MICRONET LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 24 — DISPOSAL OF DISCONTINUED OPERATION

On July 15, 2011, the Company sold the software operation. The Company completed the sale transaction by July 28, 2011 for a consideration of $550 thousand in cash. The pre-tax capital gain on the disposal was NIS 1,683 thousand, without a tax charge as a result of the set-off of capital losses and accumulated business losses.

In the light of the sale of the software operation, the Company is only engaged in hardware operations and accordingly no operating segments are presented.

The following are details on the operating results that are attributed to the discontinued operation:

	Year ended December 31,
	2011	2010
	NIS in thousands
Revenues from sales	769	1,840
Cost of sales	730	839
Gross profit	39	1,001
Research and development, selling, general and administrative expenses	1,195	54
Operating income (loss)	(1,156)	947
Finance expenses, net	1	—
Taxes on income	10	—
Income from sale of discontinued operation, net	1,683	—
Income from discontinued operation, net	516	947

The following are details on net cash flows that are attributed to the discontinued operation and which were provided by (used in) the discontinued operation:

	Year ended December 31,
	2011	2010
	NIS in thousands
Operating activities	(1,158)	908
Investment activities	1,302	—

NOTE 25 — OPERATING SEGMENTS

a.	General:

The operating segments are identified on the basis of information that is reviewed by the chief operating decision maker (“CODM”) to make decisions about resources to be allocated and assess its performance. After the sale of the software operation in July 2011, the Company is only engaged in the hardware segment and therefore no operating segments are presented.

MICRONET LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 25 — OPERATING SEGMENTS - (continued)

b.	Additional information on revenues:

	Year ended December 31,
	2011	2010
	NIS in thousands
Revenues from major customers, each accounting for at least 10% of total revenues reported in the financial statements:
Customer A	17,690	20
Customer B	7,180	73
Customer C	5,376	3,374
Customer D	270	2,986
Customer E	6,234	2,698
c.	Geographical information:

Revenues reported in the financial statements have been produced in the Company's country of residence (Israel). Following is the classification of revenues based on the customers' location in the geographical markets:

	Year ended December 31,
	2011	2010
	NIS in thousands
U.S.	38,246	12,826
Europe	3,046	2,467
Israel	1,436	2,794
Canada	832	654
Other	2,097	1,564
	45,657	20,305
Classification of discontinued operation, net	(769)	(1,840)
	44,888	18,465

The carrying amount of fixed assets (property, plant and equipment and intangible assets) based on the location of the assets in the relevant country of residence:

	December 31,
	2011	2010
	NIS in thousands
Israel	6,645	6,579

MICRONET LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 26 — TRANSACTIONS AND BALANCES WITH INTERESTED AND RELATED PARTIES

a.	Balances with interested and related parties:

Composition:

December 31, 2011:

	For terms see Note	CEO and key management personnel	Directors, interested party and other related parties
		NIS in thousands
Employee benefit assets	16	626	—
Other accounts payable	12	844	26
Employee benefit liabilities	16	2,888	—
		3,732	26

December 31, 2010:

	For terms see Note	CEO and key management personnel	Directors, interested party and other related parties
		NIS in thousands
Employee benefit assets	16	566	—
Other accounts payable	12	917	26
Employee benefit liabilities	16	2,451	—
		3,368	26
b.	Compensation of key management personnel (including directors) employed in the Company:

In addition to salaries, the Company's directors and senior executives are entitled to non-cash benefits such as a car, cellular phone etc. The executives are also entitled to the Company's share option plans (see Note 20 above). The benefits granted to key management personnel (including directors) employed in the Company are as follows:

	Year ended December 31,
	2011		2010
		Amount		Amount
	No. of people	NIS in thousands	No. of people	NIS in thousands
Short-term employee benefits	6	2,685	5	2,237
Long-term employee benefits	5	633	5	502
Share-based payment	2	550	1	4
		3,868		2,743

MICRONET LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 26 — TRANSACTIONS AND BALANCES WITH INTERESTED AND RELATED PARTIES - (continued)

The benefits granted to key management personnel (including directors) not employed in the Company are as follows:

	Year ended December 31,
	2011		2010
		Amount		Amount
	No. of people	NIS in thousands	No. of people	NIS in thousands
Total benefits to director not employed by the Company	3	129	4	93
c.	Transactions with interested and related parties:

Year ended December 31, 2011:

	For terms see Note	CEO and key management personnel	Directors, interested party and other related parties
		NIS in thousands
General and administrative expenses	18	3,868	129

Year ended December 31, 2010:

	For terms see Note	CEO and key management personnel	Directors, interested party and other related parties
		NIS in thousands
General and administrative expenses	18	2,765	93
d.	Income and expenses from interested and related parties:

Transactions with other related parties:

1.	In November 2008, the shareholders who are employed in the Company and the Company's CEO agreed that their salaries would be cut by 15% for a period of one year from December 2008. In November 2009, the said shareholders and the Company's CEO agreed to extend the period of the salary cut for an additional year. The shareholders who are employed in the Company and the CEO will be entitled to demand the cancellation of the reduction at any time and that the Company will cancel the salary cut immediately upon the receipt of the demand for the person who requested the cancellation of the reduction. In December 2010, the salary cut was halted and the controlling shareholders and the CEO went back to their salaries in accordance with their employment agreements.
2.	In May 2011, the shareholders who are employed in the Company agreed that their salaries would be cut by 15% from May 2011 until December 2011.

MICRONET LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 27 — EVENTS AFTER THE REPORTING DATE

a.	On March 5, 2012, in accordance with a decision by the Company's Board of Directors of January 11, 2012, 55,000 non-marketable options that are exercisable into 55,000 Common shares of NIS 0.1 par value each were allocated to the Company's Chief Operating Officer. The exercise price of the options is NIS 2.5 per option, the vesting period is 4 years and the lifetime of the options is 5 years. The Company's share price at the time of the grant was NIS 1.836.
b.	On January 25, 2012, the Tel-Aviv Stock Exchange informed the Company that the latter was not in compliance with the rules of preservation as of December 31, 2011, since the value of the public's holdings in the Company's at that time was less than NIS 5 million. The Company was given an extension until June 30, 2012 to take steps in order for the Company to be in compliance with the rules of preservation. In the event that the Company does not comply with these rules, in July 2012, the board of directors of the Stock Exchange will discuss the transfer of the Company's shares to the preservation list.

UNAUDITED INTERIM FINANCIAL STATEMENTS FOR MICRONET LTD.

MICRONET LTD.

BALANCE SHEETS

	June 30,		December 31, 2011
	2012	2011
	Unaudited		*
	NIS in thousands
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	18,779	5,787	8,337
Short-term investments	11,602	23,212	18,113
Trade receivables, net	14,271	4,519	9,431
Other accounts receivable	1,742	753	2,745
Inventories	22,899	10,583	21,353
	69,293	44,854	59,979
DISCONTINUED OPERATION	—	1,521	—
	69,293	46,375	59,979
NON-CURRENT ASSETS:
Receivables and prepaid expenses	68	80	89
Employee benefit assets	5,274	5,733	5,761
Property, plant and equipment, net	6,409	6,059	6,525
Intangible assets	159	168	120
Deferred taxes	972	—	—
	12,882	12,040	12,495
	82,175	58,415	72,474

*	Derived from the audited consolidated balance sheets as of December 31, 2011.

The accompanying notes are an integral part of the interim financial statements.

MICRONET LTD.

STATEMENTS OF FINANCIAL POSITION

	June 30,		December 31, 2011
	2012	2011
	Unaudited		*
	NIS in thousands
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Current maturities of convertible debentures	2,711	2,794	2,513
Trade payables	10,267	6,086	15,991
Other accounts payable	10,392	4,254	5,574
	23,370	13,134	24,078
DISCONTINUED OPERATION	—	676	—
	23,370	13,810	24,078
NON-CURRENT LIABILITIES:
Convertible debentures	2,272	4,313	2,106
Deferred revenues	282	—	64
Conversion option of convertible debentures	32	27	7
Employee benefit liabilities	7,872	8,323	8,493
	10,458	12,663	10,670
EQUITY:
Share capital	1,985	1,931	1,931
Share premium	17,549	14,873	14,873
Capital reserve for share-based payment transactions	3,280	4,913	5,197
Retained earnings	25,533	10,257	15,725
Capital reserve for discontinued operation	—	(32)	—
Total equity	48,347	31,942	37,726
	82,175	58,415	72,474

*	Derived from the audited consolidated balance sheets as of December 31, 2011.

The accompanying notes are an integral part of the interim financial statements.

MICRONET LTD.

STATEMENTS OF COMPREHENSIVE INCOME

	Six months ended June 30,		Three months ended June 30,		Year ended December 31, 2011
	2012	2011	2012	2011
	Unaudited				*
	NIS in thousands (except per share data)
Revenues	54,775	13,330	28,750	8,558	44,888
Cost of revenues	34,000	10,650	17,627	6,669	31,917
Gross profit	20,775	2,680	11,123	1,889	12,971
Selling and marketing expenses	1,157	643	533	325	1,723
General and administrative expenses	3,708	2,611	1,974	1,228	5,980
Research and development expenses	3,022	2,697	1,413	1,334	5,174
Gain from disposal of property, and equipment, net	(6)	(1)	—	—	(43)
Total operating expenses	7,881	5,950	3,920	2,887	12,834
Operating income (loss)	12,894	(3,270)	7,203	(998)	137
Finance income	925	218	986	149	1,239
Finance expenses	(499)	(710)	(432)	(300)	(1,235)
Income (loss) before taxes on income	13,320	(3,762)	7,757	(1,149)	141
Taxes on income	212	—	1,099	—	—
Income (loss) from continuing operations	13,108	(3,762)	6,658	(1,149)	141
Income (loss) from discontinued operation, net	—	(1,049)	—	(264)	516
Net income (loss)	13,108	(4,811)	6,658	(1,413)	657
Other comprehensive income (loss) (net of tax effect):
Foreign currency translation adjustments of discontinued foreign operation	—	(11)	—	(4)	(11)
Transfer to profit or loss duo to sale of foreign operation	—	—	—	—	32
	—	(11)	—	(4)	21
Total comprehensive income (loss)	13,108	(4,822)	6,658	(1,417)	678
Net earnings (loss) per share (in NIS):
Basic net earnings (loss) from continuing operations	0.7890	(0.2230)	0.4058	(00.068)	0.0084
Diluted net earnings from continuing operations	0.7451	(0.2230)	0.3795	(0.0680)	0.0079
Basic net earnings (loss) from discontinued operation	—	(0.0620)	—	(0.0160)	0.0300
Diluted net earnings from discontinued operation	—	(0.0620)	—	(0.0160)	0.0290

*	Derived from the audited consolidated statements of comprehensive income for the year ended December 31, 2011.

The accompanying notes are an integral part of the interim financial statements.

MICRONET LTD.

STATEMENTS OF CHANGES IN EQUITY

	Share capital	Share premium	Capital reserve for share-based payment transactions	Retained earnings	Total equity
	Unaudited
	NIS in thousands
Balance at January 1, 2012*	1,931	14,873	5,197	15,725	37,726
Net income	—	—	—	13,108	13,108
Total comprehensive income	—	—	—	13,108	13,108
Dividend declared	—	—	—	(3,300)	(3,300)
Exercise of warrants	54	2,159	(1,523)	—	690
Expiration of warrants	—	517	(517)	—	—
Cost of share-based payment	—	—	123	—	123
Balance at June 30, 2012	1,985	17,549	3,280	25,533	48,347

	Share capital	Share premium	Capital reserve for share-based payment transactions	Retained earnings	Foreign currency translation adjustments of discontinued foreign operation	Capital reserve for discontinued operation	Total equity
	Unaudited
	NIS in thousands
Balance at January 1, 2011*	1,931	14,873	4,636	15,068	(21)	—	36,487
Net loss	—	—	—	(4,811)	—	—	(4,811)
Other comprehensive loss, net of tax	—	—	—	—	(11)	—	(11)
Total comprehensive loss	—	—	—	(4,811)	(11)	—	(4,822)
Discontinued operation	—	—	—	—	32	(32)	—
Cost of share-based payment	—	—	277	—	—	—	277
Balance at June 30, 2011	1,931	14,873	4,913	10,257	—	(32)	31,942

*	Derived from the audited consolidated statements of changes in equity for the year ended December 31, 2011.

The accompanying notes are an integral part of the interim financial statements.

MICRONET LTD.

STATEMENTS OF CHANGES IN EQUITY

	Share capital	Share premium	Capital reserve for share-based payment transactions	Retained earnings	Total equity
	Unaudited
	NIS in thousands
Balance at April 1, 2012	1,931	14,873	5,263	22,175	44,242
Net income	—	—	—	6,658	6,658
Total comprehensive income	—	—	—	6,658	6,658
Dividend declared	—	—	—	(3,300)	(3,300)
Exercise of warrants	54	2,159	(1,523)	—	690
Expiration of warrants	—	517	(517)	—	—
Cost of share-based payment	—	—	57	—	57
Balance at June 30, 2012	1,985	17,549	3,280	25,533	48,347

	Share capital	Share premium	Capital reserve for share-based payment transactions	Retained earnings	Foreign currency translation adjustments of discontinued foreign operation	Capital reserve for discontinued operation	Total equity
	Unaudited
	NIS in thousands
Balance at April 1, 2011	1,931	14,873	4,643	11,670	(28)	—	33,089
Net loss	—	—	—	(1,413)	—	—	(1,413)
Other comprehensive loss, net of tax	—	—	—	—	(4)	—	(4)
Total comprehensive loss	—	—	—	(1,413)	(4)	—	(1,417)
Discontinued operation	—	—	—	—	32	(32)	—
Cost of share-based payment	—	—	270	—	—	—	270
Balance at June 30, 2011	1,931	14,873	4,913	10,257	—	(32)	31,942

The accompanying notes are an integral part of the interim financial statements.

MICRONET LTD.

STATEMENTS OF CHANGES IN EQUITY

	Share capital	Share premium	Capital reserve for share-based payment transactions	Retained earnings	Foreign currency translation adjustments of discontinued foreign operation	Total equity
	*
	NIS in thousands
Balance at January 1, 2011	1,931	14,873	4,636	15,068	(21)	36,487
Net income	—	—	—	657	—	657
Foreign currency translation adjustments of discontinued foreign operation	—	—	—	—	(11)	(11)
Transfer to profit or loss due to sale of foreign operation	—	—	—	—	32	32
Total comprehensive income	—	—	—	657	21	678
Cost of share-based payment	—	—	561	—	—	561
Balance at December 31, 2011	1,931	14,873	5,197	15,725	—	37,726

*	Derived from the audited consolidated statements of changes in equity for the year ended December 31, 2011.

The accompanying notes are an integral part of the interim financial statements.

MICRONET LTD.

STATEMENTS OF CASH FLOWS

	Six months ended June 30,		Three months ended June 30,		Year ended December 31, 2011
	2012	2011	2012	2011
	Unaudited				*
	NIS in thousands
Cash flows from operating activities:
Net income (loss)	13,108	(4,811)	6,658	(1,413)	657
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Adjustments to the profit or loss items:
Depreciation and amortization	710	821	92	480	1,413
Finance expenses (income), net	(426)	492	(554)	151	(4)
Share-based payment	123	277	58	270	561
Change in liabilities in respect of investment grants	—	—	—	—	(150)
Gain from disposal of property, plant and equipment	(6)	(1)	—	—	(43)
Gain from disposal of discontinued operation	—	—	—	—	(1,683)
Taxes on income	212	(123)	1,099	(123)	10
Change in employee benefit liabilities, net	(134)	161	27	42	303
	479	1,627	722	820	407
Changes in asset and liability items:
Increase in trade receivables	(4,445)	(2,978)	(1,641)	(1,213)	(6,649)
Decrease (increase) in other accounts receivable	998	(527)	794	(294)	(2,241)
Decrease (increase) in inventories	(1,674)	(3,333)	4,924	(2,100)	(14,169)
Increase (decrease) in trade payable	(5,727)	3,549	(7,305)	2,901	13,399
Increase in other accounts payable	657	835	691	395	1,806
	(10,191)	(2,454)	(2,537)	(311)	(7,854)
Cash paid and received during the period for:
Interest paid	—	—	—	—	(416)
Interest received	534	926	204	348	1,113
Taxes paid	—	(22)	—	(20)	(27)
Taxes received	—	565	—	—	566
Dividend received	—	15	—	11	20
	534	1,484	204	339	1,256
Net cash provided by (used in) operating activities	3,930	(4,154)	5,047	(565)	(5,534)

*	Derived from the audited consolidated statements of cash flows for the year ended December 31, 2011.

The accompanying notes are an integral part of the interim financial statements.

MICRONET LTD.

STATEMENTS OF CASH FLOWS

	Six months ended June 30,		Three months ended June 30,		Year ended December 31, 2011
	2012	2011	2012	2011
	Unaudited				*
	NIS in thousands
Cash flows from investing activities:
Purchase of property, and equipment	(428)	(216)	(99)	(63)	(1,159)
Purchase of intangible assets	(84)	(153)	(55)	(5)	(152)
Proceeds from sale of property, plant and equipment	13	1	—	—	43
Proceeds from sales of securities measured at fair value through profit or loss, net	6,388	7,735	(392)	2,767	13,055
Increase in long-term receivables and prepaid expenses	21	(39)	255	55	(48)
Collection of loans to employees, net	5	22	16	70	29
Proceeds from disposal of discontinued operation(a)	—	—	—	—	1,494
Net cash provided by investing activities	5,915	7,350	(275)	2,824	13,262
Cash flows from financing activities:
Proceeds from exercise of warrants	690	—	690	—	—
Repayment of convertible debentures	—	—	—	—	(2,550)
Receipt of investment grant	—	897	—	897	967
Repayment of investment grant	—	(1,136)	—	(1,136)	(1,336)
Net cash used in financing activities	690	(439)	690	(439)	(2,919)
Exchange rate differences on cash and cash equivalent balances	(93)	(131)	50	(134)	(18)
Increase in cash and cash equivalents	10,442	2,626	5,512	1,686	4,791
Cash and cash equivalents at the beginning of the period	8,337	3,546	13,267	4,486	3,546
Cash and cash equivalents at the end of the period*	18,779	6,172	18,779	6,172	8,337
Composition of cash and cash equivalents at the end of the period:*
Cash and cash equivalents from continuing operations	18,779	5,787	18,779	5,787	8,337
Cash and cash equivalents from discontinued operation	—	385	—	385	—
	18,779	6,172	18,779	6,172	8,337
Non-cash financing activity:
Dividend declared but not yet paid	(3,300)	—	(3,300)	—	—

*	Derived from the audited consolidated statements of cash flows for the year ended December 31, 2011.

The accompanying notes are an integral part of the interim financial statements.

MICRONET LTD.

STATEMENTS OF CASH FLOWS

	Six months ended June 30,		Three months ended June 30,		Year ended December 31, 2011
	2012	2011	2012	2011
	Unaudited				*
	NIS in thousands
Proceeds from disposal of discontinued operation:
The subsidiary's assets and liabilities at date of sale:
Working capital (excluding cash and cash equivalents)	—	—	—	—	(385)
Property, plant and equipment	—	—	—	—	43
Other assets	—	—	—	—	121
Exercise of capital reserve	—	—	—	—	32
Gain on sale of discontinued operation	—	—	—	—	1,683
	—	—	—	—	1,494

Data of net cash flows provided by (used in) discontinued operation:

	Six months ended June 30,		Three months ended June 30,		Year ended December 31, 2011
	2012	2011	2012	2011
	Unaudited				*
	NIS in thousands
Operating activities	—	(1,035)	—	71	(1,158)
Investing activities	—	(191)	—	(4)	(1,302)
Financing activities	—	—	—	—	—

*	Derived from the audited consolidated statements of cash flows for the year ended December 31, 2011.

The accompanying notes are an integral part of the interim financial statements.

MICRONET LTD

NOTE 1 — GENERAL

a.	Micronet Ltd. (“the Company”) was founded and incorporated in Israel on May 6, 1982. The Company is engaged in the development, manufacture and marketing of mobile computer platforms and terminals for managing vehicles fleets and employees in the MRM (Mobile Resource Management) field. The Company offers solutions and services to its customers for maximizing the efficiency of vehicle fleets and field workers that are needed to provide service while in motion, in a wide range of industries, such as repair and maintenance services, for the private and public sectors, varieties of public transport vehicles, municipal services and the security and emergency services.
b.	On November 21, 2006, the Company issued to the public 3,200,000 Common shares of NIS 0.1 par value each and NIS 17,000,000 par value of debentures (Series A), which are convertible into Common shares, for an overall consideration of NIS 34,500 thousand. The shares and debentures have been traded on the Tel-Aviv Stock Exchange since December 4, 2006.
c.	These financial statements have been prepared in a condensed format as of June 30, 2012 and for the six and three months periods then ended (“interim financial statements”). These financial statements should be read in conjunction with the Company's annual financial statements as of December 31, 2011 and for the year then ended and accompanying notes (“annual financial statements”).
d.	On May 23, 2012, the Company's Board of Directors decided to distribute a gross dividend totaling NIS 3.3 million to the Company's shareholders. The dividend was paid on July 1, 2012.

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES

Basis of preparation of the interim financial statements:

The interim financial statements have been prepared in accordance with generally accepted accounting principles for the preparation of financial statements for interim periods, as prescribed in IAS 34, “Interim Financial Reporting”.

The significant accounting policies and methods of computation adopted in the preparation of the interim financial statements are consistent with those followed in the preparation of the annual financial statements.

NOTE 3 — SHARE-BASED PAYMENT TRANSACTIONS

a.	On June 4, 2012, the Company's CEO exercised 340,000 options into 340,000 Common shares of NIS 0.1 par value each for an exercise increment of NIS 0.893 per unit.
b.	On June 4, 2012, the Company's Chairman of the Board exercised 200,000 options into 200,000 Common shares of NIS 0.1 par value each for an exercise increment of NIS 1.9338 per unit.
c.	On June 14, 2012, the Company's Vice President of Development was granted 40,000 options that are exercisable into 40,000 Common shares of NIS 0.01 par value each. The exercise of the options is NIS 2.5 per option. The Company's share price as of the grant date was NIS 3.234.

MICRONET LTD

NOTE 3 — SHARE-BASED PAYMENT TRANSACTIONS - (continued)

The following are the data that have been used in the fair value measurement in accordance with the binomial model:

Dividend yield on the share (%)	5.87
Expected volatility of the share prices (%)	55.29-61.4
Risk-free interest rate (%)	Period 1 — 2.24
Period 2 — 2.59
Period 3 — 3.40
Period 4 — 4.24
Period 5 — 4.87
Expected life of options (years) from the grant date	5

The fair value of the options was determined to be NIS 55 thousand at the data of the grant in accordance with the above data.

d.	On March 5, 2012, the Company's Chief Operating Officer was granted 55,000 options that are exercisable into 55,000 Common shares of NIS 0.01 par value each. The exercise price of the options is NIS 2.5 per option. The Company's share price as of the grant date was NIS 1.836. The options vest over a period of four years and the life of the options is 5 years.

The following are the data that have been used in the fair value measurement in accordance with the binomial model:

Dividend yield on the share (%)	0
Expected volatility of the share prices (%)	48.23-60.96
Risk-free interest rate (%)	Period 1 — 2.53
Period 2 — 3.13
Period 3 — 3.75
Period 4 — 4.77
Expected life of options (years) from the grant date	5.22

The fair value of the options was determined to be NIS 44 thousand at the data of the grant in accordance with the above data.

NOTE 4 — TAXES ON INCOME

Carry-forward losses for tax purposes and other temporary differences:

Deferred tax assets totaling approximately NIS 972 thousand have been recognized in respect of deductible temporary differences: research and development expenses, allowance for doubtful accounts, employee benefits, revaluation of securities and differences in depreciation of property, plant and equipment.

Tax assessments:

On June 21, 2012, a final tax assessment agreement was signed between the Company and the income tax authorities for the years 2006-2010. The total tax expenses, linkage and interest accrued following the agreement for said years amounted to approximately NIS 205 thousand.

1,620,000 Shares of Common Stock
Warrants to Purchase 810,000 Shares of Common Stock

PROSPECTUS

Aegis Capital Corp

April 23, 2013

Through and including May 18, 2013 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This obligation is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.